UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.     )

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Letter to Shareholders

Letter to Shareholders

March 15, 2024

Dear Shareholder:

The Board of Directors is pleased to invite you to attend the Edison International (“EIX” or the “Company”) 2024 Annual Meeting of Shareholders on April 25, 2024 at 9:00 a.m. Pacific Time. The Annual Meeting will be held at EIX’s headquarters located at 2244 Walnut Grove Avenue, Rosemead, California 91770. The Proxy Statement contains important information about the business to be conducted at the Annual Meeting and the Board’s role in our corporate governance and executive compensation. We encourage you to read the Proxy Statement and vote your shares promptly, even if you plan to attend the Annual Meeting.

Leading the Clean Energy Transition

EIX continues to execute on our strategy to lead the electric industry’s clean energy transition by safely delivering reliable, affordable and clean power to customers through our regulated utility subsidiary, Southern California Edison Company (“SCE”), and providing clean energy and sustainability solutions to commercial, institutional and industrial companies through our global energy advisory subsidiary, Edison Energy. For example, in 2023, SCE delivered approximately 49% of its power to customers from carbon-free resources, contracted for approximately 2,000 megawatts of new energy storage, and expanded its nation-leading suite of transportation electrification programs. Longer term, SCE plans to invest approximately $13 billion in infrastructure replacement between 2023 and 2028 to ensure the grid is reliable, resilient, and ready for widespread electrification. Edison Energy continues to support EIX’s clean energy strategy globally, providing energy management and sustainability services to clients in over 30 countries as they navigate the clean energy transition. Edison Energy works with 49 of the Fortune 500 and Fortune Global 500 companies, and has helped clients secure power purchase agreements for approximately 12 gigawatts of renewable energy to date.

The examples above highlight our commitment to achieve enterprise-wide net-zero greenhouse gas (“GHG”) emissions across Scopes 1, 2 and 3 and deliver 100% carbon-free power to SCE customers by 2045, in alignment with economy-wide climate actions required by the State of California. However, as outlined in our Countdown to 2045 white paper published in September 2023, achieving California’s statutory climate requirements will require economy-wide innovation and coordination to accelerate the pace of electrification, integrated planning by state agencies, and investments in the grid to realize an affordable and effective clean energy transition. If California’s 2045 goals are met, the average SCE household is projected to save approximately 40% on their total annual energy (electricity, natural gas and gasoline) expense by 2045 while also benefiting from cleaner air.

Wildfire Risk Mitigation and Climate Adaptation

SCE continues to successfully implement its wildfire mitigation plan to address the impacts of climate change, reduce wildfire risk and protect public safety. SCE’s grid hardening, situational awareness and operational enhancements have resulted in more than 5,500 miles of covered conductor installation, two million tree trims and removals of dead or dying trees, one million inspections in high-fire risk areas, and 1,700 weather station installations since 2018. Based on independent estimates from third-party wildfire risk modeling, these concerted efforts have reduced the probability of losses from catastrophic wildfires linked to SCE equipment by approximately 85-88% compared to pre-2018 levels.

We are now seeing the effects of climate-change-driven wildfires throughout the nation, particularly with the heart-wrenching fire in Maui and fires in places like Louisiana, Texas and the East Coast. These unfortunate events demonstrate the need to build on SCE’s progress by continuing to collaborate with industry peers, governments and communities to further enhance resiliency and adapt to climate change as we transition to a clean energy future.

www.edison.com/investors ô 2024 Proxy Statement i

Letter to Shareholders

Safety and Operations

The Company’s longstanding commitment to safety and operational excellence is integral to our values, business strategy and success. The safety of our workforce and the public remains our most important value and top priority. While we made progress in certain areas, we are committed to improving on last year’s safety performance. Going forward, we are intensifying efforts to implement programs, tools and trainings to eliminate serious injuries, reduce safety risks, and promote safety ownership and accountability throughout our workforce. In addition to safety, our focus on operational excellence continues to yield efficient, cost-effective results for our stakeholders – benefitting SCE customers with the lowest system average rate among California investor-owned utilities and providing shareholders with three-year total returns (2021-2023) that rank EIX at the 74th percentile among our PHLX Utility Sector Index peers. These results are only possible because of the steadfast efforts of our Edison team members. We are proud to have developed an incredibly diverse workforce, leadership team and Board that represent the Company’s values, endorse our clean energy strategy, and embrace operational excellence.

Financial Performance

We reported 2023 core earnings per share (“EPS”) of $4.76, compared to $4.63 in 2022. The increase in our 2023 core EPS was primarily due to higher revenue approved in SCE’s 2021 General Rate Case, higher interest income from SCE’s balancing account undercollections, and gains from the repurchase of EIX preferred stock, partially offset by higher interest expense. In December 2023, the Board approved an increase in the annual dividend for the 20th consecutive year. This dividend increase of 5.8% reflects the Board and management’s continued confidence to deliver 5 to 7% core EPS growth for 2021-2025 and 2025-2028.

Board Oversight and Accountability

As discussed in the Proxy Statement, the Board provides effective oversight of the Company’s strategy, risk management, operations, and related environmental, social and governance (“ESG”) issues. The Board takes its oversight responsibilities seriously and is committed to providing long-term, sustainable value to the Company and its stakeholders. In 2023, the Board continued to focus on safety, reliability and affordability issues related to the core utility business, wildfire risk reduction priorities, and advancing our clean energy strategy. The Board also addressed emerging issues related to cyber and physical security, disruptive technologies, and macroeconomic factors such as inflation and geopolitical tensions.

At the Annual Meeting, shareholders will vote on whether to re-elect each of our 11 director nominees. The Board believes our nominees have the appropriate diversity of experience, skills and attributes, as described in the Proxy Statement, to oversee the Company’s strategy, risks and operations. We appreciate your confidence in the Board to represent the interests of the Company and its shareholders while considering the interests of all stakeholders critical to the Company’s success.

Thank you for your continued investment in Edison International.

Pedro J. Pizarro President and Chief Executive Officer	Peter J. Taylor Chair of the Board

ii 2024 Proxy Statement ô www.edison.com/investors

i	Letter to Shareholders

1	Notice of 2024 Annual Meeting

2	Meeting and Voting Information

4	ITEM 1 Election of Directors

	4	Our Director Nominees
	4	Board Diversity
	5	Director Skills Matrix
	6	Director Biographies

12	Corporate Governance

	12	Governance Highlights
	12	Shareholder Engagement
	13	Governance Structure and Processes
	18	Board Committees

21	Board Oversight of Strategy, Risk and ESG

	21	Strategy Oversight
	21	Risk Oversight
	23	ESG Oversight

25	Director Compensation

	25	Director Compensation Table – Fiscal Year 2023

27	Stock Ownership

	27	Directors, Director Nominees and Executive Officers
	28	Other Shareholders

29	ITEM 2 Ratification of the Independent Registered Public Accounting Firm

	30	Independent Auditor Fees
	30	Audit Committee Report

31	ITEM 3 Advisory Vote to Approve Executive Compensation

32	ITEM 4 Shareholder Proposal Regarding Lobbying

34	Compensation Discussion and Analysis

	35	Compensation Summary
	38	What We Pay and Why: Elements of Total Direct Compensation
	47	How We Make Compensation Decisions
	50	Post-Employment and Other Benefits
	51	Other Compensation Policies and Guidelines
	52	Compensation Committee Report
	52	Compensation Committee Interlocks and Insider Participation

53	Executive Compensation

	53	Summary Compensation Table – Fiscal Years 2021, 2022 and 2023
	55	Grants of Plan-Based Awards Table – Fiscal Year 2023
	56	Outstanding Equity Awards Table – Fiscal Year-End 2023
	58	Option Exercises and Stock Vested Table – Fiscal Year 2023
	58	Pension Benefits Table
	61	Non-Qualified Deferred Compensation Table – Fiscal Year 2023
	62	Potential Payments Upon Termination or Change in Control
	66	Pay Versus Performance
	70	CEO Pay-Ratio Disclosure

www.edison.com/investors ô 2024 Proxy Statement iii

Notice of 2024 Annual Meeting

Notice of 2024 Annual Meeting

MEETING DATE AND TIME April 25, 2024 9:00 a.m., Pacific Time	LOCATION Edison International 2244 Walnut Grove Avenue Rosemead, California 91770

Items of Business

1	Election of Directors				FOR
	Jeanne Beliveau-Dunn	James T. Morris	Marcy L. Reed	Peter J. Taylor
	Michael C. Camuñez	Timothy T. O’Toole	Carey A. Smith	Keith Trent
	Vanessa C.L. Chang	Pedro J. Pizarro	Linda G. Stuntz
2	Ratification of the Independent Registered Public Accounting Firm				FOR

3	Advisory Vote to Approve Executive Compensation				FOR

4	Shareholder Proposal Regarding Lobbying				AGAINST

Shareholders may also vote on any other matters properly brought before the meeting. Your vote is important. Please vote by Internet, telephone or mail as soon as possible to ensure your vote is recorded.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 25, 2024

This Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”) are available at www.edison.com/annualmeeting.

For the Board of Directors,

Adam S. Umanoff Executive Vice President, General Counsel and Corporate Secretary Edison International 2244 Walnut Grove Avenue Rosemead, CA 91770 March 15, 2024

www.edison.com/investors ô 2024 Proxy Statement 1

   Meeting and Voting Information

Meeting and Voting Information

Requirements to Attend the Annual Meeting

You are entitled to attend the Annual Meeting if you were a shareholder as of the close of business on March 4, 2024, the record date, or hold a valid proxy for the meeting. You must provide the following information at the registration desk in order to attend the Annual Meeting:

■	A valid, government-issued photo identification; and
■	Proof of EIX Common Stock ownership as of the record date by providing a copy of: (i) your Notice of Internet Availability of Proxy Materials; (ii) the proxy card or voting instruction form included in your proxy materials; (iii) a recent account statement from your broker; or (iv) a valid legal proxy showing written authorization from the shareholder together with one of the items in (i), (ii) or (iii) above.

Employees who are shareholders must also provide the information above in order to attend. Each shareholder may bring one guest to the Annual Meeting if the guest also provides a valid photo identification. In addition, all attendees must pass through a security inspection area and have any purses, briefcases, backpacks, and packages subject to inspection. Attendees may not bring signs, banners, handouts, or similar items into the meeting room. Photography and video/audio recording of the Annual Meeting are not permitted. Finally, all attendees will be required to comply with any applicable health and safety protocols in place at the time of the Annual Meeting and may be denied entry if they fail to do so.

Internet Availability of Proxy Materials

On March 15, 2024, we mailed a Notice of Internet Availability of Proxy Materials to most shareholders with instructions about how to access our proxy materials at www.edison.com/annualmeeting and vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions in the Notice. If you previously chose to receive an email or paper copy of our proxy materials, you will continue to receive them in that manner unless you elect otherwise.

Proxy Solicitation

The Board is soliciting proxies from shareholders to be voted during the Annual Meeting for the purposes set forth in the Notice of Annual Meeting. Proxies allow designated individuals to vote on your behalf at the Annual Meeting. Information on how to vote your proxy is included in the Proxy Statement. The Company has retained Alliance Advisors, LLC to assist with the solicitation of proxies and will pay them an aggregate fee of $25,000 plus expenses. This fee does not include the costs of printing and mailing the proxy materials. The Company will also reimburse brokers and other nominees for their reasonable expenses for forwarding proxy materials to beneficial owners and obtaining voting instructions.

Voting Your Shares

Shareholders of record at the close of business on March 4, 2024, the record date, will be entitled to vote at the Annual Meeting. You are encouraged to vote prior to the meeting (i) via the Internet, (ii) by telephone, or (iii) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form by the applicable deadlines below.

401(K) PLAN SHAREHOLDERS

Your proxy must be received by 8:59 p.m., Pacific Time, on April 23, 2024 for the 401(k) Plan trustee to vote your shares. If you do not vote your proxy, the 401(k) Plan trustee will vote your shares in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan Shareholders, unless contrary to ERISA. You may not vote shares held in the 401(k) Plan at the Annual Meeting.

ALL OTHER SHAREHOLDERS

Vote your proxy by telephone or via the Internet until 8:59 p.m., Pacific Time, on April 24, 2024, and by mail if it is received by the inspector of election before the polls close at the Annual Meeting. If you hold shares through a broker or other nominee, you may only vote in person at the Annual Meeting if you have requested and received a legal proxy from your broker or other nominee.

A shareholder may revoke a proxy by delivering a signed statement to the Corporate Secretary or Assistant Corporate Secretary at or prior to the Annual Meeting (if you are a registered shareholder) or by timely executing and delivering another proxy by Internet, telephone or mail prior to the deadline above.

2 2024 Proxy Statement ô www.edison.com/investors

Meeting and Voting Information

Quorum and Vote Required

A quorum is required for the Company to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes that all shareholders may cast constitutes a quorum. All shares represented by a properly signed proxy will be considered as present and part of the quorum, even if you or your broker or other nominee does not vote or abstains on any or all matters. As of the record date, the Company had 384,680,162 shares of Common Stock outstanding, 384,672,632 of which may cast one vote each after excluding fractional shares. Therefore, the quorum for the Annual Meeting is 192,336,317 shares.

For each proposal submitted to the shareholders for a vote, approval requires both (i) a vote of a majority of the votes cast and (ii) a majority of the votes required to constitute a quorum. A majority of votes cast means the number of shares cast “for” a proposal exceeds the number of votes cast “against” that proposal. Abstentions will not be counted as votes cast. Uninstructed shares will not be counted as votes cast except with respect to Item 2, for which brokers and other nominees have discretion to vote.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate the votes. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan Shareholders’ voting instructions are given directly to Broadridge. Broadridge will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. EIX will not have access to any of the 401(k) Plan Shareholders’ voting instructions, and 401(k) Plan voting results are only reported to EIX in the aggregate.

Other Business at the Annual Meeting

The Board does not intend to present any business to be acted upon at the Annual Meeting other than the Items described in this Proxy Statement. If you submit a proxy and any other matters properly come before the Annual Meeting, the persons named as proxy holders will have discretionary authority to vote your shares in their best judgment. If any nominees for election to the Board become unavailable to stand for election as a director, the proxies will have authority to vote for substitute nominees chosen by the Board.

Shareholder Proposals and Other Business for the 2025
Annual Meeting

Shareholders who intend to bring any business before the 2025 Annual Meeting, including shareholder proposals and director nominations, must provide written notice to the Corporate Secretary within the periods, and with the information and documents, specified in our Bylaws. The deadline to submit shareholder proposals or other business for the 2025 Annual Meeting is November 15, 2024.

www.edison.com/investors ô 2024 Proxy Statement 3

   Election of Directors

ITEM

1	Election of Directors	The Board recommends you vote “FOR” each director nominee in Item 1

Our Director Nominees

The Board, acting on the recommendation of the Nominating and Governance Committee, has nominated 11 directors for election to the Board. All nominees are current directors of the Company.

Name	Age	Director Since	Industry Experience	Representation	Independent	Committees					Other Public Boards	Mandatory Retirement
						AFC	CEPC	NGC	SOC	PC
Jeanne Beliveau-Dunn	64	2019	Technology	White/ Female							2	2032
Michael C. Camuñez	55	2017	Law/ Government	Hispanic/ Male/LGBTQ							1*	2042
Vanessa C.L. Chang	71	2007	Accounting/ Real Estate	Asian/ Female							2*	2025
James T. Morris	64	2016	Insurance	White/ Male							0	2032
Timothy T. O’Toole	68	2017	Transportation	White/ Male							0	2028
Pedro J. Pizarro	58	2016	Electric Utilities	Hispanic/ Male	CEO						1	N/A
Marcy L. Reed	61	2022	Electric/ Gas Utilities	White/ Female							1	2035
Carey A. Smith	60	2019	Technology/ Engineering	White/ Female							1	2036
Linda G. Stuntz	69	2014	Law/Utility Regulation	White/ Female							0	2027
Peter J. Taylor	65	2011	Finance	African American/Male							2*	2031
Keith Trent	64	2018	Electric Utilities	White/ Male							1	2032

AFCAudit and Finance Committee CEPCCompensation and Executive Personnel Committee NGCNominating and Governance Committee SOCSafety and Operations Committee PCPricing Committee	* Includes the board of a fund complex registered as an investment company under Securities and Exchange Commission (“SEC”) rules		Member
Chair
		F	Financial Expert

Board Diversity

Our director nominees are diverse in representation, with gender parity among independent directors, and have the diversity of skills, experiences and tenures to bring a variety of perspectives to strategic, financial and operational deliberations.

4 2024 Proxy Statement ô www.edison.com/investors

Election of Directors

Director Skills Matrix

The Board believes our director nominees have the appropriate diversity of experience, skills and attributes to effectively oversee our operations, risks and long-term strategy. All of our director nominees have strong leadership experience, a reputation for integrity, honesty and adherence to high ethical standards, and have demonstrated business acumen, experience and ability to exercise sound judgment as a director of the Company. The matrix below identifies specific areas of experience, skills and attributes important to the Company and reflected on the Board and each director who brings these to the Company.

	BELIVEAU - DUNN	CAMUÑEZ	CHANG	MORRIS	O’TOOLE	PIZARRO	REED	SMITH	STUNTZ	TAYLOR	TRENT

CORE SKILLS
Leadership
Risk Management
Strategic Planning
Regulatory
Workforce/Talent Management

Individual skills
Safety & Operations
Capital Markets
Utility Industry
Legal/Public Policy
Cybersecurity
Technology & Innovation
Financial Expertise*
Environmental & Sustainability
Engineering & Science
Corporate Governance
Public Company CEO
SCE/CA Utility Customer

*Meets the criteria for an “audit committee financial expert” under SEC rules.

www.edison.com/investors ô 2024 Proxy Statement 5

   Election of Directors

Director Biographies

The biographies below describe each director nominee’s business and public company board experience for at least the past five years, the qualifications and attributes that caused the Board to determine that each nominee should serve as a director, and other relevant information such as age and Board committee service. The age provided for each nominee is as of March 15, 2024. While each nominee’s entire range of experience and skills is important, particular experience that contributes to the diversity and effectiveness of the Board is identified below.

AGE 64 DIRECTOR SINCE 2019 BOARD COMMITTEES: ■ Nominating and Governance ■ Safety and Operations EDUCATION: ■ B.S., University of Massachusetts ■ Executive M.B.A., Massachusetts Institute of Technology (“MIT”)	JEANNE BELIVEAU-DUNN

QUALIFICATIONS, ATTRIBUTES AND SKILLS

Ms. Beliveau-Dunn has more than 30 years of experience as a technology executive and a transformational leader with experience in building and managing large scale infrastructure, cybersecurity, compute, cloud, networking, services and marketing operations, personnel management, and employee and leadership development. Her experience managing a large workforce, building network operations and security teams, and building infrastructure and efficiency through technology and process is valuable to the Board’s and Safety and Operations Committee’s oversight of cybersecurity issues facing the Company. She is also experienced in ESG matters, compensation, financial review, acquisitions, and risk and resiliency management. As a California resident, Ms. Beliveau-Dunn also provides the perspective of a utility customer impacted by California’s wildfires and regulatory environment.

PROFESSIONAL HIGHLIGHTS

■
CEO and President, Claridad LLC, a software and services company focused on security, automation, and the internet of things (“IoT”) (2018–present)
■
Held a variety of management positions during 22-year career at Cisco Systems, a global security, networking and technology company (1996-2018), including Vice President and General Manager services and products, operations and strategy lead for services, Senior Director of product marketing and founder/leader of its internet business solutions group; also built and operated centers of excellence and created learning and knowledge practices for millions of users, and innovation practices for scale
■
President, IoT Talent Consortium, a membership-driven, non-profit organization (2016-2018)
■
Fellow, National Association of Corporate Directors

OTHER BOARD SERVICE

■
Director, Columbus McKinnon (2020-present)
■
Director, Xylem, Inc. (2017-present)
■
Director, Sykes Enterprises (2021)
■
Director or advisory board member of private companies Crewdle (2022-present), ZEVX (2022-present) and Descartes Labs (2021-present)

6 2024 Proxy Statement ô www.edison.com/investors

Election of Directors

AGE 55 DIRECTOR SINCE 2017 BOARD COMMITTEES: ■ Audit and Finance ■ Nominating and Governance EDUCATION: ■ B.A., Harvard University ■ J.D., Stanford Law School	MICHAEL C. CAMUÑEZ

QUALIFICATIONS, ATTRIBUTES AND SKILLS

Mr. Camuñez brings a broad government, legal, public policy and public affairs background relevant to the Company’s business and strategy. He has deep experience advising boards and companies in regulated industries on corporate strategy, compliance, government relations and business development. A nationally recognized Latino civic and business leader in California, Mr. Camuñez is deeply connected to the diverse communities served by SCE. His service on the California Resources Agency’s Pathways to 30x30 Advisory Committee and philanthropic work with organizations like the Packard Foundation have enabled him to focus on strategies related to climate change and conservation in California and globally, which complement the Company’s strategic mission. As a California resident, Mr. Camuñez also provides the perspective of a utility customer impacted by California’s wildfires and regulatory environment.

PROFESSIONAL HIGHLIGHTS

■
President and CEO, Monarch Global Strategies, a binational strategic advisory firm to companies doing business in emerging economies, with an emphasis on Mexico (2013-present)
■
U.S. Assistant Secretary of Commerce, International Trade Administration of the U.S. Department of Commerce (2010-2013)
■
Special Counsel to the President and Special Assistant to the President (2009-2010); managed senior appointments to President Obama’s cabinet
■
Former Partner of O’Melveny & Myers LLP and Manatt, Phelps & Phillips LLP in Southern California
■
Member, California Natural Resources Agency’s Pathways to 30x30 Advisory Committee convened to help inform the state’s strategies to conserve 30 percent of California’s land and coastal waters by 2030 (2021-2022)

OTHER BOARD SERVICE

■
Director of five mutual funds in the American Funds family advised by the Capital Group (2019-present)
■
Director or trustee of several private and nonprofit organizations, including Stanford University, David and Lucile Packard Foundation, Amplify Education, Inc., and Pacific Council on International Policy

AGE 71 DIRECTOR SINCE 2007 BOARD COMMITTEES: ■ Compensation and Executive Personnel (Chair) ■ Nominating and Governance EDUCATION: ■ B.A., University of British Columbia ■ Certified Public Accountant (Inactive)	VANESSA C.L. CHANG

QUALIFICATIONS, ATTRIBUTES AND SKILLS

Ms. Chang has extensive experience in accounting and financial reporting, executive compensation, capital markets and corporate governance matters acquired during her career and service on other public and private company boards. In addition to her board service, she actively monitors governance trends through her participation in the National Association of Corporate Directors, Women Corporate Directors and Women in Governance. Ms. Chang has developed considerable knowledge of the Company’s business, corporate history and governance during her 17 years of service on the Board. Her experience and commitment to independent oversight as a director enhance our Board’s effectiveness, and her leadership as Chair of our Compensation and Executive Personnel Committee and contributions to our Nominating and Governance Committee continue to provide value to the Board. Ms. Chang also provides the perspective of a former California resident impacted by California’s regulatory environment.

PROFESSIONAL HIGHLIGHTS

■
Director, EL & EL Investments, a private real estate investment business (1999-2018)
■
CEO and President, ResolveItNow.com, an online dispute resolution service for high-volume, low-value claims (2000-2002)
■
Senior Vice President, Secured Capital Corporation, a real estate investment bank focused on origination and subsequent sales of commercial mortgage-backed securities (1998)
■
21-year career at the accounting firm KPMG Peat Marwick LLP, which included serving as the West Coast Partner in charge of Corporate Finance

OTHER BOARD SERVICE

■
Director of Transocean Ltd. (2012-present)
■
Director or trustee of 14 exchange traded funds and seven other funds advised by Capital Group
■
Director, Sykes Enterprises (2016-2021)

www.edison.com/investors ô 2024 Proxy Statement 7

   Election of Directors

AGE 64 DIRECTOR SINCE 2016 BOARD COMMITTEES: ■ Audit and Finance (Chair) ■ Compensation and Executive Personnel ■ Pricing EDUCATION: ■ B.A., University of California, Los Angeles	JAMES T. MORRIS

QUALIFICATIONS, ATTRIBUTES AND SKILLS

Mr. Morris has significant business and chief executive leadership experience in a highly regulated industry and provides expertise on insurance issues that impact the Company. He brings strategic planning, risk management, workforce management and financial analysis experience from 40 years of service at Pacific Life, which is particularly valuable to our Audit and Finance and Compensation and Executive Personnel Committees. Mr. Morris also provides the perspective of a Southern California resident impacted by California’s wildfires and regulatory environment, and an executive of a Fortune 500 business headquartered and doing business in the local markets served by SCE.

PROFESSIONAL HIGHLIGHTS

■
Chairman, President and CEO, Pacific Life Insurance Company (2007-2022)
■
Held a variety of management positions during 40-year career at Pacific Life, including Chief Operating Officer, Executive Vice President and Chief Insurance Officer, and Senior Vice President, Individual Insurance

OTHER BOARD SERVICE

■
Director, Children’s Hospital of Orange County (2017-present)
■
Chairman and a trustee of the Pacific Select Fund and the Pacific Funds Series Trust, which are part of the Pacific Life Mutual Fund Complex (2007-2022)
■
Director, Pacific Mutual Holding Company (2007-May 2023)
■
Director and Chair of the American Council of Life Insurers, the nation’s principal life insurance company trade association (2012-2013)

AGE 68 DIRECTOR SINCE 2017 BOARD COMMITTEES: ■ Audit and Finance ■ Safety and Operations (Chair) EDUCATION: ■ B.A., LaSalle University ■ J.D., University of Pittsburgh School of Law	TIMOTHY T. O’TOOLE

QUALIFICATIONS, ATTRIBUTES AND SKILLS

Mr. O’Toole provides public company chief executive leadership experience in a regulated, capital-intensive industry. His operational experience in safety, risk management and crisis management are particularly relevant to the oversight of our business and strategy and his leadership role as Chair of the Safety and Operations Committee. Mr. O’Toole brings extensive safety expertise through his work experience and as a director of the National Safety Council, and has been recognized as a safety leader in both the United States and internationally. He has decades of direct management experience of a large workforce in industries where worker and public safety are critical.

PROFESSIONAL HIGHLIGHTS

■
CEO, First Group plc, a transportation company that provides rail and bus services in the United Kingdom and North America (2010 to 2018)
■
Managing Director, London Underground (2003-2009); led the response to the 2005 terrorist bombing attacks for which he was awarded the honor of a Commander of the Most Excellent Order of the British Empire (CBE) from the Queen
■
Served in various senior management roles during 20-year career at Consolidated Rail Corporation, including as President and CEO

OTHER BOARD SERVICE

■
Director, First Group plc (2009-2018) and CSX Corporation (2007-2017)
■
Director, National Safety Council (2017-October 2023)

8 2024 Proxy Statement ô www.edison.com/investors

Election of Directors

AGE 58 DIRECTOR SINCE 2016 BOARD COMMITTEES: ■ Pricing (Chair) EDUCATION: ■ B.S. in chemistry, Harvard University ■ Ph.D. in chemistry, California Institute of Technology	PEDRO J. PIZARRO

QUALIFICATIONS, ATTRIBUTES AND SKILLS

Mr. Pizarro provides in-depth knowledge of the Company’s business, experienced industry leadership, safety and operations, workforce management, cybersecurity and technology, business resiliency and strategic planning experience and background. His leadership and experience dealing with difficult challenges at EIX, SCE and EME add value to the Board. Mr. Pizarro also brings the experience and perspective of a director of several industry-related associations.

PROFESSIONAL HIGHLIGHTS

■
EIX President and CEO (2016-present)
■
SCE President (2014-2016)
■
President, Edison Mission Energy (“EME”), an indirect subsidiary of EIX until the sale of its principal assets in 2014 (2011-2014)
■
Has held a variety of management positions during 24-year career at EIX, SCE and EME, including Executive Vice President responsible for SCE’s transmission and distribution system, power procurement and generation, Vice President and Senior Vice President of Power Procurement, and Vice President of Strategy and Business Development
■
Senior Engagement Manager at McKinsey & Company prior to joining the Company

OTHER BOARD SERVICE

■
Director, 3M Company (2023-present)
■
Chair, Edison Electric Institute (June 2023-present; director since 2016)
■
Co-Chair, Electricity Subsector Coordinating Council (November 2023-present; member since 2016); coordinates with U.S. government and electric power sector to prepare for, and respond to, national-level disasters or threats to critical infrastructure
■
Member, U.S. Secretary of Energy Advisory Board (2019-2021)
■
Trustee, California Institute of Technology (2018-present)

AGE 61 DIRECTOR SINCE 2022 BOARD COMMITTEES: ■ Audit and Finance ■ Safety and Operations EDUCATION: ■ A.B., Dartmouth College ■ M.S. in accounting, Northeastern University ■ Certified Public Accountant	MARCY L. REED

QUALIFICATIONS, ATTRIBUTES AND SKILLS

Ms. Reed brings extensive utility operations, safety, energy policy and ESG experience from her leadership at National Grid, where she was responsible for ensuring safe and reliable electricity and gas distribution services were provided to over six million people throughout Massachusetts. She also directed strategic energy policy development at National Grid supporting broad energy network investment and climate change mitigation initiatives, which is particularly relevant to our strategy and operations in California’s regulatory environment. Ms. Reed also provides financial expertise as a Certified Public Accountant with experience in public accounting and corporate finance. This experience provides additional value to our Audit and Finance and Safety and Operations Committees.

PROFESSIONAL HIGHLIGHTS

■
President, National Grid plc’s Massachusetts business and Executive Vice President of U.S. Policy and Social Impact (2011-2021); responsible for the gas and electricity business in Massachusetts, including operational, customer service, financial and reputational outcomes; led energy policy development for the U.S. business and the effective implementation of National Grid’s social mobility platform
■
Held a variety of management positions during 32-year career at National Grid, including in finance, merger integration, corporate affairs, business operations, and investor relations
■
Senior Auditor at Coopers & Lybrand LLP prior to joining National Grid

OTHER BOARD SERVICE

■
Director, Clean Harbors, Inc. (2021-present), audit committee chair
■
Director, Qualus Power Services (2021-present)
■
Trustee of Northeastern University (2017-present); audit committee chair
■
Director, Blue Cross Blue Shield of Massachusetts (2016-present); audit committee chair

www.edison.com/investors ô 2024 Proxy Statement 9

   Election of Directors

AGE 60

DIRECTOR SINCE 2019

BOARD COMMITTEES:

■
Compensation and Executive Personnel
■
Safety and Operations

EDUCATION:

■
B.S. in electrical engineering, Ohio Northern University
■
M.S. in electrical engineering, Syracuse University
■
Honorary doctorate, Ohio Northern University, for contributions to the university and the field of engineering
CAREY A. SMITH

QUALIFICATIONS, ATTRIBUTES AND SKILLS

Ms. Smith brings the perspective of a public company chief executive officer at Parsons, which was headquartered in Southern California until 2019 and continues to have key programs throughout the state. Her understanding of the impact of California’s regulatory landscape on SCE’s business customers contributes to the Board’s effective oversight of key issues confronting the electric utility industry. Ms. Smith brings strategic planning experience related to the acquisition and integration of technology businesses. Her operational experience in safety-intensive environments provides an important perspective to the Board and its Safety and Operations Committee. Ms. Smith also brings a strong background in cybersecurity through her aerospace and defense industry experience and is a certified cybersecurity governance professional by the National Association of Corporate Directors (“NACD”). She is also NACD Directorship Certified.

PROFESSIONAL HIGHLIGHTS

■
Chair, President and CEO, Parsons Corporation, a disruptive technology provider for global defense, intelligence and critical infrastructure markets; served as President since 2019, CEO since 2021, and Chair since April 2022
■
Chief Operating Officer, Parsons (2018-2021) and President of Parsons’ Federal Solutions business (2016-2018)
■
Held progressive leadership roles at Honeywell International Inc. (2011 to 2016), including President of the Defense and Space business unit, Vice President of Honeywell Aerospace Customer and Product Support, and President of Honeywell Technology Solutions, Inc.
■
Held several leadership roles at Lockheed Martin Corporation (1985 to 2011)

OTHER BOARD SERVICE

■
Director of Parsons Corporation (2020-present) and NN, Inc. (2017-2019)
■
Director, Professional Services Council (2020-present)

AGE 69 DIRECTOR SINCE 2014 BOARD COMMITTEES: ■ Compensation and Executive Personnel ■ Nominating and Governance (Chair) EDUCATION: ■ B.A., Wittenberg University ■ J.D., Harvard University	LINDA G. STUNTZ

QUALIFICATIONS, ATTRIBUTES AND SKILLS

Ms. Stuntz’s utility, environmental law and public policy experience is particularly relevant to the Company’s business. During her time at the U.S. Department of Energy, she held positions that focused on issues related to global climate change and energy-related measures to minimize GHG emissions, key issues that impact the Company. Ms. Stuntz’s corporate governance experience from her prior service on other public company boards and as a member of our Nominating and Governance Committee since 2014 informs her leadership as Committee Chair. She brings ESG and safety experience from her private industry work with utilities and energy companies, as a director of public companies in industries with environmental and safety concerns, and from serving as Chair of our Nominating and Governance Committee and previously serving on our Safety and Operations Committee from 2014 to 2021.

PROFESSIONAL HIGHLIGHTS

■
Partner, Stuntz, Davis & Staffier, P.C. (1995-2018); specialized in energy and environmental regulation
■
Deputy Secretary and other senior policy positions, U.S. Department of Energy (1989-1993); principal role in the development and enactment of the Energy Policy Act of 1992
■
Associate Minority Counsel and Minority Counsel, Energy and Commerce Committee of the U.S. House of Representatives (1981-1987)

OTHER BOARD SERVICE

■
Senior Advisor, Center for Strategic and International Studies (2019-present)
■
Senior Fellow, Mission Possible Partnership, an alliance of climate leaders (March 2023-present)
■
Chair, External Advisory Committee of MIT’s Future of Storage (2018-2022); study reported on key storage technologies for electricity systems that rely on variable renewable energy resources
■
Member, U.S. Secretary of Energy Advisory Board (2015-2016)
■
Director, Royal Dutch Shell plc (2011-2020), Raytheon Company (2005-2016), Schlumberger, Ltd. (1993-2010) and American Electric Power Company (1993-2004)

10 2024 Proxy Statement ô www.edison.com/investors

Election of Directors

AGE 65

DIRECTOR SINCE 2011

BOARD COMMITTEES:

■
Compensation and Executive Personnel
■
Nominating and Governance

EDUCATION:

■
B.A., University of California, Los Angeles
■
M.A. in public policy analysis, Claremont Graduate University
PETER J. TAYLOR

QUALIFICATIONS, ATTRIBUTES AND SKILLS

Mr. Taylor provides finance and public policy experience, which is particularly relevant to the Company’s infrastructure investment strategy and highly regulated business. He also brings capital markets experience from his investment banking career. At the University of California, Mr. Taylor had direct responsibility for risk management, accounting and financial reporting. He also brings safety experience from his years as a senior executive of the University of California, which launched the “Be Smart About Safety” campaign across all campuses during his tenure, and in his oversight role as a member of the Board of Trustees of the California State University. As a California resident with extensive professional experience in the state, Mr. Taylor also understands the perspective of utility customers impacted by California’s wildfires and regulatory environment. Mr. Taylor’s leadership qualities, capital markets experience, public policy insights and understanding of the Company’s strategy, business and regulatory landscape provide value as independent Chair of the Board.

PROFESSIONAL HIGHLIGHTS

■
President, ECMC Foundation, a nonprofit corporation dedicated to improving educational outcomes for students from underserved backgrounds (2014-2023)
■
Executive Vice President and Chief Financial Officer, University of California system (2009-2014); oversaw all aspects of financial management at the ten campuses and the five academic medical centers
■
15 years in municipal finance banking for Lehman Brothers and Barclays Capital prior to joining the University of California

OTHER BOARD SERVICE

■
Director, 23andMe Holding Co. (2021-present)
■
Trustee, Western Asset Fund Complex (2019-present)
■
Director of Pacific Mutual Holding Company and the Ralph M. Parsons Foundation
■
Member, Board of Trustees of the California State University system (2015-2021); Chaired Educational Policy Committee and the Finance Committee
■
Previously served as Chair of the UCLA Foundation and Chair of the UCLA task force on African American Admissions

AGE 64 DIRECTOR SINCE 2018 BOARD COMMITTEES: ■ Audit and Finance ■ Safety and Operations EDUCATION: ■ B.S. in electrical engineering, Southern Methodist University ■ J.D., University of Texas School of Law	KEITH TRENT

QUALIFICATIONS, ATTRIBUTES AND SKILLS

Mr. Trent provides extensive utility operations, strategic planning, legal and safety experience as an executive of one of the largest electric power companies in the U.S., where he had direct management responsibility for the internal audit function, Sarbanes-Oxley processes, financial operations of four electric utilities, and the health and safety of a large workforce. His utility operational experience in, and perspective on, regulation, risk management, safety and cybersecurity are particularly relevant to our business and the regulatory framework in which SCE operates. This experience is particularly valuable to our Audit and Finance and Safety and Operations Committees, and supports his role as the Board’s liaison to the Company’s cybersecurity oversight group (see page 22).

PROFESSIONAL HIGHLIGHTS

■
From 2005 to 2015, held a variety of senior management positions at Duke Energy Corporation, including as Executive Vice President of Grid Solutions and Regulated Utilities and as General Counsel, with responsibility for long-term grid strategy, four regulated utilities, electric transmission, regulated fossil-fuel and hydro generation, health, safety and environment, fuel and system optimization, central engineering and services, corporate strategy, government relations, corporate communications, technology initiatives, legal, internal audit and compliance, and commercial businesses operating in domestic and international retail and wholesale competitive markets
■
From 2002 to 2005, held positions with Duke Energy as lead litigator with responsibility for major litigation and government investigations
■
Practiced law for 15 years before joining Duke Energy

OTHER BOARD SERVICE

■
Director, Capital Power Corporation (2017-present); Chair of Health, Safety and Environment Committee
■
Director, TRC Companies, Inc. (2016-present)

www.edison.com/investors ô 2024 Proxy Statement 11

    Corporate Governance

Corporate Governance

Governance Highlights

We have established corporate governance standards and practices that we believe create long-term value for our shareholders and other stakeholders. As discussed in this Proxy Statement, the key corporate governance policies and practices reflected in our corporate governance documents include the following:

Key Governance Policies and Practices
■
Independent Board Chair
■
Independent Board Committees, other than Pricing Committee
■
Regular Independent Director Executive Sessions
■
Director Orientation and Continuing Education Programs
■
Annual Board and Committee Evaluations

■
Annual Succession and Talent Planning
■
Director Retirement at Age 72
■
Director Stock Ownership Guidelines
■
Annual Election of Directors
■
Majority Voting for Directors in Uncontested Elections
■
10% of Shareholders May Call Special Meetings

■
Shareholders May Act By Written Consent
■
Annual Advisory Vote on Executive Compensation
■
Proxy Access Bylaws with Market Terms
■
Annual Engagement with Major Shareholders
■
Oversight of Strategy, Risk and ESG

Corporate Governance Documents	■ Articles of Incorporation ■ Bylaws ■ Corporate Governance Guidelines ■ Board Committee Composition	■ Board Committee Charters ■ Procedures for Communicating with the Board ■ Ethics and Compliance Code for Directors ■ Employee Code of Conduct	■ Supplier Code of Conduct ■ Incentive Compensation Recoupment Policy ■ Sustainability Report ■ Political Engagement Policy and Reports

Shareholders and other interested parties may find these documents on our website at www.edison.com/corpgov.

Shareholder Engagement
1	Who We Engaged	2	Topics Discussed	3	Engagement Themes

We engage with our major institutional holders regarding strategy and financial and operational performance throughout the year. We also engage with these shareholders on corporate governance, executive compensation and ESG issues at least annually.

During the past year, we reached out to the investor stewardship teams of our top 25 shareholders representing approximately 68% of our shares and met with holders of approximately 46% of our shares. Several shareholders respectfully declined our request, noting they did not feel engagement was needed.

■
Progress on our clean energy strategy and wildfire risk mitigation
■
Board composition, skills, refreshment and oversight priorities
■
Political engagement and lobbying policies, oversight and disclosure
■
Executive compensation goals, incentives and metrics
■
ESG goals, reporting and disclosure

■
Widespread support for our governance, sustainability and DEI disclosures
■
Commended our robust political disclosure and 100% score on the CPA-Zicklin Index of Corporate Political Disclosure and Accountability
■
Sustained focus on net-zero and electrification goals, short- and medium-term progress, and the impact on customer affordability
■
Continued emphasis on ESG-related incentive goals and metrics

4	Our Response

The shareholders we engaged with offered constructive feedback on our governance, executive compensation and sustainability initiatives, which was subsequently shared with the Board and its Compensation and Executive Personnel and Nominating and Governance Committees. In February 2024, the Nominating and Governance Committee received an update on the topics, themes and feedback from our most recent shareholder engagement meetings.

12 2024 Proxy Statement ô www.edison.com/investors

Corporate Governance

Governance Structure and Processes

BOARD LEADERSHIP STRUCTURE

PETER J. TAYLOR	INDEPENDENT CHAIR OF THE BOARD

Mr. Taylor has served as the independent Chair of the Board since April 2022 and brings valuable leadership qualities, capital markets experience, public policy insights and understanding of the Company’s strategy, business and regulatory landscape to the position. Our Corporate Governance Guidelines require an independent director to serve as our Chair of the Board. The Board believes having an independent Chair is the most appropriate leadership structure for EIX, allowing the CEO to focus on the day-to-day management of the business and on executing our strategic priorities while the independent Chair focuses on leading the Board, facilitating the Board’s independent oversight of management, and providing advice and counsel to the CEO.

The duties of our independent Chair include:

■ Chair the Board meetings and Annual Meetings	■ Create the agenda for the Board meetings with the CEO	■ Oversee the annual Board evaluations with the Nominating and Governance Committee

■ Be the principal liaison in synthesizing and communicating to the CEO key issues from the executive sessions of the independent directors	■ Conduct the annual CEO performance review with the Compensation and Executive Personnel Committee and input from other independent directors	■ Attend and participate in all committee meetings as desired

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines require that the Board be comprised of at least a majority of independent directors and that the Audit and Finance, Compensation and Executive Personnel, and Nominating and Governance Committees be comprised entirely of independent directors. The Company uses the New York Stock Exchange, LLC (“NYSE”) listing standards to determine independence. Directors serving on the Audit and Finance Committee or the Compensation and Executive Personnel Committee must meet additional independence criteria prescribed by the NYSE listing standards and the charters of those Committees.

The Board has determined that the relationships described in Section B of Exhibit A-1 to our Corporate Governance Guidelines, which are on our website at www.edison.com/corpgov, are not material for purposes of determining directors’ independence to serve on the Board. The Board does not consider such relationships in making independence determinations.

For relationships not prohibited by NYSE rules and not covered under the categories of immaterial relationships in our Guidelines, the determination of whether a relationship is material or not, and therefore whether a director is independent or not, would be made in good faith by the directors. A director whose relationship is under consideration would abstain from the vote regarding his or her independence. No such relationships were considered by the Board in 2023.

The Board reviews the independence of our directors at least annually, and periodically as needed. On a monthly basis, the Company also monitors director relationships and transactions that might disqualify them as independent. In February 2024, prior to recommending director nominees for election, the Board confirmed that the independent directors had no relationships or transactions that disqualified them as independent.

The Board has determined that all directors other than Mr. Pizarro are independent under NYSE rules and our Corporate Governance Guidelines.

www.edison.com/investors ô 2024 Proxy Statement 13

   Corporate Governance

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Nominating and Governance Committee is required by its charter to conduct a prior review of, and reviews at least annually, any transactions between the EIX companies and a related person in which the amount involved exceeds $120,000 and the related person has a material interest. A related person is a director, a director nominee, an executive officer, or a greater than 5% beneficial owner of any class of voting securities of EIX, and their immediate family members.

At least annually, the Committee obtains from directors and management a list of the transactions with related persons described above, to the extent applicable, and reviews these transactions at a meeting held before recommending director nominations to the Board. The list is based on information from questionnaires completed by our directors, director nominees and executive officers, together with information obtained from our accounts payable and receivable records, and is reviewed by legal counsel. The Committee’s procedure is reflected in the minutes and records for the Committee meeting at which the review occurred.

There are no transactions between the Company and any related person required to be reported under applicable SEC rules.

DIRECTOR NOMINATION PROCESS

The Nominating and Governance Committee is responsible for identifying director candidates and making recommendations to the Board. The Committee will consider candidates recommended by shareholders if they are submitted in writing to the Corporate Secretary and include all of the information required by Article II, Section 4 of our Bylaws plus a written description with any supporting materials of:

■	Any direct or indirect business relationships or transactions within the last three years between EIX and its subsidiaries and senior management and the candidate and his or her affiliates and immediate family members; and
■	The qualifications, qualities, and skills of the candidate that the shareholder deems appropriate to submit to the Committee to assist in its consideration of the candidate.

The Committee typically retains a director search firm to help identify diverse director candidates, coordinate the interview process and conduct reference and background checks. The Committee uses the same process to evaluate a candidate regardless of the source of the candidate recommendation. If, based on an evaluation of the candidate’s qualifications, qualities and skills, the Committee determines to continue its consideration of a candidate, the Committee interviews the candidate and determines whether to recommend that the candidate be nominated as a director. The Board considers the Committee’s recommendation and determines whether to nominate the candidate for election.

1	Identify and Evaluate Director Candidates	2	Conduct Interviews and Research	3	Recommend Candidates to the Board	4	Elect Director to the Board

14 2024 Proxy Statement ô www.edison.com/investors

Corporate Governance

BOARD QUALIFICATIONS AND DIVERSITY

Minimum Qualifications

All director candidates must at a minimum possess the qualifications, qualities and skills in our Corporate Governance Guidelines, including:

■
A reputation for integrity, honesty and adherence to high ethical standards;
■
Experience in a generally recognized position of leadership; and
■
The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company.

Other Factors Considered

The Nominating and Governance Committee considers a variety of other factors when reviewing director candidates for election or annual re-election, including:

■
The Board’s size, composition, diversity and skills;
■
The skills and experience relevant to our business and strategy;
■
The candidate’s potential for enhancing the Board’s range of experience, skills and diversity;
■
The candidate’s independence and potential relationships with the Company;
■
The nature and time invested in the candidate’s service on other boards; and
■
The Board, committee and Annual Meeting attendance record of current directors.

Diversity Policy
■
Our longstanding commitment to DEI is integral to the Company’s values, business strategy and success. The Board has a policy that director candidates and nominees should reflect diversity of skills, backgrounds, gender, race, ethnicity and sexual orientation, which is reflected in our Corporate Governance Guidelines.
■
The Nominating and Governance Committee charter requires that the initial pool of candidates for every director search include women and racially or ethnically diverse candidates, commonly known as the “Rooney Rule.”
■
The Committee annually evaluates its effectiveness in achieving diversity on the Board when reviewing Board composition and diversity prior to recommending directors for election at the Annual Meeting.

Public Company Board Service Policy
■
Our Corporate Governance Guidelines limit a director’s service on other boards to three other public company boards; however, a director who is an executive officer of a public company is limited to two public company boards, including the EIX Board and his or her employer’s board.

Mandatory Retirement Age Policy
■
Our Corporate Governance Guidelines provide that directors should not be nominated for re-election to the Board after reaching age 72 unless there is good cause to extend a director’s Board service after reaching age 72.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

New directors receive information about our business, strategy and management team to familiarize them with the Company before their first Board meeting. We also arrange a series of orientation meetings and field tours involving senior leaders throughout the organization to help new directors understand the operations of each organizational unit as it relates to their specific Board and committee duties.

We typically provide continuing education to directors annually on specific topics that relate to our strategic priorities. These sessions are typically led by management and include presentations by external experts and site visits to our facilities. In 2023, outside experts met with the Board to provide external perspectives on the clean energy transition and the regulatory environment for utilities. Directors may also attend external education programs and are reimbursed by EIX for the cost of those programs.

www.edison.com/investors ô 2024 Proxy Statement 15

   Corporate Governance

BOARD AND COMMITTEE EVALUATION PROCESS

The Nominating and Governance Committee together with the independent Board Chair oversee the annual evaluation of the Board and Board committees, and periodically review the effectiveness of the process. The Committee typically retains a third-party facilitator to conduct the Board’s evaluation every three to four years. In years where a facilitator is not used, the Committee instructs directors to complete Board and committee questionnaires with the findings subsequently reviewed by the Board and applicable committees. In 2022, the Committee retained a third-party facilitator to conduct the Board’s evaluation by interviewing each director and reported the findings to the Board in executive session. In 2023, the Committee asked each director to complete Board and committee questionnaires designed to measure progress and capture feedback related to: (i) Board composition, scope and practices;

(ii) governance and oversight of key issues; and (iii) Board and management relations and leadership effectiveness. The Board and each committee then met in executive sessions to discuss areas of strength and opportunities for improvement based on the questionnaire results.

The key takeaways from this year’s Board and committee evaluations include:

■
The Board and its committees have the appropriate mix of skills, experience, tenure and diversity to effectively oversee the Company, with opportunities to consider future director candidates with new or emerging skills or experience;
■
The Board and its committees are highly effective and capable, with opportunities to streamline future meeting schedules and clarify responsibility for oversight of certain enterprise risks, understand drivers for safety performance, and enhance reporting on customer service issues; and
■
The Board and management maintain a high degree of trust, transparency and respect, with opportunities to continue to enhance executive succession planning and invite additional external experts to speak to the Board in key areas.

Following the October 2023 evaluations, the Board and its committees addressed several key takeaways related to their responsibilities, resulting in discussions with the Nominating and Governance Committee and individual directors regarding future director candidate profiles, allocation of key risk oversight responsibilities among the Board and committees, and more efficient scheduling of future Board and committee meetings.

SUCCESSION AND TALENT PLANNING

The Board believes CEO succession planning is one of its most important responsibilities. In accordance with our Corporate Governance Guidelines, the Board annually reviews and evaluates succession planning and management development for our senior officers, including the CEO.

At least annually, the Board meets in executive session with the CEO and the Senior Vice President of Human Resources to discuss talent and succession planning. The discussion includes CEO succession in the ordinary course, CEO succession if an emergency occurs, and succession for other key senior management positions. The frequency of the Board’s CEO succession planning discussions depends in part on the period of time until the CEO’s expected retirement.

In the succession planning process, internal CEO succession candidates are identified and evaluated based on criteria considered predictive of success at the CEO level, given our business strategy. The Board uses a common talent assessment format for each individual. The assessment includes a development plan for each potential candidate that is reviewed by the Compensation and Executive Personnel Committee at least annually. The Board also considers external CEO succession candidates from time to time and may retain an executive search firm to help identify and assess potential candidates.

We also provide the Board with opportunities to become acquainted with the senior officers and others who may have the potential to handle significant management positions. This occurs through presentations to the Board and Board committees, director education sessions, other business interactions, and social events intended for this purpose. At least annually, the Compensation and Executive Personnel Committee assesses senior leadership talent and their potential successors, our development plans for these individuals, and the diversity of the succession pipeline.

POLICY ON SHAREHOLDER RIGHTS PLANS

The Board has a policy to seek prior shareholder approval of the adoption of any shareholder rights plan unless, due to time constraints or other reasons consistent with the Board’s fiduciary duties, a committee consisting solely of independent directors determines that it would be in the best interests of shareholders to adopt the plan prior to shareholder approval. Any rights plan adopted by the Board without prior shareholder approval will automatically terminate one year after adoption of the plan unless the plan is approved by shareholders prior to such termination.

16 2024 Proxy Statement ô www.edison.com/investors

Corporate Governance

PROXY ACCESS FOR DIRECTOR ELECTIONS

In 2015, the Board adopted proxy access for director elections at annual meetings. Our Bylaws provide that EIX will include in its Proxy Statement up to two nominees (or nominees for up to 20% of the EIX Board, whichever is greater) submitted by a shareholder or group of up to 20 shareholders owning at least 3% of EIX Common Stock continuously for at least three years, if the shareholder group and nominee satisfy the requirements in Article II, Section 13 of our Bylaws. The Board made this decision after careful consideration of feedback received from our engagement with shareholders regarding proxy access. These have become standard terms adopted by over 90% of public companies that have proxy access.

A SHAREHOLDER OR GROUP OF UP TO 20 SHAREHOLDERS	OWNING AT LEAST 3% OF EIX SHARES	CONTINUOUSLY FOR AT LEAST 3 YEARS	MAY NOMINATE THE GREATER OF 2 NOMINEES OR 20% OF THE BOARD

DIRECTOR STOCK OWNERSHIP GUIDELINES

Within five years from their initial election to the Board, directors must own an aggregate number of shares of EIX Common Stock or derivative securities convertible into EIX Common Stock, excluding stock options, having a value equivalent to five times the annual Board retainer, which is currently $127,500. Until a director satisfies this ownership requirement, the director should elect dividend reinvestment for any EIX Common Stock beneficially owned by the director. All deferred stock units held by a director count toward this ownership requirement. All directors met this stock ownership requirement as of the end of 2023.

5X EIX OWNERSHIP AS MULTIPLE OF ANNUAL BOARD RETAINER	5 YEARS TIME PERIOD TO ACHIEVE REQUIREMENT	100% OF DIRECTORS COMPLY

BOARD AND SHAREHOLDER MEETING ATTENDANCE

Directors are expected to make every effort to attend Board, committee and annual shareholder meetings. The Board met nine times in 2023 and held executive sessions of the independent directors at six of these meetings. Our directors are highly engaged and committed to their responsibilities, as demonstrated by their attendance, on average, at 99% of our Board and committee meetings held in 2023. Each director attended at least 95% of the total meetings he or she was eligible to attend in 2023. All directors attended the 2023 Annual Meeting.

99% AVERAGE BOARD AND COMMITTEE MEETING ATTENDANCE	95% EACH DIRECTOR ATTENDED AT LEAST 95% OF ELIGIBLE MEETINGS	100% ANNUAL MEETING ATTENDANCE

www.edison.com/investors ô 2024 Proxy Statement 17

   Corporate Governance

Board Committees

The current membership and key responsibilities of the Board’s standing committees are described below. The duties and powers of the Committees are further described in their charters. The Board occasionally creates special Board committees to focus on certain topics.

audit and finance committee

Meetings Held in 2023: 7

The Audit and Finance Committee is composed of five independent directors. The Committee’s key responsibilities include:

■
Appoint, determine compensation for and oversee the Company’s independent registered public accounting firm (the “Independent Auditor”), taking into consideration:
■
the qualifications, performance and independence of the Independent Auditor;
■
the scope and plans for the annual audit; and
■
the scope and extent of all audit and non-audit services to be performed by the Independent Auditor.
■
Review the financial statements and financial reporting processes, including internal controls over financial reporting.
■
Oversee the internal audit function, including the General Auditor’s performance, the internal audit plan, budget, resources and staffing.
■
Oversee the ethics and compliance program, including the Chief Ethics and Compliance Officer’s performance, helpline calls and investigations, and the employee code of conduct.
■
Discuss guidelines and policies to govern the process by which risk assessment and risk management is undertaken, and the steps taken to monitor and control enterprise level risks.

Members: Keith Trent*, Marcy L. Reed*, James T. Morris* (Chair),
Timothy T. O’Toole*, Michael C. Camuñez
* Financial Expert

■
Discuss major financial risk exposures and the steps taken to monitor and control these exposures.
■
Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.
■
Review political contribution policies and expenditures, and approve individual contributions that exceed $1 million.
■
Review the charitable contributions budget.
■
Review and monitor capital spending and investments in subsidiaries compared to the annual budget approved by the Board, and review post-completion reports from management on major capital projects.
■
Annually review the financing plans, capital spending and trust investments.
■
Authorize debt financing, redemption and repurchase transactions.

18 2024 Proxy Statement ô www.edison.com/investors

Corporate Governance

COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE

Meetings Held in 2023: 4

The Compensation and Executive Personnel Committee is composed of five independent directors. The Committee’s key responsibilities include the following:

■
Review the performance and set the compensation of designated elected officers, including the executive officers.
■
Review director compensation for consideration and action by the Board.
■
Consider the results of shareholders' advisory votes on the Company's executive compensation, and approve the design of executive compensation programs, plans and arrangements.
■
Approve stock ownership guidelines for officers and recommend director stock ownership guidelines to the Board.

Members: Carey A. Smith, Vanessa C.L. Chang (Chair),

Peter J. Taylor, Linda G. Stuntz, James T. Morris

■
Assess whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company.
■
At least annually, assess senior leadership talent and their potential successors, the Company's development plans for these individuals, and the diversity of the succession pipeline.

NOMINATING AND GOVERNANCE COMMITTEE

Meetings Held in 2023: 4

The Nominating and Governance Committee is composed of five independent directors. The Committee’s key responsibilities include:

■
Review the appropriate experience, skills and characteristics required of the Board and make recommendations to the Board regarding Board size and composition.
■
Seek out, identify and review a pool of potential candidates for membership on the Board that reflects diversity of skills, backgrounds, gender, race, ethnicity and sexual orientation.
■
Review the background and qualifications of potential director candidates and make recommendations to the Board regarding candidates to fill Board vacancies and the slate of directors for submission to the Company's shareholders at each Annual Meeting.
■
Make recommendations to the Board regarding Board committee and committee chair assignments and the EIX independent Board Chair appointment.
■
Review director independence and related party transactions.
■
Periodically review and recommend updates to our Corporate Governance Guidelines and Board committee charters.

Members: Vanessa C.L. Chang, Peter J. Taylor,

Michael C. Camuñez, Linda G. Stuntz (Chair),
Jeanne Beliveau-Dunn

■
Review ESG trends and ensure oversight of relevant ESG issues by the Board and Board committees.
■
Advise the Board with respect to corporate governance matters.
■
Oversee the annual evaluation of the Board and Board committees.

www.edison.com/investors ô 2024 Proxy Statement 19

   Corporate Governance

SAFETY AND OPERATIONS COMMITTEE

Meetings Held in 2023: 5

The Safety and Operations Committee is composed of five independent directors with relevant safety experience. The Committee’s key responsibilities include:

■
Review and monitor the Company's safety programs, policies and practices related to:
■
The Company's safety culture, goals and risks;
■
Significant safety-related incidents involving employees, contractors or members of the public; and
■
The measures and resources to prevent, mitigate or respond to safety-related incidents.
■
Monitor the Company's safety, wildfire and operational and service excellence performance metrics.
■
Review and monitor the Company's operations, significant developments, resources, risks and risk mitigation plans related to;
■
Reliability, affordability and customer service;
■
Wildfires;
■
Cyber and physical security;
■
Business resiliency and emergency response;
■
Information and operational technology;
■
Climate adaptation; and
■
Decommissioning of the San Onofre Nuclear Generating Station.
Members: Keith Trent, Marcy L. Reed, Timothy T. O’Toole (Chair), Jeanne Beliveau-Dunn, Carey A. Smith

PRICING COMMITTEE

Meetings Held in 2023: 0

The Pricing Committee is composed of two directors. The Committee is responsible for determining the final terms of any offering, issuance, or sale of EIX Common Stock or EIX preferred stock (each, a “Stock Transaction”). The Committee has authority to act on behalf, and with full power, of the Board to determine whether and when to initiate any Stock Transaction, determine the number of shares offered, reserve shares of EIX Common Stock for conversion, and determine the form and terms of any Stock Transaction.

Members: Pedro J. Pizarro (Chair), James T. Morris

20 2024 Proxy Statement ô www.edison.com/investors

Board Oversight of Strategy, Risk and ESG

Board Oversight of Strategy, Risk and ESG

Strategy Oversight

One of the Board’s primary functions is to provide management with strategic direction on the Company’s vision and strategy to lead the transformation of the electric power industry toward a clean energy future. The Board reviews and evaluates the Company’s strategic growth, goals and objectives through annual in-depth strategy meetings, education sessions on strategic topics with external experts, regular business and strategy updates at Board meetings, and discussion of emerging issues affecting strategy. Directors with particular expertise in a strategic area also advise management on strategy outside of Board meetings. At least annually, the Board also reviews corporate goals and approves capital budgets to ensure they are aligned with our strategy.

The Board regularly collaborates with management to ensure the Company’s clean energy strategy continues to advance federal and state policies and goals to combat climate change. For example, in 2023 the Board engaged on issues related to climate-related state legislation, transportation and building electrification, climate change adaptation, and clean energy generation and technologies to enable both SCE and California to achieve their long-term net-zero GHG and carbon-free power goals. With the Board’s guidance, SCE also continued to make meaningful progress on its wildfire risk mitigation strategy, achieving important milestones related to covered conductor deployment and other system hardening activities, vegetation management, high fire risk area inspections, and technology and data analytics. The Board also provided guidance on Edison Energy’s growth opportunities for its energy and sustainability advisory services.

Risk Oversight

The Board has broad responsibility for the oversight of significant strategic, operational, financial and reputational risks. The Board periodically reviews the alignment of its risk oversight responsibilities under applicable laws, SEC rules, and NYSE listing standards with the Company’s Bylaws, Corporate Governance Guidelines and Board committee charters. The Board actively reviews our enterprise risk management (“ERM”) process and monitors strategic and emerging short-, medium- and long-term risks through direct engagement with management and through its committees, which regularly report back to the Board. This includes the Board’s review of key risks presented by our Vice President of ERM at least annually and the integration of significant risks into management reports and discussions at Board meetings throughout the year. In addition, the Board conducts periodic strategic reviews that focus on specific risks, such as climate change, reliability and resiliency.

The Board believes its leadership and governance structure supports the Board’s risk oversight function. Independent directors chair the Board committees responsible for risk oversight, and the independent Chair of the Board and committee chairs facilitate communication between management and directors.

www.edison.com/investors ô 2024 Proxy Statement 21

   Board Oversight of Strategy, Risk and ESG

The Audit and Finance Committee oversees ERM’s overall process and risk assessment report, which is an annual review of significant risks, classified into three tiers: key, secondary and emerging, as well as reporting risk. The Safety and Operations Committee oversees emergent operational risks and operational risk mitigation. The Compensation and Executive Personnel Committee reviews executive compensation risks with analysis provided by independent consultants. The Nominating and Governance Committee identifies director candidates with skills and experience to oversee the ERM process. The Board has assigned committees specific areas of responsibility for risk oversight as follows:

Audit Committee
■
Guidelines and policies related to the Company’s risk assessment and risk management processes, and the steps taken to monitor and control enterprise level risks
■
Major financial risk exposures and the steps taken to monitor and control these exposures
	■ Litigation, internal audits and ethics and compliance, as well as “deep dives” on specific risk topics ■ The annual internal audit plan	■ Political contribution policies and expenditures ■ Charitable contributions budgets ■ Capital investments, allocation and spending

Compensation and Executive Personnel Committee	■ Executive compensation program risks, as discussed under How We Make Compensation Decisions - Risk Considerations in the Compensation Discussion and Analysis section	■ The talent, development and diversity of the pipeline for senior leadership

Nominating and Governance Committee
■
Identification of director candidates with skills and experience to oversee the Company’s key enterprise risks
■
Corporate governance practices, such as Board and committee composition, leadership and self-evaluations
■ ESG trends that impact the Company to ensure appropriate oversight of relevant ESG issues by the Board and Board committees ■ Appropriate allocation of Board committee charter responsibilities

Safety and Operations Committee
■
Worker and public safety programs, policies and practices related to the Company’s safety culture, goals, risks and significant incidents
■
Safety, wildfire and operational and service excellence performance metrics and controls

■
Cyber and physical security risks to operations
■
Reliability, affordability and customer service
■
Operational developments, resources, risks and risk mitigation plans related to the Committee’s responsibilities described above

Cyber AND PHYSICAL security

The Company has identified cyber and physical security as key enterprise risks. Cyber and physical security risks are included in the key risk reports to the Audit and Finance Committee discussed above. In addition, the Board has assigned primary responsibility for cyber and physical security operations oversight to the Safety and Operations Committee, which receives semi-annual cybersecurity updates from SCE’s Senior Vice President and Chief Information Officer and SCE’s Vice President and Chief Security Officer on specific topics, including the dynamic cybersecurity landscape and the Company’s defense and risk mitigation strategies. The Committee receives updates on physical security at least annually. The Board also receives an annual cybersecurity report from an external consultant that includes an assessment of our program and organization.

Management has established a cybersecurity oversight group comprised of a multidisciplinary senior management team to provide governance and strategic direction for the identification of and response to cybersecurity risks. Director Trent serves as the Board liaison to the oversight group where he regularly attends meetings during the year and provides reports to the Safety and Operations Committee. Other Board members are invited to attend meetings and typically attend at least one meeting annually.

22 2024 Proxy Statement ô www.edison.com/investors

Board Oversight of Strategy, Risk and ESG

ESG Oversight

Sustainability is integral to our strategy, which is aligned with California’s economy-wide goals to combat climate change and reach carbon neutrality by 2045. Our commitment to sustainability is reflected in our ESG priorities, goals and practices described in our annual Sustainability Report.

Our Sustainability Report is prepared in accordance with the Global Reporting Initiative Standards core option and includes disclosures in accordance with other third-party frameworks, including the Sustainability Accounting Standards Board, the Task Force on Climate-related Financial Disclosures, and the United Nations Sustainable Development Goals. Our Sustainability Report along with additional sustainability information and reports are available at www.edison.com/sustainability. These reports and any other information on our website are not part of, nor incorporated by reference into, this Proxy Statement.

ESG issues are incorporated into topics reviewed at Board meetings and the Board’s annual in-depth strategy meeting. The Board regularly reviews and monitors safety, climate change, environmental compliance, DEI and other ESG risks and opportunities, including those arising from climate-related events that impact our business, such as wildfires, and provides direction and guidance to management on the mitigation of these risks. The Board and its committees have responsibility for risk and operational oversight of the following ESG-related issues:

Board of Directors	■ Our clean energy strategy and climate-related legislation and regulation ■ Wildfire risk reduction and other impacts of climate change	■ Key objectives related to climate change, renewable energy transportation and building electrification, and energy storage ■ Corporate culture, talent planning and DEI initiatives	■ Corporate goals related to safety, reliability, cybersecurity, grid modernization, capital spending and DEI program ■ Cybersecurity trends, incidents and programs

Audit and Finance Committee	■ Key risks related to safety, wildfire, climate change and reliability ■ Political and charitable contributions	■ Ethics and Compliance programs, including employee helpline data and ethics survey results ■ Capital budgets and spending

Compensation and Executive Personnel Committee	■ Incentive compensation goals related to wildfires and safety, clean energy, electrification, DEI and other ESG issues	■ Talent, development and diversity of the pipeline for senior leadership

Nominating and Governance Committee	■ Board composition and diversity ■ Significant ESG trends and Board and committee oversight of relevant ESG issues	■ Shareholder outreach efforts on ESG issues

Safety and Operations Committee	■ Safety performance and culture, operational goals and risks ■ Employee, contractor and public safety ■ Electric system reliability, affordability and customer service	■ Cyber and physical security ■ Wildfire safety ■ Climate adaptation

www.edison.com/investors ô 2024 Proxy Statement 23

   Board Oversight of Strategy, Risk and ESG

Safety

The safety of employees, contractors, customers and the public is the first of the Company’s values and essential to its success. As part of its oversight function, the Board engages directly with management on worker and public safety topics, including wildfire safety. The Board’s Safety and Operations Committee maintains joint responsibility with the Board for safety oversight. As discussed above, the Safety and Operations Committee is responsible for oversight of the Company’s safety performance, culture, operational goals and risks, and significant safety-related incidents involving employees, contractors or members of the public, as well as wildfire safety.

The Safety and Operations Committee receives regular safety reports from management that include performance metrics, reporting on serious incidents, and actions to improve employee, contractor and public safety. The Chair of the Committee then reports to the Board at its next meeting.

As discussed in the Compensation Discussion and Analysis section, the Compensation and Executive Personnel Committee has made safety a foundational goal that can result in the reduction or elimination of annual incentive compensation for our executives and other employees.

Diversity, Equity and Inclusion

The Company’s longstanding commitment to DEI is integral to our values, business strategy and success. We are resolute in developing a diverse, equitable and inclusive workforce that reflects the broad diversity of the customers and communities we serve. The Board’s commitment to review and guide management on our corporate culture and DEI initiatives is reflected in our Corporate Governance Guidelines. The Board reviews the Company’s DEI program at least annually and monitors our commitments, metrics and trends related to workforce representation, pay equity, advancement opportunities and employee sentiment. The Board also periodically provides guidance to management and reviews DEI actions taken, feedback received from shareholders and other stakeholders, and progress on the Company’s initiatives to enhance transparency and accountability.

Board members are invited to participate in leadership and employee-led business resource group (“BRG”) programs throughout the year to support our DEI initiatives. In 2023, our independent directors participated in BRG and women’s leadership programs focused on women in the workplace which allowed them to share their experiences, engage directly with leaders and other employees, and highlight gender parity among our independent directors.

Political Engagement and Disclosure

Political developments can have a significant impact on the Company and our stakeholders. Therefore, the Company participates in the political process through regular engagement with public officials and policy makers, and by making contributions to candidates, parties and political action committees from across the political spectrum that support policies that help advance our business strategy, including clean energy and electrification.

The Company will only make political contributions that comply with the law, adhere to our Employee Code of Conduct, and meet the criteria set forth in our Political Engagement Policy, which includes alignment with our values, business strategy and key policy areas related to healthy democracy, pro-business approach, energy and sustainability.

All contributions are approved by the most senior officer responsible for Corporate Affairs or the President and CEO, and any contribution that exceeds $1 million must be approved by the Audit and Finance Committee. The Audit and Finance Committee annually reviews the Company’s Political Engagement Policy and compliance program and receives semi-annual reports on the Company’s political expenditures to ensure alignment with our values, business strategy and key policy areas.

In January 2024, the Company amended our Political Engagement Policy to enhance disclosure of the Company’s existing lobbying practices, incorporating lobbying criteria, procedures, and oversight into the Policy and adding aggregate amounts paid for federal and state lobbying into our semi-annual reports.

The Company is a member of certain trade associations that engage in lobbying activity and seeks to ensure these associations are aligned with our clean energy strategy through engagement with their leadership and policy committees. We review the public energy and climate positions of the trade associations where we make payments of at least $50,000 annually to ensure that these associations are generally aligned with the Company on climate policy. These trade associations are required to report the nondeductible portion of our annual payments used for lobbying activity, which are disclosed in our semi-annual political contribution reports. We prohibit our trade associations and 501(c)(4) organizations from using Company payments for electoral or political purposes, and prohibit 501(c)(4) organizations from using Company payments for lobbying purposes without the Company’s consent.

Our Political Engagement Policy and semi-annual political engagement reports are available at www.edison.com/corpgov. The Company’s Policy and related disclosure are annually reviewed and assessed by the Center for Political Accountability, which has designated the Company as a “Trendsetter” (its highest rating) on the annual CPA-Zicklin Index for eight consecutive years, awarding the Company a perfect score (100%) in both 2022 and 2023.

24 2024 Proxy Statement ô www.edison.com/investors

Director Compensation

Director Compensation

The following table presents information regarding the compensation paid for 2023 for our non-employee directors who served on our Board at any time during 2023. The compensation of Mr. Pizarro, who is also an employee of EIX, is presented in the Summary Compensation Table and the related explanatory tables. Mr. Pizarro is not paid any additional compensation for his service as a director.

Director Compensation Table – Fiscal Year 2023

			Change in
			Pension
			Value and
	Fees		Non-Qualified
	Earned		Deferred
	or Paid	Stock	Compensation	All Other
	in Cash	Awards(1)(2)	Earnings(3)	Compensation(4)	Total
Name	($)	($)	($)	($)	($)
Jeanne Beliveau-Dunn	127,500	167,519	—	486	295,505
Michael C. Camuñez	127,500	167,519	—	10,000	305,019
Vanessa C.L. Chang	147,500	167,519	7,149	10,000	332,168
James T. Morris	152,500	167,519	2,417	10,000	332,436
Timothy T. O’Toole	147,500	167,519	1,704	5,000	321,723
Marcy L. Reed	127,500	167,519	326	10,000	305,345
Carey A. Smith	127,500	167,519	1,088	2,500	298,607
Linda G. Stuntz	147,500	167,519	552	5,000	320,571
Peter J. Taylor	220,000	260,070	—	10,000	490,070
Keith Trent	127,500	167,519	225	10,000	305,244

(1)	The amounts reported for stock awards reflect the aggregate grant date fair value of those awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 9 (Compensation and Benefit Plans) to the Consolidated Financial Statements included as part of the EIX and SCE combined Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report”). The assumptions and methodologies used to calculate the grant date fair value of deferred stock units were the same as those discussed in such Note 9 for calculating the grant date fair value of restricted stock units.
(2)	Each non-employee director, other than Mr. Taylor, was granted a total of 2,277 shares of EIX Common Stock or fully vested deferred stock units on April 27, 2023. Mr. Taylor was granted 2,277 shares of EIX Common Stock in connection with his re-election to the Board and 1,258 shares of EIX Common Stock in connection with his re-appointment as Chair of the EIX Board, for a total grant of 3,535 shares on April 27, 2023. Each share or deferred stock unit granted to each non-employee director had a value of $73.57 on the grant date. None of the non-employee directors had unvested stock units as of December 31, 2023. We have not granted stock options to our non-employee directors since 2009. None of the non-employee directors had EIX stock options outstanding as of December 31, 2023.
(3)	Amounts reported consist of interest on deferred compensation account balances considered under SEC rules to be at above-market rates.
(4)	EIX has a matching gift program that provides dollar-for-dollar matching gifts of at least $25 up to a prescribed maximum amount per calendar year for employees and directors. Most tax-exempt public charities under section 501(c)(3) of the Internal Revenue Code and U.S. governmental subdivisions as provided by section 170(c)(1) of the Internal Revenue Code are eligible for matching gifts; exceptions include political organizations, organizations that discriminate, and religious and fraternal organizations that serve only their membership. The amounts in this column reflect matching gifts made by EIX pursuant to this program for 2023 gifts by directors. EIX matches each director’s aggregate contributions up to $10,000 per calendar year to eligible organizations. Under the Director Matching Gift Program, matching amounts for non-cash gifts are determined based on the value of the gift on the date given by the director. For purposes of determining the date on which a gift of publicly traded stock is given, the date is based on the date that stock ownership transfers to the organization.

Quarterly Cash Retainer

Compensation for non-employee directors during 2023 included the following quarterly cash retainers for serving as a member of the Board and for serving as Chair of the Board or Chair of a Board Committee:

Quarterly Cash Retainer for Service as	Quarterly Cash Retainer Amount
Board Member	$31,875
Chair of the Board	$23,125
Audit and Finance Committee Chair	$6,250
Compensation and Executive Personnel Committee Chair	$5,000
Safety and Operations Committee Chair	$5,000
Nominating and Governance Committee Chair	$5,000

Directors were offered the opportunity to receive all of their cash compensation on a deferred basis under the EIX Director Deferred Compensation Plan. All directors are also reimbursed for out-of-pocket expenses for serving as directors and are eligible to participate in the Director Matching Gift Program described in footnote (4) to the Director Compensation Table above. Directors are not paid meeting fees. Directors may also request reimbursement for reasonable travel expenses for their spouse or partner to attend events sponsored by EIX or SCE if such attendance is at the invitation of either company. Total reimbursements for each director in 2023 were less than the $10,000 threshold for required disclosure in the Director Compensation table above. We offer no other perquisites to our non-employee directors.

www.edison.com/investors ô 2024 Proxy Statement 25

   Director Compensation

Annual Equity Awards

Upon re-election to the Board on April 27, 2023, non-employee directors were each granted an annual equity award of EIX Common Stock or deferred stock units with an aggregate grant date value of $167,500. The Board approved increasing the annual equity award to $177,500 or a prorated portion thereof (as explained below), effective for initial elections or re-elections to the Board on or after August 24, 2023. Upon his re-appointment as Chair of the Board on April 27, 2023, Mr. Taylor was granted a supplemental annual equity award of EIX Common Stock with an aggregate grant date value of $92,500.

If the grant date of an award for an initial election to the Board or initial appointment as Chair of the Board occurs after the date of our Annual Meeting for that year, then the grant date value of the award is prorated by multiplying it by the following percentage: 75% if the grant date is in the second quarter of the year; 50% if the grant date is in the third quarter of the year; 25% if the grant date is in the fourth quarter of the year. If the grant date of an award for an initial election to the Board or an initial appointment as Chair of the Board occurs before the date of our Annual Meeting for that year, then the director receives the regular annual equity award upon that initial election or appointment but is not eligible to receive an additional annual equity award upon re-election or re-appointment at the Annual Meeting.

The number of shares or units granted is determined by dividing the grant date value of the equity award by the closing price of EIX Common Stock on the grant date and rounding up to the next whole share. Each award is fully vested when granted.

The annual equity award for an initial election to the Board is made in the form of deferred stock units. For re-election awards and the additional equity award for appointment or re-appointment as Chair of the Board, directors have the opportunity to elect in advance to receive such awards entirely in EIX Common Stock, entirely in deferred stock units, or in any combination of the two. A deferred stock unit is a right to receive one share of EIX Common Stock. Deferred stock units are credited to the director’s account under the EIX Director Deferred Compensation Plan described below. Deferred stock units cannot be voted or sold. They accrue dividend equivalents on the ex-dividend date, if and when dividends are declared on EIX Common Stock. The accrued dividend equivalents are converted to additional deferred stock units.

Each director’s equity award in 2023 was granted under the EIX 2007 Performance Incentive Plan.

EIX Director Deferred Compensation Plan

Non-employee directors are eligible to defer up to 100% of their cash compensation into the EIX Director Deferred Compensation Plan. These deferrals accrue interest until paid to the director at a rate equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period ending September 1 of the prior year.

Any portion of a director’s annual equity award that the director elects to receive as deferred stock units is automatically deferred into the Director Deferred Compensation Plan and earns dividend equivalents as discussed above.

Any amounts deferred (including deferred stock units) may be deferred until a specified date or may become payable in connection with the director’s death or other separation from service. Directors have sub-accounts for each annual deferral for which the director may elect payment in the form of a single lump-sum or annual installments.

Payments triggered by death or other separation from service begin at a specified time following the applicable triggering event. Payments are subject to certain administrative payment rules and may be delayed or accelerated if permitted or required under Section 409A of the Internal Revenue Code.

Benefits under the EIX Director Deferred Compensation Plan are unfunded and thus depend on the continued solvency of the Company.

Determination of Director Compensation

The Board makes all decisions regarding director compensation. These decisions are usually made after receiving recommendations from the Compensation and Executive Personnel Committee. The Committee makes its recommendations after receiving input from its independent compensation consultant and management. The Committee retained Pay Governance LLC (“Pay Governance”) to evaluate and make recommendations regarding director compensation for 2023. Pay Governance’s assistance included helping the Committee identify industry trends and norms for director compensation, reviewing and identifying peer group companies, and evaluating director compensation data for these companies. The changes made to director compensation in 2023 were based on analysis and recommendations provided by Pay Governance. Management’s input focuses on legal, compliance, and administrative issues.

26 2024 Proxy Statement ô www.edison.com/investors

Stock Ownership

Stock Ownership

Directors, Director Nominees and Executive Officers

The following table shows the number of shares of EIX Common Stock beneficially owned as of March 4, 2024 by each of our directors, director nominees, and officers named in the Summary Compensation Table (“NEOs”), and our current directors and executive officers as a group. None of the persons in the table beneficially owns any other equity securities of EIX or its subsidiaries. The table includes shares that the individual has a right to acquire through May 3, 2024.

		Deferred		Common	Total Shares
		Stock	Stock	Stock	Beneficially	Percent
Name of Beneficial Owner	Category	Units(1)	Options	Shares(2)	Owned(3)	of Class(4)
Jeanne Beliveau-Dunn	Director/Nominee	—	—	—	—	*
Michael C. Camuñez	Director/Nominee	10,402	—	—	10,402	*
Vanessa C.L. Chang	Director/Nominee	9,374	—	6,551	15,925	*
James T. Morris	Director/Nominee	2,276	—	1,681	3,957	*
Timothy T. O’Toole	Director/Nominee	9,894	—	5,000	14,894	*
Pedro J. Pizarro	Director/Nominee/NEO	—	2,386,396	191,039	2,577,435	*
Marcy L. Reed	Director/Nominee	—	—	—	—	*
Carey A. Smith	Director/Nominee	638	—	2,558	3,196	*
Linda G. Stuntz	Director/Nominee	—	—	8,317	8,317	*
Peter J. Taylor	Director/Nominee	—	—	29,961	29,961	*
Keith Trent	Director/Nominee	687	—	13,516	14,203	*
Maria Rigatti	NEO	—	568,882	57,323	626,205	*
Adam S. Umanoff	NEO	—	533,912	43,737	577,649	*
Steven D. Powell	NEO	—	166,119	16,668	182,787	*
J. Andrew Murphy	NEO	—	240,454	19,443	259,897	*

Directors and Executive Officers as a Group (19 individuals)		33,271	4,153,227	435,767	4,622,265	1.2%

(1)	In accordance with SEC rules, the reported number consists only of deferred stock units that could be settled in shares of EIX Common Stock within 60 days at the director’s discretion under the payment elections previously made by the director under the EIX Director Deferred Compensation Plan (for example, a director who elected settlement of deferred stock units upon retirement could retire). However, all deferred stock units held by a director count toward the stock ownership requirement for directors.
(2)	In addition to the deferred stock units reported in this table, Messrs. Camuñez, Morris and O’Toole hold 5,300, 16,759 and 7,654 fully vested deferred stock units, and Mses. Beliveau-Dunn, Chang, Reed, Smith and Stuntz hold 13,903, 45,147, 5,261, 8,114 and 18,583 fully vested deferred stock units, respectively. These additional deferred stock units will also be settled in shares of EIX Common Stock, but in accordance with SEC rules are not included in the table because they cannot be settled in shares of EIX Common Stock within 60 days at the director’s discretion.
(3)	Except as follows, each individual has sole voting and investment power. Shared voting and sole investment power: Ms. Rigatti 5,533; Mr. Umanoff 5,225; all directors and executive officers as a group 11,069.
(4)	Includes shares listed in the three columns to the left.
(5)	Each individual beneficially owns less than 1% of the shares of EIX Common Stock.

www.edison.com/investors ô 2024 Proxy Statement 27

   Stock Ownership

Other Shareholders

The following are the only shareholders known to beneficially own more than 5% of EIX Common Stock as of December 31, 2023:

		Amount and Nature of
Name of Beneficial Holder	Address	Beneficial Ownership		Percent of Class

The Vanguard Group	100 Vanguard Blvd. Malvern, PA 19355	46,728,114	(1)	12.18%

BlackRock Inc.	50 Hudson Yards New York, NY 10001	36,725,997	(2)	9.6%

Capital Research and Management Company	333 South Hope Street, 55th Fl. Los Angeles, CA 90071	32,982,276	(3)	8.6%

State Street Corporation	1 Congress Street, Suite 1 Boston, MA 02114	28,311,320	(4)	7.38%

(1)	This information is based on a Schedule 13G filed with the SEC on February 13, 2024. The Vanguard Group reports it has shared voting power over 652,484 shares, sole investment power over 44,921,460 shares, and shared investment power over 1,806,654 shares.
(2)	This information is based on a Schedule 13G filed with the SEC on January 24, 2024. BlackRock Inc. reports it has sole voting power over 33,380,745 shares and sole investment power over all shares.
(3)	This information is based on Schedule 13Gs filed with the SEC on February 9, 2024, by Capital Research Global Investors and Capital International Investors, which are divisions of Capital Research and Management Company. Capital Research Global Investors reports it has ownership of 19,999,563 shares, or 5.2% of the class, with sole voting power over 19,997,758 shares and sole investment power over all shares. Capital International Investors reports it has ownership of 12,982,713 shares, or 3.4% of the class, with sole voting power over 12,978,707 shares and sole investment power over all shares.
(4)	This information is based on a Schedule 13G filed with the SEC on January 30, 2024. Acting in various fiduciary capacities, State Street reports it has shared voting power over 19,265,556 shares and shared investment power over 28,251,222 shares. This includes approximately 4,539,914 shares, or 1.2% of the class, held by State Street as the trustee of the Edison 401(k) Savings Plan (the “401(k) Plan”), through which participants may hold interests in EIX shares through the EIX Stock Fund. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares voted by other participants in the 401(k) Plan who hold interests in EIX shares through the EIX Stock Fund (the “401(k) Plan Shareholders”), unless contrary to the Employee Retirement Income Security Act of 1974 (“ERISA”).

28 2024 Proxy Statement ô www.edison.com/investors

Ratification of the Independent Registered Public Accounting Firm

ITEM

2	Ratification of the Independent Registered Public Accounting Firm	The Board recommends you vote “FOR” Item 2

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the Independent Auditor retained to audit the Company’s financial statements. The Committee has selected PwC as the Company’s Independent Auditor for calendar year 2024. The Company is asking shareholders to ratify this appointment.

PwC is an international accounting firm which provides leadership in public utility accounting matters. Representatives of PwC are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

PwC has been retained as the Company’s Independent Auditor continuously since 2002. The Committee has adopted restrictions on hiring certain persons formerly associated with PwC into an accounting or financial reporting oversight role to help ensure PwC’s continuing independence.

At least annually, the Committee meets in executive session without PwC present to evaluate the quality of PwC’s audit services and its performance, including PwC’s industry knowledge from an accounting and tax perspective, PwC’s continued independence and professional skepticism, the Committee’s discussions with management about PwC’s performance, and information available from Public Company Accounting Oversight Board (“PCAOB”) inspection reports.

The Committee annually considers whether the Independent Auditor firm should be reappointed for another year. The lead engagement partner is required to rotate off the Company’s audit after five years. In connection with the retirement of PwC’s lead engagement partner prior to the mandated rotation period, the Company interviewed two candidates proposed by PwC who met professional, industry and personal criteria to serve as lead engagement partner beginning with PwC’s audit of the Company’s 2023 financial statements. The Committee Chair then selected the current lead engagement partner taking into account management’s recommendation.

The Committee considered several factors when determining whether to reappoint PwC as the Company’s Independent Auditor, including:

■	The length of time PwC has been engaged;
■	PwC’s knowledge of the Company and its personnel, processes, accounting systems and risk profile;
■	The quality of the Committee’s ongoing discussions with PwC, its independence and professional skepticism;
■	An assessment of the professional qualifications, utility industry experience and past performance of PwC, its lead engagement partner, and other members of the core engagement team;
■	PwC’s use of technology and data analytics in its audits; and
■	Other accounting firms with comparable professional qualifications and utility industry expertise.

The Committee and the Board believe that the continued retention of PwC to serve as the Company’s independent auditor is in the best interests of the Company and its investors.

The Company is not required to submit this appointment to a shareholder vote. Ratification would be advisory only. However, if shareholders do not ratify the appointment, the Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

www.edison.com/investors ô 2024 Proxy Statement 29

   Ratification of the Independent Registered Public Accounting Firm

Independent Auditor Fees

The following table sets forth the aggregate fees billed by PwC to EIX (consolidated total including EIX and its subsidiaries) for the fiscal years ended December 31, 2023 and December 31, 2022:

	EIX and
	Subsidiaries ($000)
Type of Fee	2023	2022
Audit Fees(1)	$6,866	$6,199
Audit-Related Fees(2)	—	—
Tax Fees(3)	260	260
All Other Fees(4)	232	229
Total	$7,358	$6,688

(1)	Represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements.
(2)	Represent fees for assurance and related services related to the performance of the audit or review of the financial statements; not reported under “Audit Fees” above.
(3)	Represent fees for tax-related compliance and other tax-related services to support compliance with federal and state tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.
(4)	Represent fees for miscellaneous services. For fiscal years ended December 31, 2023 and December 31, 2022 “All Other Fees” includes attestation services related to securitizations.

The Audit and Finance Committee annually approves all proposed audit fees in executive session without PwC present, considering several factors, including a breakdown of the services to be provided, proposed staffing and hourly rates, and changes in the Company and industry from the prior year. The audit fees are the culmination of a process which included a comparison of the prior year’s proposed fees to actual fees incurred and fee proposals for known and anticipated 2023 services in the audit, audit-related, tax and other categories. The Committee’s deliberations consider balancing the design of an audit scope that will achieve a high-quality audit that drive efficiencies from both the Company and PwC while compensating PwC fairly.

The Committee is required to pre-approve all audit and permitted non-audit services performed by PwC to ensure these services will not impair the firm’s independence. The Committee has delegated to the Committee Chair the authority to pre-approve services between Committee meetings, provided that any pre-approval decisions are presented to the Committee at its next meeting. PwC must assure that all audit and non-audit services provided to the Company have been approved by the Committee.

During the fiscal year ended December 31, 2023, all services performed by PwC were pre-approved by the Committee, irrespective of whether the services required pre-approval under the Securities Exchange Act of 1934.

Audit Committee Report

The Audit and Finance Committee is composed of five independent directors and operates under a charter adopted by the Board, which is posted on our website at www.edison.com/corpgov.

The Board has determined that each Committee member is independent and financially literate, and that at least one member has accounting or other related financial management expertise, as such qualifications are defined by NYSE rules, our Corporate Governance Guidelines, and/or the Committee charter. The Board has also determined that directors Morris, O’Toole, Reed and Trent each qualify as an “audit committee financial expert” as defined by SEC rules.

Management is responsible for the Company’s internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The Independent Auditor performs an independent audit of the Company’s financial statements under the standards of the PCAOB and issues a report on the financial statements. The Audit and Finance Committee monitors and oversees these processes. The Committee members are not accountants or auditors by profession and therefore have relied on certain representations from management and the Independent Auditor in carrying out their responsibilities.

In discharging our oversight responsibilities in connection with the December 31, 2023 financial statements, the Committee:

■	Reviewed and discussed the audited financial statements with the Company’s management and the Independent Auditor;
■	Discussed various matters with the Independent Auditor, including matters required by the PCAOB’s standard “Communications with Audit Committees;” and
■	Received the written disclosures and Independent Auditor letter confirming its independence from the Company, and discussed such independence with the Independent Auditor.

Based upon these reviews and discussions, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s 2023 Annual Report to be filed with the SEC.

James T. Morris (Chair) Michael C. Camuñez Timothy T. O’Toole Marcy L. Reed Keith Trent

30 2024 Proxy Statement ô www.edison.com/investors

Advisory Vote to Approve Executive Compensation

ITEM

3	Advisory Vote to Approve Executive Compensation	The Board recommends you vote “FOR” on Item 3

[

92.6% “SAY-ON-PAY” APPROVAL AT 2023 ANNUAL MEETING

The advisory vote to approve EIX’s executive compensation, commonly known as “Say-on-Pay,” gives shareholders the opportunity to endorse or not endorse the compensation of our named executive officers as disclosed in this Proxy Statement. This advisory vote is required by Section 14A of the Securities Exchange Act of 1934, as amended, and the related SEC rules. While this advisory vote must be held at least once every three years, our shareholders have voted in favor of holding the advisory vote every year, and the Board determined that it would be held annually. Our Say-on-Pay proposal received support from 92.6% of the votes cast in 2023.

Our executive compensation program is described under Compensation Discussion and Analysis below. We encourage you to read it carefully. Our executive compensation program is reviewed and approved by the Compensation and Executive Personnel Committee (the “Committee”). The Committee and the Board believe our executive compensation structure is competitive, aligns compensation with shareholder value and serves shareholders well.

The Company requests shareholder approval of the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.

The Company values constructive dialogue with shareholders on compensation and other important governance matters. Because your vote is advisory, it will not be binding on the Committee, the Board or the Company and will not be construed as overruling a decision by the Committee, the Board or the Company. However, the Committee will consider the outcome of the vote and any constructive feedback from shareholders when making future executive compensation decisions. See Compensation Summary – Shareholder Communication and Compensation Program for 2024 below in the Compensation Discussion and Analysis for more information on our shareholder engagement efforts.

We expect the next Say-on-Pay vote will occur at the 2025 Annual Meeting.

www.edison.com/investors ô 2024 Proxy Statement 31

    Shareholder Proposal Regarding Lobbying

ITEM

4	Shareholder Proposal Regarding Lobbying	The Board recommends you vote “AGAINST” Item 4

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has notified EIX that he beneficially owns at least 100 shares of EIX and intends to present Item 4 for action at the Annual Meeting. The text of the shareholder proposal is included below as submitted by the proponent and has not been endorsed, edited or verified by EIX.

Proposal 4 – Transparency In Lobbying

Resolved, Shareholders request the preparation of a report, updated annually, disclosing:

1.Edison policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by EIX used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.EIX's membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of management’s and the Board’s decision-making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which EIX is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit and Finance Committee and posted on EIX’s website.

Supporting Statement

Full disclosure of EIX’s lobbying activities and expenditures is needed to assess whether EIX’s lobbying is consistent with its expressed goals and shareholder interests. EIX spent $27 million from 2010 – 2022 on federal lobbying. This does not include state lobbying, where EIX spent $23 million on lobbying in California from 2010 – 2022.

Companies can give unlimited amounts to third party groups that spend millions on lobbying and undisclosed grassroots activity.1 EIX discloses its payments over $50,000 to trade associations like the Edison Electric Institute and the portions used for lobbying. Yet EIX’s disclosure leaves out many trade associations that lobby, including the California Electric Transportation Coalition, Los Angeles Area Chamber of Commerce, National Hydropower Association and Orange County Business Council, and critically fails to disclose its payments to politically active social welfare groups (SWGs), like serving on the board of California Taxpayers Association.

EIX’s lack of disclosure presents reputational risk when it hides payments to SWGs or its lobbying contradicts company public positions. Highlighting these risks, peer FirstEnergy was fined $230 million for funneling $60 million through SWG Generation Now in an Ohio bribery scandal.2 S&P notes the Ohio scandal has increased “scrutiny of how utilities use ‘dark money’ groups.”3 An investigation found that EIX donated $1 million to members of Affordable Clean Energy for All, described as a fake grassroots organization that claimed to represent low-income ratepayers.4 A recent analysis found EIX was one of 25 utilities contributing $215 million to dark money groups from 2014 to 2020.5 And Edison Electric Institute’s recent opposition to EPA’s proposed carbon standards has attracted scrutiny.6

Thus it will be a best practice for EIX to expand its political spending disclosure.

1 https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-pubIicly-reported/.

2 https://www.npr.org/2021/07/23/1019567905/an-energy-company-behind-a-major-bribery-scandal-in-ohio-will-pay-a-230-million-.

3 https://www.spglobal.com/marketintelligence/en/news-insights/latest-news-headIines/ohio-bribery-scandal-increases-scrutiny-of-how-utilities-use-dark-money-groups-

59894461.

4 https://insideclimatenews.org/news/08022022/is-the-california-coaIition-fighting-subsidies-for-rooftop-solar-a-fake-grassroots-group/.

5 https://www.theguardian.com/us-news/2023/jun/15/us-power-companies-political-lobbying-donations-nonprofit/

6 https://www.washingtonpost.com/politics/2023/08/15/top-utility-group-opposes-epa-rule-some-members-invest-compliance/;

https://www.theguardian.com/us-news/2023/aug/07/us-utilities-gas-power-plants-lobbying-eei-epa.

32 2024 Proxy Statement ô www.edison.com/investors

Shareholder Proposal Regarding Lobbying

EIX Board Recommendation “Against” Item 4

The Board of Directors has considered the shareholder proposal regarding lobbying (Item 4) and recommends you vote “AGAINST” the proposal for the following reasons.

The shareholder proposal is unnecessary because the Company already provides transparent disclosure of our political engagement activities, including the Company’s lobbying-related activity.

The Company has had for many years a robust Political Engagement Policy (the “Policy”), published on our website at www.edison.com/corpgov, which provides transparent disclosure regarding the criteria, procedures, approval, and oversight that govern the Company’s political activities. As stated in our Policy, the Company considers the recipient’s alignment with our values, business strategy and key policy areas when considering whether to make a political expenditure – and takes active measures to ensure that our trade associations are aligned with our clean energy strategy. All political activity is overseen by the Company’s Senior Vice President of Corporate Affairs, and all political contributions are approved by this Senior Vice President or the CEO. Policy amendments are approved by the EIX Managing Committee and reviewed by the Audit and Finance Committee of the Board, which also reviews the Company’s semi-annual political engagement report published on our website.

After engaging with the shareholder proponent about the proposal, the Company amended the Policy in January 2024 to enhance disclosure to reflect the Company’s existing lobbying practices, addressing a substantial amount of the information requested by the shareholder proposal. Specifically, the Policy was updated to more clearly describe the criteria, procedures, and oversight of the Company’s lobbying activities. The Policy was also amended to include disclosure of the aggregate amounts paid by the Company for federal and state lobbying activities with website links to the Company’s federal and state lobbying reports, which include information about the amounts and recipients of lobbying payments each quarter.

The Company has consistently been recognized as a “Trendsetter” for political transparency and accountability, receiving a perfect score on the CPA-Zicklin Index each of the last two years.

The Company’s Policy and related disclosure are annually reviewed and assessed by the Center for Political Accountability (the “CPA”), a respected non-partisan, non-profit organization advocating for transparency and accountability in corporate political disclosure. The CPA has designated the Company as a “Trendsetter” (its highest rating) on its annual CPA-Zicklin Index for eight consecutive years, awarding the Company a perfect score (100%) in both 2022 and 2023 – reflecting the Company’s longstanding commitment to transparency and accountability to our stakeholders.

The additional disclosure requested by the shareholder proposal would not provide meaningful information to our shareholders.

As noted above, our current Policy (revised January 2024) and related disclosure address each component of the shareholder proposal, including:

●	The policies and procedures governing the Company’s lobbying activity;
●	Aggregate payments for lobbying with website links to information about the amounts and recipients included in the Company’s federal and state lobbying reports;
●	Payments of $50,000 or more to trade associations that engage in lobbying; and
●	Management’s approval process and reporting to the Board.

However, the shareholder proposal would require that the Company prepare a separate lobbying report (duplicating information already disclosed) with detailed disclosure of the Company’s itemized payments for lobbying and memberships in tax-exempt organizations (each with no threshold), which would create an undue administrative burden on the Company without providing shareholders with meaningful information. Feedback from recent engagements with several of our top shareholders indicates they are satisfied with the Company’s current disclosure and do not desire the additional information requested by the shareholder proposal.

For the foregoing reasons, the Board recommends that you vote “AGAINST” Item 4.

www.edison.com/investors ô 2024 Proxy Statement 33

   Compensation Discussion and Analysis

Compensation Discussion and Analysis

The following executive officers served as our named executive officers (“NEOs”) for 2023:

PEDRO J. PIZARRO EIX President and Chief Executive Officer (“CEO”)	MARIA RIGATTI EIX Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”)	ADAM S. UMANOFF EIX EVP, General Counsel and Corporate Secretary	STEVEN D. POWELL SCE President and CEO	J. ANDREW MURPHY Edison Energy President and CEO effective July 2023; EIX Senior Vice President through July 7, 2023

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our NEOs for 2023, and how we use our compensation program to drive performance. We also discuss the roles and responsibilities of our Compensation and Executive Personnel Committee (the “Committee”)1 in determining executive compensation. The CD&A is organized as follows:

1	Compensation Summary	2	What We Pay and Why: Elements of Total Direct Compensation	3	How We Make Compensation Decisions	4	Post-Employment and Other Benefits	5	Other Compensation Policies and Guidelines

[1]

Unless otherwise indicated, references in this CD&A and in the “Executive Compensation” section to decisions by the “Committee” with respect to the compensation of Mr. Powell refer to the SCE Compensation and Executive Personnel Committee and/or the EIX Compensation and Executive Personnel Committee, individually or collectively, as the context may require. The SCE Compensation and Executive Personnel Committee consists of the same members as the EIX Compensation and Executive Personnel Committee

34 2024 Proxy Statement ô www.edison.com/investors

Compensation Discussion and Analysis

1 Compensation Summary

Executive Compensation Practices

Our executive compensation program is designed with the objective of strongly linking pay with performance. The table below highlights our current compensation practices for NEOs, including practices we believe drive performance and are aligned with good governance principles, and practices we have not implemented because we do not believe they would serve our shareholders’ or other stakeholders’ long-term interests.

WHAT WE DO	What We Do not do

■
We tie pay to performance by making the majority of compensation “at risk” and linking it to stakeholders’ interests
■
We regularly review the structure of our programs for alignment with stakeholder interests and best practices
■
We target market median for base salary and annual and long-term incentives
■
We allocate 50% of long-term incentive award values to performance shares
■
We compare executive compensation to a peer group defined by a recognized market index
■
We use a balanced system of absolute and relative metrics in our annual and long-term incentive programs
■
We have double-trigger change in control provisions for equity award vesting (i.e., a change in control does not trigger accelerated vesting unless it is in connection with either an actual or constructive termination of employment or termination of the award)
■
We maintain an incentive compensation recoupment policy for accounting restatements
■
We maintain separate misconduct recoupment provisions
■
We regularly seek shareholder feedback on our executive compensation program
■
We maintain rigorous stock ownership guidelines that impose sales restrictions on officers

■
We do not have employment contracts
■
We do not provide excise tax gross-ups on change in control payments
■
We do not have individually negotiated change in control or severance agreements
■
We do not provide perquisites
■
We do not provide personal use of any corporate aircraft
■
We do not reprice or allow the cash buyout of stock options with exercise prices below the current market value of EIX Common Stock
■
We do not permit pledging of Company securities by directors or executive officers
■
We do not permit short sales, trading in derivatives or hedging of Company securities by directors or employees

www.edison.com/investors ô 2024 Proxy Statement 35

   Compensation Discussion and Analysis

ELEMENTS AND OBJECTIVES OF TOTAL DIRECT COMPENSATION2

Base Salary Establish a pay foundation to attract and retain highly qualified executives
+

Annual Cash Incentives

Focus executives’ attention on specific safety, operational, financial and strategic objectives of the Company that we believe will increase long-term shareholder value and benefit our customers

+

Long-Term Equity Opportunities

Directly align executive pay with long-term value provided to shareholders and ensure that executives are focused on operating a financially strong organization to the benefit of our customers

Form	Key Objective	% of LTI Grant Value
Performance shares (TSR metric)	Reward strong total shareholder return (“TSR”) performance compared to peers	25%
Performance shares (EPS metric)	Reward core earnings[3] per share (“EPS”) performance compared to pre-established targets	25%
Stock options	Provide significant incentive to create value for shareholders since value is only realized if share price appreciates	25%
Restricted stock units	Encourage retention and stock ownership, with value tied to absolute shareholder return	25%

Pay-for-Performance Philosophy

A significant portion of our executives’ total direct compensation is tied to company performance. The following charts4 show that incentive compensation represented approximately 89% of the 2023 target total direct compensation5 for our CEO and 76% for our other NEOs. This pay mix reflects the Committee’s emphasis on strongly linking pay with performance.

Pay Mix for EIX CEO4

Average Pay Mix for Other NEOs4

[2]

In this CD&A, “total direct compensation” or “TDC” means the sum of base salary, the actual annual incentive award paid for the year and the grant date fair value of long-term incentive (“LTI”) awards (columns (c), (d), (e) and (f) of the Summary Compensation Table) for the NEO for the year. “% of LTI Grant Value” means the percentage of the total grant date fair value of each NEO’s LTI awards for the year allocated to that form of LTI.

[3]

Core earnings is defined on a consolidated basis for EIX as earnings attributable to EIX shareholders less non-core items. Non-core items include income or loss from discontinued operations and income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as write downs, asset impairments and other income and expense related to changes in law, outcomes in tax, regulatory or legal proceedings, and exit activities, including sale of certain assets and other activities that are no longer continuing. For a reconciliation of core earnings to net income determined under GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management Overview – Highlights of Operating Results” included as part of the Company’s 2023 Annual Report.

[4]

The bar charts reflect the respective elements of the pay mix calculated to the nearest hundredth place, while the numbers displayed in the bar chart graphics are approximations rounded to the nearest whole percentage point. The EIX CEO pay mix for 2023, rounded to the nearest hundredth of a percentage point, was: base salary 11.27%; target annual cash incentives 15.26%; and target long-term equity opportunity 73.47%. The average 2023 pay mix for other NEOs, rounded to the nearest hundredth of a percentage point, was: base salary 24.03%; target annual cash incentives 19.58%; and target long-term equity opportunity 56.40%.  “Long-Term Equity Opportunity” refers to the grant date fair value of long-term incentive awards for the particular year.

[5]	In this CD&A, “target total direct compensation” means the sum of the NEO’s salary, target annual incentive award, and grant date fair value of long-term incentive awards for the particular year.

36 2024 Proxy Statement ô www.edison.com/investors

Compensation Discussion and Analysis

Realized CEO Pay is Aligned with Performance

The Company’s annual and long-term incentive awards provide significant upside and downside potential, help focus executives’ attention on our safety, operational, financial and strategic objectives and shareholder returns, and benefit customers.

The following chart shows the strong alignment over the past five years (2019-2023) between our CEO’s realized total direct compensation (“Realized TDC”)6 and our TSR.7 For this chart, we are using an indexed TSR that represents the value of an initial investment of $100 in EIX Common Stock made at the beginning of the five-year period and assumes that dividends are reinvested on the ex-dividend date.

As the chart above illustrates, Mr. Pizarro’s Realized TDC strongly aligns with our TSR.

It is important to note that Realized TDC is not reported in the Summary Compensation Table. For long-term incentive awards, the Summary Compensation Table reports only the grant date fair value of the awards granted during the applicable year. The difference between the value of the award on the grant date and the realized value of the award when it vests can be significant and is driven by Company performance, including changes in stock price.

[6]

In this CD&A, Realized TDC means the sum of: base salary for the year (column (c) of the Summary Compensation Table); the actual annual incentive award paid for the year (column (f) of the Summary Compensation Table); the “Value Realized on Vesting” for performance shares and restricted stock units that vested during the year (column (e) of the Option Exercises and Stock Vested Table); and the value realized on vesting for stock options that vested during the year (calculated for each stock option that vested during 2023 as the difference between the closing price of EIX Common Stock on December 29, 2023 (the last NYSE trading day in 2023) and the exercise price of that option, regardless of whether or not the option was exercised).

[7]

In this Proxy Statement, for all purposes other than performance share payouts, TSR is calculated using the difference between (i) the closing stock price for the relevant stock on the last NYSE trading day preceding the first day of the relevant period and (ii) the closing stock price for the relevant stock on the last trading day of the relevant period and assumes all dividends during the period are reinvested on the ex-dividend date. A different methodology is used to determine performance share payouts (see Long-Term Incentive Awards below).

www.edison.com/investors ô 2024 Proxy Statement 37

   Compensation Discussion and Analysis

Shareholder Communication and Compensation Program for 2024

As discussed under Shareholder Engagement in the Corporate Governance section above, we regularly reach out to our major institutional shareholders to discuss the Company’s executive compensation, among other issues. Management shares compensation-related feedback with the Committee.

EIX’s Say-on-Pay proposal received support from approximately 93% of the votes cast at our 2023 annual meeting. After considering the shareholder support reflected in the vote results, trends in executive compensation, and the best interests of shareholders, the Committee approved maintaining our executive compensation program with no significant changes for 2024. We will continue to evaluate the structure of our executive compensation program on an annual basis, as shareholder expectations and governance practices evolve.

2 What We Pay and Why: Elements of Total Direct Compensation

We target the market median for comparable positions for each element of target total direct compensation offered under our executive compensation program: base salaries, annual cash incentives, and long-term equity-based incentives.8 Although the Committee uses market median as a guide, the Committee exercises its judgment in setting each executive officer’s compensation levels and takes into account the executive officer’s individual performance, future potential, experience, internal equity, retention implications, or other factors it considers relevant under the circumstances. On an aggregate basis, the target total direct compensation for our executive officers for 2023 was approximately at the market medians for their positions.

Base Salary

We do not have employment contracts and our NEOs do not have contractual rights to receive guaranteed base salaries. For each NEO, the 2023 market median base salary for comparable positions served as a guide to assist the Committee in exercising its judgment when setting the NEO’s 2023 base salary.

The Committee increased the annual base salary rates of each of our NEOs for 2023 to more competitively position their salaries compared to the market median. The following annual base salary rates became effective mid-February 2023: Mr. Pizarro $1,400,000; Ms. Rigatti $770,000; Mr. Umanoff $675,000; Mr. Powell $715,000; and Mr. Murphy $500,000.

Annual Incentive Awards

NEOs’ annual incentive awards are based on achieving safety, financial, and operational goals tied to the key elements of our vision and strategy, which has ESG at its core. See the Letter to Shareholders for commentary on our vision and strategy and ESG Oversight for additional information on ESG issues we prioritize through our annual goals. The annual goals approved by the Committee are particularly important drivers of Company performance because they are used to determine annual incentive awards for nearly all of our exempt employees, not just NEOs.

The 2023 annual incentive award target value for each NEO under the EIX Executive Incentive Compensation Plan (“EICP”) was set as a percentage of the NEO’s base salary (the “Annual Incentive Target %”). After reviewing market data, the Committee decided to not change the Annual Incentive Target % for any of our NEOs for 2023.

The minimum annual incentive award is $0, and the maximum award is 200% of target, in alignment with standard practice. The actual 2023 payouts to NEOs were determined by the Committee based on both corporate performance and the NEO’s individual performance for the year.

The corporate performance factor is based on performance with respect to the goals established in February 2023 by the Committee. Nearly all goals were based on the achievement of objectively measurable performance against pre-established quantitative success measures, with minimum, target, and maximum performance metrics. Less than 10% of the target weighting was allocated to qualitative success measures.

Over the years, the Committee has increased the weighting of corporate performance factors relating to safety and resiliency goals under our annual incentive plan, as reflected in the following table.

Progression of Annual Incentive Plan Safety Goals

	2018	2019	2020	2021	2022/2023

Total Target Weighting of Safety and Resiliency Goals	10%	30%	45%	50%	55% for SCE 50% for EIX

[8]	See How We Make Compensation Decisions – Use of Competitive Data below for more information on our use of peer company compensation data and pay survey compensation data.

38 2024 Proxy Statement ô www.edison.com/investors

Compensation Discussion and Analysis

In addition, the Committee established an overarching goals framework whereby the goals must be achieved while living the Company’s values, which include safety. Safety and compliance are therefore foundational and events such as fatalities or significant non-compliance issues can result in the reduction or elimination of annual incentive awards for all or some plan participants, depending upon the Committee’s assessment of the circumstances.

Consistent with prior years, separate 2023 goals were established for EIX and SCE. However, as is reflected in the corporate performance scoring matrices below, since EIX’s primary operating business is SCE, there was significant overlap in the goals for the two companies. The EIX corporate performance factor applies to the annual incentive awards for all NEOs other than Mr. Powell. The SCE corporate performance factor applies to Mr. Powell’s annual incentive award.

In February 2024, the Committee determined the score achieved for each 2023 performance measure. Based on 2023 performance, the corporate performance factors for both EIX and SCE were 103% of target. These factors were determined by adding the Actual Scores in the respective corporate performance scoring matrix below. The Committee decided not to exercise its discretion to increase or decrease the corporate performance factor from the amount determined by application of the scoring matrix.

2023 Corporate Performance Scoring Matrix – Goal Categories

	EIX		SCE
Goal Category	Target Score(1)	Actual Score(2)	Target Score(1)	Actual Score(2)
Foundational Goals	Target is no deduction	(7)	Target is no deduction	(8)
Safety and Resiliency	50	56	55	63
Performance Management and Operational Excellence	50	54	45	48
	Total Target: 100	Total Actual: 103	Total Target: 100	Total Actual: 103

(1)

The potential Actual Score for each goal category (other than Foundational Goals, which can result in the reduction or elimination of annual incentive awards for 2023 for all or some plan participants, depending upon the Committee’s assessment of the circumstances) ranges from zero to twice the Target Score for the goal category. The potential total Actual Score is from zero to 200.

(2)	See the separate Goal Details for EIX and SCE below for key goals and performance contributing to the Actual Score.

www.edison.com/investors ô 2024 Proxy Statement 39

   Compensation Discussion and Analysis

2023 EIX Corporate Performance Scoring Matrix – Goal Details

	Key Goals/Performance Contributing to Actual Score
	Key Goals/ Success Measures(1)				Key Performance(1)	Target Score for Goal	Actual Score for Goal(2)
	Description	Minimum	Target	Maximum	Metric Achievement and Description
Foundational Goals	No employee fatalities	No qualifying events			Deduct(3)	No Deduct	See footnote(3)
	No serious injuries to public from system failures	No qualifying events			Deduct(3)	No Deduct
	No significant non-compliance events	No qualifying events			No qualifying events	No Deduct
	Maintain effective controls and cybersecurity measures to prevent and mitigate significant disruption, data breach or system failure	No qualifying events			No qualifying events	No Deduct
Safety and Resiliency	Employee Safety
	Reduce EEI SIF injury rate	0.090	0.075	0.060	0.088	5	1
	Reduce DART injury rate	1.15	1.00	0.85	1.46	3	0
	Increase % observations of employees in high hazard occupations that include improvement opportunities or recognition	100%	200%	300%	353%	2	4
	Public Safety and Wildfire Resiliency
	Reduce CPUC reportable ignitions in HFRAs	47	39	31	19	6	12
	Complete scope of overhead inspections and remediate % of P2 findings 30 days before due	60%	70%	80%	79%	6	11
	Vegetation line clearing – execute % of trims within 60 days of plan	79%	84%	89%	86%	6	8
	Install circuit miles of covered conductor	1,100	1,200	1,300	1,202	6	6
	Improve % of PSPS-impacted customers who receive at least one notification before de-energization and % who receive a notification once de-energization initiated	96%	98%	100%	97% received notification before event 86% received notification once event initiated	6	2
	Cybersecurity
	Phishing simulation exercise click rate	3.5%	2.5%	1.5%	1.6%	3	5
	Phishing simulation reporting rate	31%	36%	41%	37%
	Quality
	Quality conformance index for sustaining quality in distribution construction, transmission construction, overhead inspection, vegetation management and distribution planning	87%	91%	95%	93%	2	3
	Capital Deployment
	Efficiently execute capital improvement plan of $5.984 billion for combined CPUC and FERC jurisdictions for customer needs	Qualitative Goal			Capital deployment of $5.411 billion; delays in utility-owned energy storage and transmission projects (10-K, pgs. 9-10, 19-20) (4)	5	4
Performance Management and Operational Excellence	Financial Stability
	Achieve core earnings(5)	$1,425MM	$1,761MM	$2,097MM	$1,825MM(5)	40	48
	Diversity, Equity and Inclusion
	Milestone completion index for organizational unit DEI action plans	90%	95%	100%	88%	2	0
	Clean Power
	Transportation electrification – install charging ports	1,600	2,000	2,400	1,377	4	2
	Transportation electrification – MDHD EV conversions	495	620	745	645
	Building electrification – install heat pumps	3,850	5,500	7,150	4,367
	Operational Excellence
	Implement planned improvement projects	85%	100%	115%	109%	2	3
	Growth Beyond SCE
	Execute EE goals for growth	Qualitative goal			EE projects slightly behind plan	2	1
					Total:	100	103

40 2024 Proxy Statement ô www.edison.com/investors

Compensation Discussion and Analysis

(1)

“EEI” means Edison Electric Institute. “SIF” means Serious Injury and Fatality. “DART” means Days Away, Restricted, and Transfer. “P2 findings” are the second tier of priority. “CPUC” means the California Public Utilities Commission. “HFRA” means High Fire Risk Area. “PSPS” means Public Safety Power Shutoffs. “FERC” means the Federal Energy Regulatory Commission. “DEI” means diversity, equity and inclusion. The Company’s 2022 DEI report is available on our website at www.edison.com/sustainability. “MDHD” means medium/heavy duty. “EE” means Edison Energy, LLC and its subsidiaries.

(2)	Score determinations are generally made in the judgment of the Committee after assessing overall performance against goals.
(3)

The Committee is focused on ensuring achievement of EICP goals while living the Company’s values, which include the safety of our employees and the public. Consistent with this approach, the Committee reduced the corporate performance factor by seven points on account of one employee fatality and two serious public injuries due to contact with power lines. These events occurred in 2023. As described in more detail further below, the Committee also applied an additional five-point deduction to the individual performance factor for certain EIX and SCE executives, including all of the NEOs. As a result, the 2023 Annual Incentive Award as % of Salary for NEOs subject to the EIX corporate performance factor was reduced by a total of 9 to 16 percentage points for each NEO. See the table in the 2023 Annual Incentive Award Payouts section for additional information on the calculation of the Annual Incentive Award as % of Salary.

(4)

The parenthetical “10-K” page reference refers to pages in the combined Form 10-K filed by EIX and SCE for the fiscal year ended December 31, 2023 (“10-K”). The referenced pages contain additional information about some of the relevant topics, but do not address annual incentive plan goals or the scoring of the performance for purposes of this matrix.

(5)

See footnote 3 on page 36 for information regarding the determination of core earnings. The Committee established the financial stability goal in February 2023. The threshold level of core earnings was set at $1.443 billion (the annual incentive payout may be eliminated if core earnings fall below the threshold). The level at which the financial stability score would be zero and the target and maximum score levels were set at $1.462 billion, $1.804 billion and $2.146 billion, respectively. The Committee made certain assumptions when establishing the 2023 financial stability goal with respect to SCE’s cost recovery from the Catastrophic Event Memorandum Account application that SCE filed in 2022 to recover emergency costs that SCE incurred primarily to restore damage caused by certain 2020 wildfires (the “2022 CEMA”). The Committee also established in February 2023 an adjustment framework it would apply if a final decision for the 2022 CEMA was not issued in 2023. Since a final decision was not issued in 2023, the Committee decreased the threshold, zero, target, and maximum financial stability score levels to be $1.409 billion, $1.425 billion, $1.761 billion, and $2.097 billion, respectively, in accordance with the adjustment framework it established in February 2023. Linear interpolation between the target of $1.761 billion and the maximum score level of $2.097 billion was used to determine the actual financial stability score of 48.

www.edison.com/investors ô 2024 Proxy Statement 41

   Compensation Discussion and Analysis

2023 SCE Corporate Performance Scoring Matrix – Goal Details

	Key Goals/Performance Contributing to Actual Score
	Key Goals/ Success Measures(1)				Key Performance(1)	Target Score for Goal	Actual Score for Goal(2)
	Description	Minimum	Target	Maximum	Metric Achievement and Description
Foundational Goals	No employee fatalities	No qualifying events			Deduct(3)	No Deduct	See footnote(3)
	No serious injuries to public from system failure	No qualifying events			Deduct(3)	No Deduct
	No significant non-compliance events	No qualifying events			No qualifying events	No Deduct
	Maintain effective controls and cybersecurity measures to prevent and mitigate significant disruption, data breach or system failure	No qualifying events			No qualifying events	No Deduct
Safety and Resiliency	Employee Safety
	Reduce EEI SIF injury rate	0.090	0.075	0.060	0.089	5	0
	Reduce DART injury rate	1.15	1.00	0.85	1.48	3	0
	Increase % observations of employees in high hazard occupations that include improvement opportunities or recognition	100%	200%	300%	353%	2	4
	Public Safety and Wildfire Resiliency
	Reduce CPUC reportable ignitions in HFRAs	47	39	31	19	6	12
	Complete scope of overhead inspections and remediate % of P2 findings 30 days before due	60%	70%	80%	79%	6	11
	Vegetation line clearing – execute % of trims within 60 days of plan	79%	84%	89%	86%	6	8
	Install circuit miles of covered conductor	1,100	1,200	1,300	1,202	6	6
	Improve % of PSPS-impacted customers who receive at least one notification before de-energization and % who receive a notification once de-energization initiated	96%	98%	100%	97% received notification before event 86% received notification once event initiated	6	2
	Cybersecurity
	Phishing simulation exercise click rate	3.5%	2.5%	1.5%	1.6%	5	8
	Phishing simulation reporting rate	31%	36%	41%	37%
	Quality
	Quality conformance index for sustaining quality in distribution construction, transmission construction, overhead inspection, vegetation management and distribution planning	87%	91%	95%	93%	5	8
	Capital Deployment
	Efficiently execute capital improvement plan of $5.984 billion for combined CPUC and FERC jurisdictions for customer needs		Qualitative Goal		Capital deployment of $5.411 billion; delays in utility-owned energy storage and transmission projects (10-K, pgs. 9-10, 19-20) (4)	5	4
Performance Management and Operational Excellence	Financial Stability
	Achieve core earnings(5)	$1,887MM	$2,097MM	$2,307MM	$2,135MM(5)	25	30
	Reliability
	Achieve system average interruption duration index (SAIDI) repair. Goals measured in minutes	110	98	86	94	4	5
	Diversity, Equity and Inclusion
	Diverse Business Enterprise spend	32%	35%	38%	38%	2	4
	Milestone completion index for organizational unit DEI action plans	90%	95%	100%	88%	2	0
	Clean Power
	Transportation electrification – install charging ports	1,600	2,000	2,400	1,377	4	2
	Transportation electrification – MDHD EV conversions	495	620	745	645
	Building electrification – Install heat pumps	3,850	5,500	7,150	4,367
	Operational Excellence
	Implement of planned improvement projects	85%	100%	115%	109%	4	6
	Customer Experience
	Achieve billing and payment and outage net score index	5	14	23	7	4	1
					Total:	100	103

42 2024 Proxy Statement ô www.edison.com/investors

Compensation Discussion and Analysis

(1)	For defined terms, see footnote (1) to the 2023 EIX Corporate Performance Scoring Matrix - Goal Details above.
(2)	Score determinations are generally made in the judgment of the SCE Committee after assessing overall performance against goals.
(3)

The SCE Committee is focused on ensuring achievement of EICP goals while living the Company’s values, which include the safety of our employees and the public. Consistent with this approach, the SCE Committee reduced the corporate performance factor by eight points on account of one employee fatality and two serious public injuries due to contact with power lines. These events occurred in 2023. As described in more detail further below, the Committee also applied an additional five-point deduction to the individual performance factor for certain EIX and SCE executives, including all of the NEOs. As a result, the 2023 Annual Incentive Award as % of Salary for Mr. Powell was reduced by a total of approximately 11 percentage points. See the table in the 2023 Annual Incentive Award Payouts for additional information on the calculation of the Annual Incentive Award as % of Salary.

(4)

The parenthetical “10-K” page reference refers to pages in the 10-K. The referenced pages contain additional information about some of the relevant topics, but do not address annual incentive plan goals or the scoring of the performance for purposes of this matrix.

(5)

See footnote 3 on page 36 for information regarding the determination of core earnings. The SCE Committee established the financial stability goal in February 2023. The threshold level of core earnings was set at $1.712 billion (the annual incentive payout may be eliminated if core earnings fall below the threshold). The level at which the financial stability score would be zero and the target and maximum score levels were set at $1.926 billion, $2.140 billion and $2.354 billion, respectively. The Committee made certain assumptions when establishing the 2023 financial stability goal with respect to SCE’s cost recovery from the 2022 CEMA. The Committee also established in February 2023 an adjustment framework it would apply if a final decision for the 2022 CEMA was not issued in 2023. Since a final decision was not issued in 2023, the Committee decreased the threshold, zero, target, and maximum financial stability score levels to be $1.678 billion, $1.887 billion, $2.097 billion, and $2.307 billion, respectively, in accordance with the adjustment framework it established in February 2023. Linear interpolation between the target of $2.097 billion and the maximum score level of $2.307 billion was used to determine the actual financial stability score of 30.

2023 Annual Incentive Award Payouts

The Committee determined the annual incentive award for each NEO by multiplying the annual incentive target percentage for the NEO by the EIX or SCE corporate performance factor (see the scoring matrices above) and an individual performance factor. The Committee evaluated both “what” the NEOs achieved and “how” they accomplished those results. The Committee assessed the 2023 performance of all the NEOs as strong or exemplary based on management’s accomplishments in 2023 as reflected in achievement of the corporate performance goals, with distinctions made for the NEOs (other than Messrs. Pizarro and Powell) based on the Committee’s assessment of each individual’s contributions to corporate performance and how they accomplished those results (the “Initial Individual Performance Factor”). For Messrs. Pizarro and Powell, the Committee used an Initial Individual Performance Factor of 100% to align each of their payouts with the corporate performance factor and thereby focus their attention as CEOs on achieving and exceeding corporate goal targets. After determining the Initial Individual Performance Factor, the Committee applied a 5-point deduction to the Initial Individual Performance Factor for certain EIX and SCE executives, including all of the NEOs (the “Adjusted Individual Performance Factor”). The Committee made this adjustment to reinforce the importance of the “no employee fatalities” foundational goal.

The following table shows the annual incentive awards paid to our NEOs for 2023 as a percentage of salary and as a percentage of target:

NEOs(1)	Annual Incentive Target as % of Salary	Corporate Performance Factor	Initial Individual Performance Factor	Adjusted Individual Performance Factor	Annual Incentive Award as % of Salary(2)(3)	Annual Incentive Award as % of Target(2)(3)
Pedro J. Pizarro	135%	103%	100%	95%	132%	98%
Maria Rigatti	85%	103%	115%	110%	96%	113%
Adam S. Umanoff	80%	103%	115%	110%	91%	113%
Steven D. Powell	85%	103%	100%	95%	83%	98%
J. Andrew Murphy	70%	103%	105%	100%	72%	103%
(1)	The percentages (%) in this table have been rounded to the nearest whole percentage point.
(2)

The 2023 annual incentive award for each NEO was based on the annual base salary rate for the NEO that was set by the Committee effective mid-February 2023. As discussed above, the Adjusted Individual Performance Factor for the NEOs reflects a 5-percentage point deduction from each NEO’s Initial Individual Performance factor. Each NEO’s actual annual incentive award payout was determined by multiplying the NEO’s target annual incentive by the corporate performance factor and by the NEO’s Adjusted Individual Performance Factor. Target and actual annual incentive awards for our NEOs for 2023 are shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table, respectively.

(3)

In addition to adjusting the Initial Individual Performance Factor, the Committee also applied a foundational deduction to the corporate performance factor due to the employee fatality that occurred in January 2023 (see footnote (3) to the 2023 EIX and SCE Corporate Performance Scoring Matrices – Goal Details above).

Per the terms of the EICP, an executive must be employed on the date the awards are paid in order to receive the award or the award is forfeited, except in cases of death or retirement.

www.edison.com/investors ô 2024 Proxy Statement 43

   Compensation Discussion and Analysis

Long-Term Incentive Awards

All of our long-term incentives are awarded as equity instruments reflecting, or valued by reference to, EIX Common Stock. They are therefore directly linked to the value provided to EIX shareholders. The equity awards also align executives’ interests with the long-term interests of customers by enhancing executives’ focus on the Company’s long-term goals.

Seventy-five percent (75%) of our long-term equity mix for 2023 grants was performance-based: the performance shares that comprised 50% of the award value and the non-qualified stock options that comprised 25% of the award value. Our performance shares use a relative TSR metric to reward strong TSR performance relative to peers and a Core EPS metric to incentivize strong financial performance. We believe stock options are an important performance-based vehicle because NEOs will realize value only if the market value of EIX Common Stock appreciates. It is a simple-to-understand performance metric that provides a significant incentive to create value for shareholders. Restricted stock units comprise the remaining 25% of award value and are intended to encourage retention and stock ownership by our executives with the potential value tied directly to our stock price performance.

Long-term incentive awards are made under the EIX 2007 Performance Incentive Plan.

Long-Term Incentive Value

On February 22, 2023, the Committee approved the following 2023 long-term incentive award values for the NEOs as a percentage of base salary (the “Long-Term Incentive % of Salary”): Mr. Pizarro 650%, Ms. Rigatti 265%; Mr. Umanoff 215%; Mr. Powell 260%; and Mr. Murphy 170%. The Long-Term Incentive % of Salary for 2023 for Messrs. Pizarro and Umanoff and Ms. Rigatti reflected an increase compared to 2022. The Committee determined that such increases assisted retention and appropriately tied a larger portion of these NEOs’ compensation to long-term company performance. The Committee also approved the methodology for converting those 2023 award values into the number of performance shares, stock options, and restricted stock units granted to each NEO on the

March 1, 2023 grant date. The grant date value of each award as determined under applicable accounting rules is listed in the Grants of Plan-Based Awards Table below.

Performance Shares

Performance shares reward performance over three years against pre-established relative and absolute metrics. Each performance share awarded is a right to receive one share of EIX Common Stock or its cash equivalent if performance and continued service vesting requirements are satisfied. The actual payout can range from zero to 200% of target performance shares, depending on actual performance against pre-established metrics. A relative TSR metric and a Core EPS metric are used to measure performance share payouts with each metric weighted 50%. These metrics are discussed in further detail below. The performance share awards provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the performance period and after the date of grant, the NEO will be credited with an additional number of target performance shares having a value equal to the dividend that would have been payable on the target performance shares subject to the award. The performance shares credited as dividend equivalents have the same vesting and other terms and conditions as the original performance shares and are forfeited if the underlying shares are not earned.

A conversion formula is used to determine the number of performance shares granted to each NEO. For the portion of performance shares subject to the TSR metric, the respective award value approved by the Committee is divided by a grant date value determined using a standard Monte Carlo simulation model based on the same assumptions and principles used to determine the grant date fair value of performance-based awards for purposes of EIX’s financial reporting. For the portion of performance shares subject to the Core EPS metric, the respective award value approved by the Committee is converted into a specific number of EPS performance shares by dividing the award value by the closing price of a share of EIX Common Stock on the grant date.

Performance shares are payable in EIX Common Stock, a portion of which is withheld or sold to the extent necessary to satisfy tax withholding obligations.

44 2024 Proxy Statement ô www.edison.com/investors

Compensation Discussion and Analysis

Performance Share Awards: TSR Metric

The relative TSR metric used in the performance share awards is based on the percentile ranking of EIX’s TSR for the three-year performance period beginning January 1 in the year of grant compared to the TSR of the companies in the “Comparison Group,” which consists of each company in the PHLX Utility Sector Index (formerly known as the Philadelphia Utility Index) at the beginning of the performance period that continues to be publicly traded through the end of the performance period, with adjustment for insolvencies, certain mergers and other corporate transactions. The following table provides the percentile ranking and corresponding payout levels:

Payout Levels	TSR Ranking	Payout
Below Threshold	<25th Percentile	0
Threshold	25th Percentile	25% of Target
Target	50th Percentile	Target
Maximum	≥75th Percentile	200% of Target

If EIX achieves a TSR ranking between the 25th percentile and the 50th percentile or between the 50th percentile and the 75th percentile, the number of shares paid is interpolated on a straight-line basis.

To determine performance share payouts, TSR is calculated using the difference between (i) the average closing stock price for the stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the stock for the 20 trading days ending with the last trading day of the performance period, and assumes all dividends are reinvested on the ex-dividend date.

EIX’s three-year TSR from 2021-2023 ranked at the 74th percentile among the Comparison Group under the methodology used to calculate TSR for performance shares. This resulted in a payout of TSR performance shares granted in 2021 at 195% of target.

Performance Share Awards: CORE EPS Metric

The Core EPS9 metric used in the performance share awards is based on EIX’s three-year average annual Core EPS, measured against target levels. The Committee establishes the Core EPS target for each calendar year in February of that year.

The performance multiplier for a calendar year is based on EIX’s actual Core EPS performance for that year as a percentage of the Core EPS target for that year, in accordance with the following table:

		EPS
	Actual Core EPS as %	Performance
Performance Level	of Target Core EPS	Multiplier
Below Threshold	<80%	0
Threshold	80%	0.25x
Target	100%	1.0x
Maximum	≥120%	2.0x

If EIX’s actual Core EPS for a calendar year as a percentage of target Core EPS is between 80% and 100% or between 100% and 120%, the EPS performance multiplier is interpolated on a straight-line basis (with discrete intervals at every 4th percentage point for the EPS performance multipliers established in 2021 and 2022). The EPS performance multipliers achieved for each calendar year in the three-year performance period are averaged, and the resulting average determines the performance share payout as a multiple of the target number of shares.

[9]	See footnote 3 on page 36 for information regarding the determination of core earnings. In the context of EPS Performance Shares, all references to EPS are to core earnings per share.

www.edison.com/investors ô 2024 Proxy Statement 45

   Compensation Discussion and Analysis

In February 2024, the Committee determined that the average of the EPS performance multipliers for the 2021, 2022, and 2023 calendar years that comprised the performance period for the 2021 grant was 1.13x, as reflected in the table below. Accordingly, the Committee approved pay out of EPS performance shares granted in 2021 at 113% of target.

				EPS
	Actual	Target	Actual Core EPS as %	Performance
Year	Core EPS(1)	Core EPS(1)(2)	of Target Core EPS	Multiplier
2021	$4.62	$4.34	106%	1.20	x
2022	$4.61	$4.61	100%	1.00	x
2023	$4.76	$4.60	103%	1.18	x
Average of performance multipliers (determines actual payout):				1.13	x

(1) For the Core EPS target for 2023, the Committee used a projected weighted average of 383,072,859 shares of EIX Common Stock outstanding during 2023. To calculate actual Core EPS performance for 2023, the Committee (in accordance with the calculation methodology it approved in February 2023) used the actual weighted average of EIX Common Stock outstanding during 2023 and did not use a pro forma deduction for dividends on EIX preferred stock. In contrast, to calculate both the target Core EPS and the actual Core EPS for 2021 and 2022, the Committee (in accordance with the calculation methodology it approved in February of each of those years, respectively) held the common stock share count constant and used a pro forma deduction for dividends on EIX preferred stock (instead of a deduction for the actual dividends declared on EIX preferred stock, if any) in order to eliminate the differential impact on earnings from decisions to issue common versus preferred stock or to vary dividend rates (e.g., under GAAP, dividends on preferred stock reduce earnings, but dividends on common stock do not). Specifically, the Committee used the respective number of shares of EIX Common Stock outstanding at the beginning of 2021 and 2022, respectively, as the denominator to calculate the target Core EPS and actual Core EPS for each of 2021 and 2022: 378,907,147 shares for 2021 and 380,378,145 shares for 2022. In anticipation of EIX beginning to issue preferred stock in 2021, the Committee in February 2021 approved a pro forma deduction of $50 million for 2021 target and actual Core EPS. In February 2022, the Committee approved a pro forma deduction of $117 million for 2022 target and actual Core EPS.

(2)

In February 2023, the Committee established a target Core EPS of $4.71 for 2023. This 2023 Core EPS goal was based on a target of core earnings for 2023 that was higher than actual 2022 core earnings. The Committee made certain assumptions when establishing the target Core EPS for 2023 with respect to SCE’s cost recovery from the 2022 CEMA. The Committee also established in February 2023 an adjustment framework it would apply if a final decision for the 2022 CEMA was not issued in 2023. Since a final decision was not issued in 2023, the Committee decreased the target Core EPS for 2023 by $0.11 (to $4.60) in accordance with the adjustment framework it established in February 2023.

In February 2022, the Committee established a target Core EPS of $4.61 for 2022. This 2022 Core EPS goal was based on a target of core earnings for 2022 that was higher than actual 2021 core earnings, but the target 2022 Core EPS was $0.01 less than actual 2021 Core EPS (as calculated for EPS performance shares) because the increase in the core earnings target was outweighed by the dilutive effect of EIX Common Stock issuances during 2021. See footnote (1) above for the number of shares used for the EPS performance share calculations.

In February 2021, the Committee established a target Core EPS of $4.51 for 2021. This 2021 Core EPS goal was based on a target of core earnings for 2021 that was higher than actual 2020 core earnings, but the increase was limited by the impact of the pro forma deduction for 2021 (see footnote (1) above) and additional debt issuances to pay wildfire claims; the target 2021 Core EPS was less than actual 2020 Core EPS (as calculated for EPS performance shares) because the increase in the core earnings target was outweighed by the dilutive effect of EIX Common Stock issuances during 2020. See footnote (1) above for the number of shares used for the EPS performance share calculations. When the Committee established the 2021 Core EPS target, the CPUC had not yet issued a proposed or final decision in SCE’s 2021 General Rate Case (“GRC”). The GRC is a significant driver of the Company’s budgeting process and earnings outcome. Accordingly, when the Committee established the 2021 Core EPS target, it also established an adjustment framework it would apply after the final 2021 GRC decision was issued if the final 2021 GRC decision deviated from the assumptions on which the target level of Core EPS had been established. The 2021 GRC decision was issued a few days before the Committee’s August 2021 meeting. At the next Committee meeting (after the August meeting), the Committee decreased the target Core EPS for 2021 by $0.17 (to $4.34) in accordance with the adjustment framework it established in February 2021.

Stock Options

Each stock option granted may be exercised to purchase one share of EIX Common Stock at an exercise price equal to the closing price of a share of EIX Common Stock on the grant date. Options granted in 2022 and 2023 vest ratably over a three-year period, while options granted in 2021 and prior years vest ratably over a four-year period, in each case subject to continued employment. Options have a ten-year term.

The number of options granted to each NEO was determined by dividing the option award value approved by the Committee for that NEO by the grant date value of an option using a Black-Scholes Merton valuation model based on the same assumptions and principles used to determine the grant date fair value of options generally for purposes of EIX’s financial reporting.

Restricted Stock Units

Each restricted stock unit awarded is a right to receive one share of EIX Common Stock after the vesting requirement of three years of continued service is satisfied. The restricted stock units for NEOs provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the vesting period, the NEO will be credited with an additional number of restricted stock units having a value equal to the dividend that would have been payable on the number of restricted stock units subject to the award. The restricted stock units credited as dividend equivalents have the same vesting and other terms and conditions as the original restricted stock units and are forfeited if the underlying units do not vest.

The restricted stock units are paid in EIX Common Stock, a portion of which is withheld or sold to the extent necessary to satisfy tax withholding obligations. The Committee may elect to pay any restricted stock units in cash rather than shares of EIX Common Stock if and to the extent that payment in shares would exceed the applicable share limits of the EIX 2007 Performance Incentive Plan.

The number of restricted stock units granted to each NEO was determined by dividing the award value approved by the Committee for that NEO by the closing price of a share of EIX Common Stock on the grant date. At payout, NEOs realize an increase or decrease in value (compared to the grant date value) commensurate with the increase or decrease in value realized by shareholders from changes in the stock price and dividends over the three-year vesting period.

46 2024 Proxy Statement ô www.edison.com/investors

Compensation Discussion and Analysis

3 How We Make Compensation Decisions

Role of Compensation Committee and Executive Officers

The Committee is responsible for reviewing and determining the compensation paid to executive officers. The Committee annually reviews all components of compensation for our CEO and other executive officers, including base salary and annual and long-term incentives. The Committee also reviews significant benefits, including retirement and non-qualified deferred compensation plans.

Each February, the Committee sets the base salary and the target and maximum potential annual and long-term incentive award values for the current year for each executive officer. At that time, the Committee also determines annual incentive award payouts for the prior year and performance share payouts for the prior performance period. Base salary changes are generally effective mid-February of each year.

For the February Committee meeting, our CEO provides recommendations to the Committee regarding the compensation of other executive officers. His recommendations incorporate input from other executive officers (but not about their own compensation).

The Committee evaluates our CEO’s performance relative to goals and determines his compensation in executive session without him present. The Committee Chair reports to the Board in an independent director executive session regarding the compensation determination.

Except as otherwise noted, the Committee’s executive officer compensation determinations are the result of the Committee’s business judgment, which is informed by the experiences of the Committee members and input from the Committee’s independent compensation consultant.

In accordance with 2019 California Assembly Bill 1054, the structure of the compensation program for SCE’s executive officers, including Mr. Powell, is subject to annual approval by the Office of Energy Infrastructure Safety, a department under the California Natural Resources Agency.

Tally Sheets

The Committee periodically reviews tally sheets for executive officers. Tally sheets provide the Committee with information about the following components of compensation, including compensation paid over the preceding three calendar years:

■	Cash compensation (base pay and annual incentives);
■	Long-term incentive award values (performance shares, stock options, and restricted stock units); and
■	Changes in pension values and non-qualified plan earnings.

The tally sheets also provide the value realizable from vested and unexercised stock options, unvested long-term incentive awards, and other compensation in the event of a voluntary or an involuntary separation from service, death or disability, or a change in control resulting in termination.

The Committee also reviews additional information regarding long-term incentives, including stock program statistics on share usage, analysis of current exercise values of prior option grants, and a summary of current and past performance share results.

Role of the Committee’s Independent Compensation Consultant

The Committee retained Pay Governance to assist in evaluating executive officer compensation for 2023. Pay Governance’s assistance included helping the Committee identify industry trends and norms for executive compensation, reviewing and identifying appropriate peer group companies and pay surveys, and evaluating executive compensation data for these companies. All determinations regarding executive compensation were ultimately made by the Committee.

During 2023, Pay Governance provided the following services:

■	Provided presentations on executive compensation trends;
■	Conducted a competitive evaluation of total direct compensation for executives at EIX and its peers;
■	Reviewed Committee agendas and supporting materials before each meeting, and raised questions/issues with management and the Committee Chair, as appropriate;
■	Conducted a risk assessment of the Company’s compensation programs;
■	Performed an analysis of the alignment between the Company’s realizable pay and performance relative to peers;
■	Provided an analysis of incentive plan design and metrics in the industry;
■	Conducted a competitive analysis of outside director compensation;
■	Reviewed drafts of the CD&A for the Proxy Statement and related compensation tables; and

www.edison.com/investors ô 2024 Proxy Statement 47

   Compensation Discussion and Analysis

■	Provided advice to the Committee on EIX CEO compensation at its February meeting, without review by the EIX CEO.

In addition, Pay Governance representatives attended Committee meetings and communicated directly with the Committee as needed. Pay Governance did not perform any services for the Company in 2023 unrelated to the Committee’s responsibilities for our compensation programs, and all interactions by the consultants with management were related to their work for the Committee and conducted in accordance with the directions of the Committee or its Chair.

The Committee retains sole authority to hire its compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. Pursuant to SEC rules, the Committee assessed and determined that no conflict of interest exists with respect to the engagement of Pay Governance as the Committee’s compensation consultant.

Use of Competitive Data

As discussed in What We Pay and Why: Elements of Total Direct Compensation, the Committee targets “market median” for comparable positions for each element of total direct compensation.10 Although the Committee uses market median as a guide, the Committee exercises its judgment in setting each executive officer’s compensation levels and takes into account the executive officer’s individual performance, future potential, experience, internal equity, retention concerns, or other factors it considers relevant under the circumstances. On an aggregate basis, the target total direct compensation for our executive officers for 2023 was approximately at the market median across positions.

The Committee used peer group data and data from Willis Towers Watson pay surveys to determine the market median for 2023. The peer group data was for companies in the PHLX Utility Sector Index (formerly known as the Philadelphia Utility Index), which has been used by the Committee since 2005 for benchmarking executive officer compensation and company performance. The Committee believes use of an established market index for peer group purposes is consistent with the way shareholders evaluate performance across companies within an industry.

■ ■ ■ ■	■ ■ ■ ■	■ [13] ■ ■ ■	■ ■ ■
2023 PEER GROUP COMPANIES – PHLX UTILITY sector INDEX
■ AES Corporation ■ Ameren ■ American Electric Power ■ American Water Works ■ CenterPoint Energy	■ Consolidated Edison ■ Constellation Energy ■ Dominion Energy ■ DTE Energy ■ Duke Energy	■ Entergy ■ Eversource Energy ■ Exelon ■ FirstEnergy ■ NextEra Energy	■ Pinnacle West ■ Public Service Enterprise Group ■ Southern Company ■ WEC Energy Group ■ Xcel Energy

EIX is at or near the peer group median in revenues and market capitalization. For calendar year 2023, EIX had revenues of $16.3 billion compared to the peer group median of $12.9 billion (ranking 7th out of the 21 companies in the peer group), based on reported revenues. As of December 29, 2023 (the last NYSE trading day in 2023), EIX’s market capitalization was $27.4 billion, which was the median of the peer group (ranking 11th out of 21).

As part of the process of setting 2023 target total direct compensation for NEOs, Pay Governance provided the Committee with benchmarking data from peer group proxy statements. In addition, the Committee received base salary, target annual incentive, and target long-term incentive grant value data from the Willis Towers Watson 2022 Energy Services and the Willis Towers Watson 2022 General Industry pay surveys. The pay survey data included compensation information from utilities, other energy companies, and companies in other industries with comparable revenues, in order to reflect the range of the Company’s competitors for executive talent and provide a robust set of information to make compensation decisions. The pay survey data were presented to the Committee in aggregated form. The Committee does not consider the identities of the individual companies in the survey data to be material for its decision-making process, and the individual companies were not provided to the Committee.

[10]

The term “market median” is used in this CD&A to mean the median level of pay, for that particular element of compensation and for comparable positions, based on peer group data and data from pay surveys provided by Willis Towers Watson.

48 2024 Proxy Statement ô www.edison.com/investors

Compensation Discussion and Analysis

RISK CONSIDERATIONS

The Company’s executive compensation policy directs that our total compensation structure should not encourage inappropriate or excessive risk-taking. The Committee takes risk into consideration when reviewing and approving executive compensation.

As specified in its charter, and with the assistance of Pay Governance and Company management, the Committee reviewed the compensation programs of the Company and its subsidiaries, for executives and for employees generally, and has concluded these programs do not create risks reasonably likely to have a material adverse effect on the Company.

In concluding that the current executive compensation program does not encourage inappropriate or excessive risk-taking, the Committee noted the following characteristics that limit risk:

■	Annual incentives are balanced with long-term incentives to lessen the risk that short-term objectives might be pursued to the detriment of long-term value creation;
■	Goals for annual incentive programs are varied (not focused on just one metric), include safety and compliance goals, and are subject to Committee review and discretion as to the ultimate award payment for executives;
■	Long-term incentive awards are subject to a multi-year vesting schedule;
■	The ultimate value of equity grants is not solely dependent on stock price due to the use of relative TSR and Core EPS for performance shares;
■	Annual incentive and performance share payouts are capped at 200% of target;
■	Stock ownership guidelines require Vice Presidents and more senior officers to own Company stock worth one to six times their base salary and prohibit sales of EIX Common Stock acquired from long-term incentive awards if the required ownership level has not been achieved;
■	All directors and employees, including NEOs, are prohibited from short sales, trading in derivatives and hedging of Company securities;
■	Executive officers are prohibited from pledging Company securities, as are Vice Presidents and more senior officers who report directly to the CFO;
■	The Company maintains an incentive compensation recoupment policy for accounting restatements and separate misconduct recoupment provisions; and
■	Executive retirement and deferred compensation benefits are unfunded and thus depend on the continued solvency of the Company.

The Committee’s evaluation of risk also takes into consideration whether features of the compensation program may negatively impact the ability of the Company to attract, motivate and retain a talented group of employees, thereby producing talent risk.

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   Compensation Discussion and Analysis

4 Post-Employment and Other Benefits

Post-Employment and Disability Benefits

The NEOs receive retirement benefits under qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and the 401(k) Plan are both qualified retirement plans in which the NEOs participate on substantially the same terms as other participating employees.

Due to limitations imposed by ERISA and the Internal Revenue Code, the benefits payable to the NEOs under the SCE Retirement Plan and the 401(k) Plan are limited. The Executive Retirement Plan and the Executive Deferred Compensation Plan allow our NEOs to receive some of the benefits that would be paid under the qualified plans but for such limitations, and certain additional benefits.

For descriptions of the tax-qualified and non-qualified defined benefit pension plans and the Executive Deferred Compensation Plan, see the narrative to the Pension Benefits Table and Non-Qualified Deferred Compensation Table, respectively.

The Company also sponsors an executive disability benefit plan in which the NEOs were eligible to participate in 2023.

The Committee believes these programs help us to attract and retain highly qualified executives.

2023 Change in Pension Value

Our executives hired before 2018, including our NEOs, participate in the SCE Retirement Plan and receive a final average pay benefit under the EIX Executive Retirement Plan. Executives hired on or after January 1, 2018 do not. See the Pension Benefits Table section below for details.

We are required to calculate an NEO’s change in pension value each year based on applicable accounting rules. This accounting-based value is disclosed in column (g) of the Summary Compensation Table and included in the standard total compensation column of the Summary Compensation Table (the “Total” in column (i) of the table). However, the accounting-based methodology for determining the change in pension value is sensitive to interest rate levels and other assumptions, and changes in those assumptions may result in large swings in disclosed value from year-to-year, particularly for long-service executives who receive a final average pay benefit, such as Messrs. Pizarro and Powell and Ms. Rigatti, each of whom has more than 20 years of service as an employee of the Company or its subsidiaries.

It is important to note that the accounting-based assumptions used to calculate the change in pension value are generally outside the control of the Committee and many of them vary from the assumptions and payment elections used to calculate actual pension benefit amounts and payment streams under the SCE Retirement Plan and EIX Executive Retirement Plan.

Severance and Change in Control Benefits

Our policy regarding severance protection for NEOs stems from its importance in retaining and recruiting executives. Executives have attractive opportunities with other companies or are recruited from well-compensated positions in other companies. We believe offering severance benefits if any officer is terminated without cause provides financial security to offset the risk of leaving another company or foregoing an opportunity with another company. Severance benefits are not offered for resignation for “good reason,” except if a “change in control” occurs (these terms are defined in the EIX 2008 Executive Severance Plan (the “Severance Plan”)).

The current executive compensation plans offer additional benefits if a change in control of EIX occurs. We believe the occurrence, or expected occurrence, of a change-in-control transaction would create uncertainty regarding continued employment for NEOs. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. To encourage the NEOs to remain employed with the Company during a time when their prospects for continued employment following the change in control would be uncertain, and to permit them to remain focused on the Company’s interests, NEOs are provided with enhanced severance benefits if their employment is terminated without cause or constructively terminated within a defined period of time around a change in control of EIX. Constructive termination (or a resignation for “good reason”) would include occurrences such as a material diminution in duties or salary, or a substantial relocation.

Given that none of the NEOs has an employment agreement that provides for fixed positions or duties, or for a guaranteed base salary or annual incentive award, we believe a constructive termination severance trigger is needed to prevent an acquirer from having an incentive to constructively terminate an NEO’s employment to avoid paying any severance benefits. We do not provide excise tax gross-ups on change-in-control severance benefits for any of our executives. We do not believe NEOs should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. Therefore, the payment of cash severance benefits is subject to a double-trigger where a termination without cause or constructive termination of employment must also occur before payment.

50 2024 Proxy Statement ô www.edison.com/investors

Compensation Discussion and Analysis

However, if a change in control occurs where EIX is not the surviving corporation, and following the transaction, outstanding equity awards are not continued or assumed, then NEOs and other holders of awards under our equity incentive plan would receive immediate vesting of their outstanding equity awards as described under Potential Payments Upon Termination or Change in Control. We believe it is appropriate to fully vest equity awards in change-in-control situations where EIX is not the surviving corporation and the equity awards are not assumed, whether or not employment is terminated, because such a transaction ends the NEOs’ ability to realize any further value with respect to the equity awards.

For detailed information on the estimated potential payments and benefits payable to NEOs if they terminate employment, including following a change in control of the Company, see Potential Payments Upon Termination or Change in Control.

Perquisites

In general, we provide no perquisites to our NEOs. If a business-related security concern exists, the Company may pay for reasonable security services. Given the nature of these concerns and costs, the Company does not consider the security services to be a perquisite. However, any such security services for 2023 were taken into account when determining whether the total amount of perquisites for an NEO exceeded the $10,000 threshold for required disclosure in the Summary Compensation Table. This threshold was not reached for any NEO for 2023.

5 Other Compensation Policies and Guidelines

Tax-Deductibility

Federal income tax law generally prohibits a publicly held company from deducting compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017 may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Committee intended to be deductible will in fact be deductible.

Although the potential deductibility of compensation is one of the factors the Committee generally considers when designing the Company’s executive compensation program, the Committee has the flexibility to take any compensation-related actions it determines are in the best interests of the Company and its shareholders, including awarding compensation that will not be deductible for tax purposes.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, the Company has stock ownership guidelines that require Vice Presidents and more senior officers to own EIX Common Stock or equivalents in an amount ranging from one to six times their annual base salary. The stock ownership guidelines for NEOs who were employed on December 31, 2023 are as follows:

Stock Ownership Guideline as
Executive	Multiple of Base Salary
EIX President and CEO	6x
EIX CFO; EIX General Counsel	3x
SCE President and CEO	3x
EIX Senior Vice President ("SVP"); Edison Energy President and CEO	2x

The NEOs are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. EIX Common Stock owned outright, shares held in the 401(k) Plan, and vested and unvested restricted stock units which do not depend on performance measures are included in determining compliance with the guidelines. Shares that NEOs may acquire through the exercise or payout of stock options and performance shares are not included in determining compliance until the options or performance shares are exercised, or paid, as the case may be, and the shares are acquired. Based on ownership as of March 1, 2024, all NEOs are in compliance with the guidelines.

The guidelines provide that an officer subject to the guidelines may not sell EIX Common Stock acquired pursuant to an EIX long-term incentive award (“Acquired Stock”) if the officer does not meet his or her ownership requirement under the guidelines. An officer whose ownership satisfies the guidelines may not sell Acquired Stock to the extent the sale would cause his or her ownership to fall below the applicable guideline level. These transfer limitations do not apply to transfers to satisfy the exercise price of an EIX stock option or to satisfy tax withholding obligations with respect to an EIX long-term incentive award.

The guidelines also provide that officers should elect dividend reinvestment on shares of EIX Common Stock owned by them if they have not met their guideline level.

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   Compensation Discussion and Analysis

Hedging and Pledging Policy

Under the Company’s Insider Trading Policy, the following activities related to Covered Securities, including EIX shares,11 are prohibited for all directors and employees, including NEOs:

■	Hedging related to Covered Securities. The Insider Trading Policy provides the following examples of hedging transactions: (i) selling security futures contracts related to Covered Securities; (ii) entering into prepaid variable forward contracts, equity swaps, or zero cost collars related to Covered Securities; and (iii) contributing a Company security to an exchange fund in exchange for an interest in the fund.
■	Trading in derivatives related to Covered Securities.
■	Purchasing Covered Securities on margin. Any Covered Securities purchased in the open market must be paid for fully at the time of purchase. Cashless exercises are permitted for stock options granted by the Company as compensation under the EIX 2007 Performance Incentive Plan.
■	Short sales of Covered Securities. Any Covered Securities sold by the director or employee must be owned by or her at the time of sale. Cashless exercises are permitted for stock options granted by the Company as compensation under the EIX 2007 Performance Incentive Plan.

In addition, directors, executive officers, and Vice Presidents and more senior officers who report directly to the CFO may not pledge Covered Securities as collateral for loans.

COMPENSATION RECOUPMENT PROVISIONS

The Company adopted the Incentive Compensation Recoupment Policy for Accounting Restatements (the “Recoupment Policy”), effective on October 2, 2023, pursuant to the requirements of the NYSE listing standards implementing Rule 10D-1 of the Securities Exchange Act of 1934 (the “Clawback Rules”). The Company filed the Recoupment Policy as an exhibit to the 2023 Annual Report.

The Recoupment Policy applies to incentive-based compensation received by current and former Section 16 officers of the Company and SCE, executive officers of SCE and controllers of SCE (each, a “Covered Executive”). Recoupment of certain incentive-based compensation is required under the Recoupment Policy in the event that the Company or SCE is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In general, in the event of such a financial restatement, Covered Executives would forfeit or return the amount of any incentive-based compensation that they received during the three fiscal years preceding the date of the restatement that the Committee determines exceeds the amount the executive would have received had the revised financial statement(s) been used to determine the compensation. The Committee is responsible for administering the Recoupment Policy consistent with the requirements of the Clawback Rules that apply to EIX.

In addition, the Company has also adopted misconduct recoupment provisions to allow recoupment of annual and long-term incentive compensation from officers who are terminated or suspended without pay for certain misconduct (“Misconduct Recoupment Provisions”). The Misconduct Recoupment Provisions apply to annual and long-term incentive compensation awarded on or after January 1, 2024 and apply to all Vice Presidents and more senior officers of the Company and SCE.

Compensation Committee Report

The Compensation and Executive Personnel Committee is composed of the five independent directors listed below and operates under a charter adopted by the Board, which is posted on our website at www.edison.com/corpgov.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s 2023 Annual Report and this Proxy Statement.

Vanessa C.L. Chang (Chair) James T. Morris Carey A. Smith Linda G. Stuntz Peter J. Taylor

Compensation Committee Interlocks and Insider Participation

Ms. Smith joined the Compensation and Executive Personnel Committee on April 27, 2023. The other Committee members whose names appear on the Compensation Committee Report above served during all of 2023. Under applicable SEC rules, there were no interlocks or insider participation on the Committee.

11 The Insider Trading Policy defines “Covered Securities” as all of the securities of EIX and its consolidated subsidiaries, including: common, preferred and preference stocks or other equity securities; debt securities; and derivative, convertible and exchangeable securities related to these securities, whether or not issued by EIX or any of its subsidiaries.

52 2024 Proxy Statement ô www.edison.com/investors

Executive Compensation

Executive Compensation

Summary Compensation Table – Fiscal Years 2021, 2022 and 2023

The following table presents information regarding the compensation of our NEOs for fiscal years 2021, 2022 and 2023. The table was prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our NEOs. The amounts under “Stock Awards” and “Option Awards” do not represent the actual amounts paid to or realized by our NEOs for these awards during 2021-2023 but represent the aggregate grant date fair value of awards granted in those years as determined for financial reporting purposes. Likewise, the amounts under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” do not reflect amounts paid to or realized by our NEOs during 2021-2023.

						Change in
						Pension
						Value and
						Non-Qualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Awards(1)	Awards(2)	Compensation	Earnings(3)	Compensation(4)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Pedro J. Pizarro	2023	1,396,538	6,825,189	2,275,001	1,849,365	2,505,218	29,800	14,881,111
EIX President and CEO	2022	1,365,385	6,576,144	2,192,006	1,960,470	68,924	28,300	12,191,229
	2021	1,325,249	3,823,832	3,823,755	2,074,800	3,289,304	27,400	14,364,340
Maria Rigatti	2023	765,962	1,530,412	510,137	741,549	1,129,358	19,800	4,697,218
EIX EVP and CFO	2022	732,115	1,433,324	477,757	761,570	22,486	18,300	3,445,552
	2021	707,981	887,582	887,504	783,840	1,307,104	17,400	4,591,411
Adam S. Umanoff	2023	670,962	1,088,583	362,815	611,820	308,548	19,800	3,062,528
EIX EVP, General Counsel and Corporate	2022	635,962	984,154	328,006	569,856	320,176	18,300	2,856,454
Secretary(5)	2021	603,604	665,517	665,504	626,175	361,249	17,400	2,939,449
Steven D. Powell	2023	707,500	1,394,348	464,761	594,683	819,612	23,225	4,004,129
SCE President and CEO(5)	2022	650,000	1,145,681	381,882	591,175	8,501	22,480	2,799,719
	2021	481,513	458,244	458,140	469,967	430,345	17,400	2,315,609
J. Andrew Murphy	2023	497,115	637,533	212,507	360,500	154,223	19,800	1,881,678
President and CEO of Edison Energy(5)	2022	475,000	534,456	178,127	370,073	83,169	18,300	1,659,125
	2021	475,000	356,260	356,256	418,950	264,381	17,400	1,888,247

(1)

Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 9 (Compensation and Benefit Plans) to Consolidated Financial Statements, included as part of the Company’s 2023 Annual Report and (ii) similar Notes to the Company’s Consolidated Financial Statements for prior years when the awards were granted.

The table below shows the maximum grant date value of the performance share awards included in the Summary Compensation Table assuming achievement of the highest level of performance conditions. The performance period for the 2021 performance share awards ended on December 31, 2023. EIX’s TSR ranked at the 74th percentile among the comparison group TSR for the TSR performance shares granted in 2021, resulting in a payout at 195% of target for those performance shares. The performance periods for the 2022 and 2023 performance shares have not ended.

	Maximum	Maximum	Maximum
	Performance Share	Performance Share	Performance Share
	Potential as of	Potential as of	Potential as of
	Grant Date for 2023	Grant Date for 2022	Grant Date for 2021
	Awards	Awards	Awards
Name	($)	($)	($)
Pedro J. Pizarro	9,100,271	8,768,203	3,823,842
Maria Rigatti	2,040,560	1,911,134	887,598
Adam S. Umanoff	1,451,432	1,312,204	665,525
Steven D. Powell	1,859,118	1,527,563	458,266
J. Andrew Murphy	850,065	712,598	356,263

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   Executive Compensation

(2)

Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 9 (Compensation and Benefit Plans) to Consolidated Financial Statements, included as part of the Company’s 2023 Annual Report and (ii) similar Notes to the Company’s Consolidated Financial Statements for prior years when the awards were granted.

(3)

The reported amounts for 2023 include: (i) 2023 interest on deferred compensation account balances considered under SEC rules to be at above-market rates for Mr. Pizarro $10,367; Ms. Rigatti $2,899; Mr. Umanoff $9,700; Mr. Powell $1,866; and Mr. Murphy $758; and (ii) the 2023 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan for Mr. Pizarro $2,494,851; Ms. Rigatti $1,126,459; Mr. Umanoff $298,848; Mr. Powell $817,746; and Mr. Murphy $153,465. The change in pension value amounts reported in column (g) and this footnote (3) are based on accounting rules and incorporate changes in discount rates and other assumptions that are outside the control of the Committee and may not reflect the actual amounts that ultimately will be paid to the NEO. The assumptions used for pension plan benefit accruals and payments may differ from assumptions used for accounting purposes and may change from time to time. See Pension Benefits Table below for an explanation of pension benefit formulas.

(4)

Amounts reported for 2023 represent EIX or SCE contributions to the 401(k) Plan for each NEO other than Messrs. Pizarro and Powell. For Mr. Pizarro, the amount reported for 2023 includes (i) $19,800 for company matching contributions to the 401(k) Plan and (ii) $10,000 in charitable matching gifts under the Director Matching Gift Program described in footnote (4) to the Director Compensation Table above. For Mr. Powell, the amount reported for 2023 includes (i) $19,800 for company matching contributions to the 401(k) Plan and (ii) $3,425 in charitable matching gifts under the Director Matching Gift Program described in footnote (4) to the Director Compensation Table above.

(5)

Mr. Powell became SCE’s President and CEO on December 1, 2021; he was an SCE EVP from January 1, 2021 through November 30, 2021. Mr. Umanoff became Corporate Secretary in January 2024 while continuing to serve as EVP and General Counsel. Mr. Murphy became the CEO of Edison Energy on July 10, 2023, and the President and CEO of Edison Energy on July 31, 2023; he was an EIX SVP prior to becoming the CEO of Edison Energy.

54 2024 Proxy Statement ô www.edison.com/investors

Executive Compensation

Grants of Plan-Based Awards Table – Fiscal Year 2023

The following table presents information regarding the incentive plan awards granted to our NEOs during 2023.

			Estimated Future Payouts			Estimated Future Payouts
			Under Non-Equity Incentive			Under Equity Incentive			All Other			Grant
			Plan Awards(1)			Plan Awards(2)			Stock	All Other		Date Fair
						Threshold	Target	Maximum	Awards:	Option	Exercise	Value
						Number	Number	Number	Number	Awards:	or Base	of Stock
						of Shares	of Shares	of Shares	of Shares	Number of	Price of	and
		Date of				of Stock	of Stock	of Stock	of Stock	Securities	Option	Option
	Grant	Committee	Threshold	Target	Maximum	or Units	or Units	or Units	or Units	Underlying	Awards	Awards(3)
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/Sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Pedro J. Pizarro
TSR Performance Shares	3/1/2023	2/22/2023				6,217	24,867	49,734				2,275,082
EPS Performance Shares	3/1/2023	2/22/2023				8,806	35,223	70,446				2,275,054
Stock Options	3/1/2023	2/22/2023								179,842	64.59	2,275,001
Restricted Stock Units	3/1/2023	2/22/2023							35,223			2,275,054
Annual Incentive				1,890,000	3,780,000
Maria Rigatti
TSR Performance Shares	3/1/2023	2/22/2023				1,394	5,576	11,152				510,148
EPS Performance Shares	3/1/2023	2/22/2023				1,975	7,898	15,796				510,132
Stock Options	3/1/2023	2/22/2023								40,327	64.59	510,137
Restricted Stock Units	3/1/2023	2/22/2023							7,898			510,132
Annual Incentive				654,500	1,309,000
Adam S. Umanoff
TSR Performance Shares	3/1/2023	2/22/2023				992	3,966	7,932				362,849
EPS Performance Shares	3/1/2023	2/22/2023				1,405	5,618	11,236				362,867
Stock Options	3/1/2023	2/22/2023								28,681	64.59	362,815
Restricted Stock Units	3/1/2023	2/22/2023							5,618			362,867
Annual Incentive				540,000	1,080,000
Steven D. Powell
TSR Performance Shares	3/1/2023	2/22/2023				1,270	5,080	10,160				464,769
EPS Performance Shares	3/1/2023	2/22/2023				1,799	7,196	14,392				464,790
Stock Options	3/1/2023	2/22/2023								36,740	64.59	464,761
Restricted Stock Units	3/1/2023	2/22/2023							7,196			464,790
Annual Incentive				607,750	1,215,500
J. Andrew Murphy
TSR Performance Shares	3/1/2023	2/22/2023				581	2,323	4,646				212,531
EPS Performance Shares	3/1/2023	2/22/2023				823	3,290	6,580				212,501
Stock Options	3/1/2023	2/22/2023								16,799	64.59	212,507
Restricted Stock Units	3/1/2023	2/22/2023							3,290			212,501
Annual Incentive				350,000	700,000

(1)

Maximum amounts reported reflect 200% of the applicable annual incentive target under the EICP. For information regarding the description of performance-based conditions under the EICP, see Annual Incentive Awards in the CD&A above.

(2)

One-half of each NEO’s 2023 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2023 performance share award as separate awards. See Long-Term Incentive Awards in the CD&A above and Potential Payments on Termination or Change in Control below for information regarding the terms of the awards, the description of performance-based vesting conditions, the criteria for determining the amounts payable, and the consequences of a termination of employment in certain circumstances.

(3)

The amounts shown for performance shares, options, and restricted stock units represent the grant date fair value of the awards in 2023 determined in accordance with FASB ASC Topic 718. There is no guarantee that, if and when the awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (1) and (2) to the Summary Compensation Table.

www.edison.com/investors ô 2024 Proxy Statement 55

   Executive Compensation

Outstanding Equity Awards Table – Fiscal Year-End 2023

The following table presents information regarding the outstanding equity awards held by our NEOs at the end of 2023.

		Option Awards				Stock Awards
									Equity
									Incentive
									Plan
									Awards:
								Equity	Market
								Incentive	or Payout
								Plan Awards:	Value of
							Market	Number of	Unearned
		Number of	Number of			Number	Value of	Unearned	Shares,
		Securities	Securities			of Shares	Shares or	Shares,	Units or
		Underlying	Underlying			or Units of	Units of	Units or	Other
		Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Rights That
		Options	Options	Exercise	Option	Have Not	Have Not	That Have	Have Not
	Grant	Exercisable(1)	Unexercisable(1)	Price	Expiration	Vested(2)	Vested(2)(3)	Not Vested(4)	Vested(3)(4)
Name	Date	(#)	(#)	($)	Date	(#)	($)	(#)	($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J. Pizarro	12/31/2014	65,879	—	65.48	1/3/2024	—	—	—	—
	3/2/2015	111,608	—	63.72	1/2/2025	—	—	—	—
	3/1/2016	116,785	—	66.88	1/2/2026	—	—	—	—
	9/30/2016	75,836	—	72.25	1/2/2026	—	—	—	—
	3/1/2017	249,942	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	373,476	—	60.78	1/3/2028	—	—	—	—
	3/5/2019	402,500	—	62.50	1/2/2029	—	—	—	—
	3/5/2020	338,391	112,796	69.01	1/2/2030	—	—	—	—
	3/1/2021	264,804	264,802	54.91	1/2/2031	39,752	2,841,898	—	—
	3/1/2022	73,955	147,908	63.65	1/2/2032	37,604	2,688,275	140,478	10,042,764
	3/1/2023	—	179,842	64.59	1/3/2033	36,788	2,629,953	125,519	8,973,335
Maria Rigatti	9/30/2014	18,386	—	55.92	1/3/2024	—	—	—	—
	3/2/2015	22,500	—	63.72	1/2/2025	—	—	—	—
	3/1/2016	22,103	—	66.88	1/2/2026	—	—	—	—
	9/30/2016	22,294	—	72.25	1/2/2026	—	—	—	—
	3/1/2017	60,197	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	88,537	—	60.78	1/3/2028	—	—	—	—
	3/5/2019	104,092	—	62.50	1/2/2029	—	—	—	—
	3/5/2020	83,466	27,819	69.01	1/2/2030	—	—	—	—
	3/1/2021	61,463	61,460	54.91	1/2/2031	9,227	659,646	—	—
	3/1/2022	16,120	32,236	63.65	1/2/2032	8,196	585,911	30,619	2,188,932
	3/1/2023	—	40,327	64.59	1/3/2033	8,249	589,710	28,145	2,012,094
Adam S. Umanoff	3/2/2015	83,572	—	63.72	1/2/2025	—	—	—	—
	3/1/2016	76,015	—	66.88	1/2/2026	—	—	—	—
	3/1/2017	52,672	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	67,180	—	60.78	1/3/2028	—	—	—	—
	3/5/2019	74,258	—	62.50	1/2/2029	—	—	—	—
	3/5/2020	59,544	19,845	69.01	1/2/2030	—	—	—	—
	3/1/2021	46,089	46,086	54.91	1/2/2031	—	—	—	—
	3/1/2022	11,067	22,132	63.65	1/2/2032	—	—	21,023	1,502,949
	3/1/2023	—	28,681	64.59	1/3/2033	—	—	20,019	1,431,194

56 2024 Proxy Statement ô www.edison.com/investors

Executive Compensation

		Option Awards				Stock Awards
									Equity
									Incentive
									Plan
									Awards:
								Equity	Market
								Incentive	or Payout
								Plan Awards:	Value of
							Market	Number of	Unearned
		Number of	Number of			Number	Value of	Unearned	Shares,
		Securities	Securities			of Shares	Shares or	Shares,	Units or
		Underlying	Underlying			or Units of	Units of	Units or	Other
		Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Rights That
		Options	Options	Exercise	Option	Have Not	Have Not	That Have	Have Not
	Grant	Exercisable(1)	Unexercisable(1)	Price	Expiration	Vested(2)	Vested(2)(3)	Not Vested(4)	Vested(3)(4)
Name	Date	(#)	(#)	($)	Date	(#)	($)	(#)	($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Steven D. Powell	3/3/2014	6,852	—	51.90	1/3/2024	—	—	—	—
	3/2/2015	6,925	—	63.72	1/2/2025	—	—	—	—
	3/1/2016	8,328	—	66.88	1/2/2026	—	—	—	—
	3/1/2017	7,763	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	10,183	—	60.78	1/3/2028	—	—	—	—
	9/28/2018	1,425	—	67.68	1/3/2028	—	—	—	—
	3/5/2019	14,616	—	62.50	1/2/2029	—	—	—	—
	9/30/2019	5,184	—	75.42	1/2/2029	—	—	—	—
	3/5/2020	22,083	7,358	69.01	1/2/2030	—	—	—	—
	3/1/2021	24,673	24,670	54.91	1/2/2031	3,704	264,773	—	—
	12/31/2021	4,821	4,818	68.25	1/2/2031	816	58,310	—	—
	3/1/2022	12,884	25,768	63.65	1/2/2032	6,551	468,354	24,474	1,749,615
	3/1/2023	—	36,740	64.59	1/3/2033	7,516	537,295	25,643	1,833,194
J. Andrew Murphy	3/1/2016	28,995	—	66.88	1/2/2026	—	—	—	—
	3/1/2017	25,258	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	43,446	—	60.78	1/3/2028	—	—	—	—
	3/5/2019	44,786	—	62.50	1/2/2029	—	—	—	—
	3/5/2020	32,505	10,835	69.01	1/2/2030	—	—	—	—
	3/1/2021	24,673	24,670	54.91	1/2/2031	—	—	—	—
	3/1/2022	6,011	12,018	63.65	1/2/2032	—	—	11,417	816,185
	3/1/2023	—	16,799	64.59	1/3/2033	—	—	11,725	838,198

(1)

Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments—over a three-year vesting period for 2023 and 2022 grants and over a four-year vesting period for grants made before 2022—with the first installment vesting on January 2 in the year following the year in which the grant occurs and the remaining installments vesting on the anniversaries of that date thereafter (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).

(2)

Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs (if January 2 falls on a holiday or weekend, then vesting occurs on the next business day on which the New York Stock Exchange is open).

(3)

The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 29, 2023 (the last NYSE trading day in 2023).

(4)

Subject to each NEO’s continued employment, approximately half of each NEO’s 2022 and 2023 performance share grants become earned and vested based on EIX’s comparative TSR during the relevant three-year performance period (“TSR Performance Shares”) and the remainder become earned and vested based on EIX’s average annual Core EPS measured against target levels for the three calendar years in the relevant performance period (“EPS Performance Shares”). The number of performance shares included for each NEO in column (i) of the table above is the aggregate number of shares that may become earned if (i) for the TSR Performance Shares granted in 2022 and 2023, EIX’s TSR for the 2022-2024 and 2023-2025 performance periods, respectively, turns out to be at the 75th percentile of the comparison group of companies or greater and (ii) for the EPS Performance Shares granted in both years, EIX’s Core EPS turns out to be equal to or greater than 120% of the target level each year in the performance periods. These are the maximum (i.e., 200% of target) number of 2022 and 2023 TSR Performance Shares, and the maximum (i.e., 200% of target) number of 2022 and 2023 EPS Performance Shares that may become payable (including shares added by reinvestment of dividend equivalents). These payout assumptions are presented in accordance with SEC guidance and are provided only for purposes of illustration and not as an expectation or projection about the future.

www.edison.com/investors ô 2024 Proxy Statement 57

   Executive Compensation

Option Exercises and Stock Vested Table – Fiscal Year 2023

The following table presents information regarding the exercise of stock options by our NEOs and vesting of stock awards during 2023. The stock awards listed in the following table represent the value realized on the vesting of restricted stock units during 2023, and the value realized on the vesting of 2021 performance share awards payable for the 2021-2023 performance period.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise(1)	on Vesting(2)	on Vesting(2)(3)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Pedro J. Pizarro	—	—	88,168	6,081,453
Maria Rigatti	—	—	20,913	1,440,370
Adam S. Umanoff	—	—	15,861	1,133,905
Steven D. Powell	4,077	64,417	8,521	594,684
J. Andrew Murphy	22,471	201,399	8,786	628,094
(1)	The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options, multiplied by the number of shares as to which the options were exercised.
(2)	This column (d) includes shares of EIX Common Stock issuable upon the vesting of (i) restricted stock units granted to Messrs. Pizarro and Powell and Ms. Rigatti in 2020 that vested on January 3, 2023 and (ii) performance shares granted in 2021 to all of the NEOs that vested on December 31, 2023. In addition, the amounts reported in this column (d) for Messrs. Umanoff and Murphy include 5,868 and 3,436 shares, respectively, representing restricted stock units granted in 2023, including dividend equivalents, that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of their awards had such officers elected to retire on December 31, 2023. In accordance with applicable SEC rules, the units discussed in this footnote are also reported as 2023 registrant contributions in the Non-Qualified Deferred Compensation Table below because, while the units vested or are considered to have vested for certain purposes, they were not yet payable on December 31, 2023.
(3)	The values in this column (e) are based on the market prices of EIX Common Stock on January 3, 2023 and December 29, 2023 (the last NYSE trading day in 2023) which were $64.28 and $71.49, respectively. For Messrs. Umanoff and Murphy, the portion of the amounts attributable to the 2023 restricted stock units described in footnote (2) are $419,472 and $245,650, respectively.

Pension Benefits Table

The following table presents information regarding the present value of accumulated benefits that may become payable to, and payments made to, our NEOs under the qualified and non-qualified defined-benefit pension plans sponsored by SCE or EIX.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service(1)	Benefit(2)	Fiscal Year(3)
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Pedro J. Pizarro	SCE Retirement Plan	24.2	741,450	—
	Executive Retirement Plan	24	15,577,302	—
Maria Rigatti	SCE Retirement Plan	24.2	889,681	—
	Executive Retirement Plan	24	6,091,833	21,315
Adam S. Umanoff	SCE Retirement Plan	9.0	212,795	—
	Executive Retirement Plan	9	1,900,986	—
Steven D. Powell	SCE Retirement Plan	23.5	343,042	—
	Executive Retirement Plan	24	2,121,894	—
J. Andrew Murphy	SCE Retirement Plan	8.3	193,960	—
	Executive Retirement Plan	8	1,266,760	—

(1)	The years of credited service are presented as of December 31, 2023 and reflect all years of credited service with EIX and its affiliates.
(2)	The amounts reported in column (d) for “Present Value of Accumulated Benefit” (“PVAB”) are actuarial estimates of the present value of each NEO’s accumulated benefits under the SCE Retirement Plan and the Executive Retirement Plan, using the same measurement date (December 31, 2023) and material assumptions used for year-end 2023 financial reporting purposes, except that it is assumed for purposes of the amounts reported in column (d) that each NEO retires at the later of December 31, 2023, 5 years of service, or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan. The following assumptions were used to calculate the PVAB: (i) discount rate of 5.04% for the SCE Retirement Plan and 4.97% for the Executive Retirement Plan; (ii) the Pri-2012 White Collar Mortality Table projected with the MP-2021 projection table; (iii) 85% of benefits under the SCE Retirement Plan are paid in the form of a lump sum and 15% are paid in the form of a single life annuity, while 100% of benefits under the Executive Retirement Plan are paid in the form of a lump sum; and (iv) lump sum amounts are determined using an interest rate of 5.04%.
(3)	Payments were made to Ms. Rigatti in accordance with plan terms pursuant to her 2014 termination of employment from Edison Mission Energy, an indirect wholly owned subsidiary of EIX that in 2014 had substantially all of its assets and liabilities discharged in bankruptcy or transferred to third parties. These payments were reflected in the 2023 change in pension value amount reported in footnote (3) to the Summary Compensation Table.

58 2024 Proxy Statement ô www.edison.com/investors

Executive Compensation

SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted. Employees hired on or after December 31, 2017 are not eligible to participate in the plan.

Form of Payment

Eligible participants may elect a lump sum, life annuity, joint and survivor annuity (if married), or a contingent annuity. For married participants, payment in a joint and 50% survivor annuity is the automatic form of benefit, absent an alternative election. The cost of the spousal survivor annuity benefit is fully subsidized by EIX and SCE. For single participants, the single life annuity option is the automatic payment method. Participants can choose to start receiving benefit payments after separation from service or can effectively defer commencement of payments until age 72.

Cash Balance Benefits

Eligible employees have cash balance accounts that earn interest monthly based on the third segment rate of a corporate bond yield curve specified by the Internal Revenue Service for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received for each month the participant has an hour of service with the participating company. An additional credit of $150 per month is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month.

Grandfathered Benefits

Eligible participants (at least age 50 or with 60 combined age and service points as of March 31, 1999) are considered “grandfathered” and accrue benefits under prior plan formulas.

Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas (offset by any profit sharing account balance in the 401(k) Plan) or the value of the new cash balance account.

An actuarial reduction of the normal age 65 benefit applies if a grandfathered participant either terminates prior to age 55 and commences benefits prior to age 65, or retires and commences benefits after attaining age 55 but prior to age 61. The pension benefit commencing at age 55 for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit, while the pension benefit commencing at age 55 for an employee retiring at age 55 with at least five years of service is 77% of the normal age 65 benefit. Lower early retirement reductions are applied for benefit commencement after age 55 but prior to age 61. An unreduced early retirement benefit is available from age 61 through age 64.

No NEO is eligible for grandfathered benefits under the SCE Retirement Plan.

Vesting

Full vesting occurs after three years of service, upon attainment of age 65, or upon death while employed.

Executive Retirement Plan

The Executive Retirement Plan is an unfunded benefit plan permitted by ERISA and designed to allow NEOs and other executives to receive benefits that would be paid under the SCE Retirement Plan or 401(k) Plan but for limitations under ERISA and the Internal Revenue Code, and certain additional benefits. In connection with the adoption of Internal Revenue Code Section 409A, the Executive Retirement Plan was separated into two plan documents in 2008. The grandfathered plan document applies to benefits accrued, determined and vested prior to January 1, 2005, while the 2008 plan document applies to benefits accrued, determined or vested on or after January 1, 2005.

Eligibility and Vesting

Company executives, including the NEOs, are eligible to participate in the Executive Retirement Plan. Benefits vest after five years of service, upon death or disability, or upon qualifying for severance benefits under the Severance Plan.

Final Average Pay Benefit Formula Prior to 2018

Executives who participated in the Executive Retirement Plan prior to January 1, 2018, including all the NEOs, accrued an age 65 benefit calculated using the following final average pay formula:

(1.75% x Total Compensation for each year up to 30 years) + (1% x Total Compensation for each year over 30 years).

Total Compensation is the NEO’s base salary and annual incentive award earned in the 36 consecutive months when the total of these payments was the highest (the 36 months need not be consecutive for those grandfathered in the provisions effective prior to 2008).

Because he was a senior executive prior to January 1, 2006, Mr. Pizarro accrued an additional service percentage of 0.75% per year for his first ten years of service.

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   Executive Compensation

The actual benefit payable is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of 401(k) Plan accounts derived from company profit sharing contributions, if any.

Executive Retirement Account Formula for New Executives After 2017

The Committee changed the Executive Retirement Plan benefit effective January 1, 2018 in order to simplify the plan for new executives and decrease the portion of executives’ compensation and benefits packages not tied directly to performance. An individual who first participates in the plan on or after January 1, 2018 will not receive a final average pay benefit. Instead, the individual’s Executive Retirement Plan benefit will be based on the total credits in his or her Executive Retirement Account (“ERA”). Executives first participating in the Executive Retirement Plan on or after January 1, 2018 receive the following ERA credits: (i) ERA Salary Credits equal to 12% of the differential between the executive’s actual salary for a year and the executive’s earnings taken into account for purposes of determining deferrals under the 401(k) Plan for that year (unless the executive was employed as a non-executive by the Company prior to 2018 and is receiving cash balance credits under the SCE Retirement Plan, in which case the ERA Salary Credits are calculated in the same manner as described in Benefit Formula for Other Executives below); (ii) 12% of the executive’s annual incentive paid under the Executive Incentive Compensation Plan, beginning with the annual incentive for 2018 (“ERA Bonus Credits”); and

(iii) interest on the ERA balance based on the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period preceding September 1 of the prior year (“ERA Interest Credits”). EIX may change the interest rate for ERA Interest Credits on a prospective basis for all plan participants.

Benefit Formula for Other Executives

Individuals who participated in the Executive Retirement Plan prior to 2018 and were executives on January 1, 2018, including all the NEOs, will receive a benefit that is the lesser of: (i) the lump sum value of the final average pay benefit determined as described above in Final Average Pay Benefit Formula Prior to 2018 (determined taking into account service before and after January 1, 2018); or (ii) the sum of (x) the lump sum value of the final average pay benefit determined as described above in Final Average Pay Benefit Formula Prior to 2018 but substituting 1% for 1.75% and 0.5% for 1% in the final average pay benefit formula as to years of service accrued after 2017 and (y) the total credits in the participant’s Executive Retirement Account. The aggregate benefit under the Executive Retirement Plan (i.e., totaling the final average pay benefit, if applicable, and the ERA benefit) is expected to be reduced for most executives and will be unchanged for the rest.

Executives who participated in the Executive Retirement Plan prior to 2018 received the following ERA credits for 2023:

■	2023 Trued-Up Salary Credits equal to: 12% of the executive’s actual salary for 2023; minus an assumed match of 6% of the executive’s earnings taken into account for purposes of determining deferrals under the 401(k) Plan for 2023; minus the executive’s cash balance pay credits for 2023 under the SCE Retirement Plan. If this calculation resulted in a negative number (“Bonus Adjustment”), the executive received no 2023 Trued-Up Salary Credits and the Bonus Adjustment was applied to the executive’s 2023 Trued-Up Bonus Credits.
■	2023 Trued-Up Bonus Credits equal to: 12% of the executive’s actual bonus for 2023 under the EICP; as adjusted downward by applying any Bonus Adjustment.
■	ERA Interest Credits.

Severance Benefit

If an NEO becomes entitled to severance benefits under the Severance Plan, or any successor plan, the NEO will receive additional service and age credits for purposes of the final average pay benefit and/or additional ERA credits, as applicable, to calculate the NEO’s benefit under the Executive Retirement Plan as described under Potential Payments Upon Termination or Change in Control below. These severance benefit protections are provided to attract and retain qualified executives.

Payment of Plan Benefits

Benefits that become payable under the grandfathered plan document are generally payable as follows. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity, paid monthly, with a 50% spousal survivor benefit following the death of the participant (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the longer projected payout period). The cost of this spousal survivor benefit is fully subsidized by EIX and SCE. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy.

Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary termination not for cause, vested benefits will be paid after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all benefits will be forfeited.

Benefits that become payable under the 2008 plan document are generally payable as follows. Participants have sub- accounts for annual accruals for which they may elect payment in the form of a single lump-sum, annual installments, a life annuity with a 50% spousal survivor benefit following the participant’s death, or a contingent annuity. Participants may elect to have their designated form of payment triggered by their separation from service; however, payment will not occur before a participant reaches age 55 other than in the case of death.

60 2024 Proxy Statement ô www.edison.com/investors

Executive Compensation

Payments triggered by separation from service begin upon a specified time following the applicable triggering event. Payments may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code; if payments are delayed after the later of the applicable triggering event or age 55, interest is credited at a rate based on the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period preceding September 1 of the prior year. EIX established this interest rate for all plan participants and may change the interest rate on a prospective basis.

The annuity options available under the 2008 plan document have the same features as the annuity options available under the grandfathered plan document. Account balances payable in installments under the 2008 plan document earn interest at a rate of interest determined in the same manner as described in the preceding paragraph for delayed payments.

The final average pay benefit formula includes benefit reductions for termination prior to age 55, or early retirement after attaining age 55 but prior to age 61, similar to the formula for the SCE Retirement Plan discussed above. If an NEO terminates prior to age 55 but with a total of 68 years of age and service, the benefit formula includes a special early retirement benefit reduction based on the SCE Retirement Plan formula for early retirement. As of December 31, 2023, Mr. Powell was eligible for this special early retirement benefit. An unreduced early retirement benefit is available for retirement at age 61 through age 64. Messrs. Umanoff and Murphy were eligible to receive this benefit as of December 31, 2023.

Non-Qualified Deferred Compensation Table – Fiscal Year 2023

The following table presents information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during 2023, and the total deferred amounts for the NEOs at the end of 2023. All deferrals are under the Executive Deferred Compensation Plan (“EDCP”), except for restricted stock units (“RSUs”) that vested or are considered to have been vested for certain purposes at the end of 2023 as a result of the retirement vesting provisions applicable to such RSUs.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
		Last Fiscal Year(2)	Last Fiscal Year(2)	Last Fiscal Year(3)	Distributions(4)	Fiscal Year End
Name(1)		($)	($)	($)	($)	($)
(a)		(b)	(c)	(d)	(e)	(f)
Pedro J. Pizarro	EDCP	559,887	—	166,698	—	4,432,946
Maria Rigatti	EDCP	—	—	46,617	4,690	1,204,084
Adam S. Umanoff	EDCP	—	—	155,968	—	4,035,772
	RSUs	—	419,472	132,688	347,855	1,329,097
Steven D. Powell	EDCP	436,588	—	30,000	92,976	861,173
J. Andrew Murphy	EDCP	—	—	12,191	22,219	315,380
	RSUs	—	245,650	71,492	189,926	610,476
(1)	The balances shown represent compensation already reportable in the Summary Compensation Table in this and prior Proxy Statements, except for the portion of interest not considered above-market under SEC rules.
(2)	The amounts reported as executive and registrant contributions in 2023 also are included as compensation in the appropriate columns of the Summary Compensation Table above, except as otherwise noted in this footnote (2) with respect to the RSUs awarded to Messrs. Umanoff and Murphy. The RSUs awarded to Messrs. Umanoff and Murphy during 2021, 2022, and 2023 are reported in the Stock Awards column of the Summary Compensation Table above for the year of grant (based on their respective grant date fair values), while in this Non-Qualified Deferred Compensation Table the units that became vested (or deemed vested for certain purposes during 2023 as a result of the retirement vesting provisions applicable to these awards) are reported as registrant contributions based on the closing price of EIX Common Stock on December 29, 2023 (the last NYSE trading day in 2023) and include dividend equivalents accrued as of December 31, 2023. All of the RSUs granted to Messrs. Umanoff and Murphy in 2023 became vested for certain purposes during 2023 as a result of the retirement vesting provisions applicable to these awards. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested for certain purposes at the end of 2023, they had not yet become payable.
(3)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (g) of the Summary Compensation Table above.
(4)	Distributions to Ms. Rigatti were made in accordance with plan terms pursuant to her 2014 termination of employment from Edison Mission Energy, an indirect wholly owned subsidiary of EIX that in 2014 had substantially all of its assets and liabilities discharged in bankruptcy or transferred to third parties. Distributions to Messrs. Powell and Murphy were made in accordance with plan terms pursuant to their in-service payment elections. The amounts reported in column (e) for Messrs. Umanoff and Murphy for RSUs reflect distributions in 2023 for restricted stock units granted in 2020 that are considered to have become vested for certain purposes but not payable prior to 2023 as a result of the retirement vesting provisions applicable to such awards.

www.edison.com/investors ô 2024 Proxy Statement 61

   Executive Compensation

Executive Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Deferred Compensation Plan was separated into two plan documents. The grandfathered plan document applies to deferrals earned, determined and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals earned, determined or vested on or after January 1, 2005.

Contributions

Each NEO may elect to defer up to 75% of base salary. Each NEO may also elect to defer up to 85% of any annual incentive award earned or 100% of the cash portion (less the tax withholding due in connection with the deferral) of performance share payouts. All such deferrals are fully vested.

The Committee changed the Executive Deferred Compensation Plan effective January 1, 2018 to eliminate matching contributions, in order to simplify the plan and decrease the portion of executives’ compensation and benefits packages not tied directly to performance.

Interest

Amounts deferred (including earnings and matching contributions) accrue interest until paid. The interest crediting rate on each NEO’s account balance is the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period ending September 1. EIX established this interest rate for all plan participants and has discretion to change the interest rate on a prospective basis.

Payment of Grandfathered Benefits

Benefits under the grandfathered plan document may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment. However, if a participant’s employment is terminated without cause, the participant may elect to receive payment at such time or a later date when the participant turns age 55, and the same payment options available for retirement will generally be applicable.

Each NEO was permitted to elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the grandfathered plan document, and deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Certain amounts deferred under the grandfathered plan document may be withdrawn at any time at the election of an NEO; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals without penalty also may be permitted at EIX’s discretion.

Payment of 2008 Plan Benefits

Benefits under the 2008 plan document may be deferred until a specified date, death, or other separation from service. Participants have sub-accounts for each annual deferral for which payment may be elected in the form of a single lump-sum or annual installments.

Payments triggered by separation from service begin upon a specified time following the applicable triggering event. Payments are subject to certain administrative earliest payment date rules and may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

The following plans provide benefits that may become payable to NEOs, depending on the circumstances surrounding their termination of employment with the Company. When listing the potential payments to the NEOs under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurred on December 31, 2023 and that the price per share of EIX Common Stock is equal to the closing price as of the last NYSE trading day in 2023.

2008 Executive Severance Plan

EIX provides severance benefits and change-in-control benefits to executives, including all NEOs, under the 2008 Executive Severance Plan (the “Severance Plan”). In addition, severance benefits are provided through other plans or agreements included in the following description of severance benefits.

To receive any severance benefits, an NEO must release EIX and its affiliates from all claims arising out of the officer’s employment relationship and agree to certain confidentiality and non-solicitation restrictions in favor of EIX and its affiliates.

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Executive Compensation

Severance Benefits – No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is involuntarily terminated without “cause” and other than due to the executive’s “disability” (as these terms are defined in the Severance Plan).

As in effect during 2023, Severance Plan benefits payable upon an involuntary termination without cause include:

■	A lump sum cash payment equal to the total of (i) a year’s base salary at the rate in effect at the time of termination, (ii) an amount equal to the executive’s base salary at the rate in effect at the time of termination multiplied by the executive’s target annual incentive percentage in effect at the time of termination, (iii) an amount equal to a pro-rata portion, based on the weekdays employed in the year of termination, of the executive’s base salary at the rate in effect at the time of termination multiplied by the executive’s target annual incentive percentage in effect at the time of termination, and (iv) if the prior year’s bonus has not yet been paid and is forfeited solely because of the termination, the target bonus amount for the prior year under the annual incentive plan;
■	Eligibility for early retiree health care coverage if the NEO would have been eligible for early retiree health care coverage under the terms of an applicable non-executive severance plan, and if not, then an additional 12 to 18 months of health benefits (no additional health benefits are provided if the NEO is eligible for retiree health care under the terms applicable to non-executive non-severed employees);
■	Reimbursement of up to $20,000 for outplacement costs incurred within two years following separation from service; and
■	Reimbursement for educational costs up to $5,000 or $10,000, whichever is the applicable maximum amount allowed under the applicable non-executive severance plan.

In addition to Severance Plan benefits, other benefits payable to an eligible executive upon an involuntary termination without cause generally include the following (except the references to an additional year of service and age do not apply to individuals who became executives on or after January 1, 2022):

■	An additional year of service and age for purposes of determining eligibility for retirement vesting for outstanding long-term incentives (as described below in “Long-Term Equity”). If the executive does not qualify for retirement vesting with the additional year of service and age, then the following benefits apply: (i) vesting in a pro-rata portion of outstanding stock options and restricted stock units with one additional year of vesting credit applied under the award terms; (ii) vesting in a pro-rata portion of outstanding performance shares that become earned based on Company performance with one additional year of vesting credit applied under the award terms; and (iii) a period of up to one year to exercise any vested stock options;
■	Full vesting and an additional year of service and age credits and/or ERA credits for purposes of calculating the executive’s benefit under the Executive Retirement Plan; and
■	Vesting in any unvested amounts under the Executive Deferred Compensation Plan.

Severance Benefits – Change in Control

The severance benefits described above would be enhanced if the NEO’s employment is terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of EIX. Qualifying reasons are defined to include an involuntary termination of the NEO’s employment for any reason other than cause or disability, or the NEO’s voluntary termination of employment for a “good reason” (as this term is defined in the Severance Plan). Except as noted below, these benefits are not triggered automatically by a change in control absent an actual or constructive termination of the NEO’s employment by the Company without cause.

Upon a qualifying termination, outstanding stock options, restricted stock units and performance shares and related dividend equivalents would become fully vested, with performance shares and related dividend equivalents only becoming earned if actual performance during the performance period results in a payout, and with stock options remaining exercisable for up to three years. Absent a qualifying termination, stock options and performance shares would continue to vest on their normal schedule unless the awards were not continued or assumed.

The EIX 2007 Performance Incentive Plan and terms and conditions of awards under the plan provide for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any dissolution, sale of all or substantially all of the assets or stock, merger or reorganization, or other event where EIX is not the surviving corporation. Following such a transaction, and regardless of whether an NEO’s employment were terminated, outstanding stock options and performance shares and any related dividend equivalents would become fully vested. Options that became vested with a change in control would be exercised prior to the change in control or “cashed-out” in connection with the change-in-control transaction.

Performance shares and related dividend equivalents would be earned based on a shortened performance period. The performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would vest and become payable, if at all, based on EIX’s TSR ranking or achievement of the Core EPS target, as applicable, during the shortened performance period. Any performance shares that became payable during the shortened performance period associated with a change in control would be paid in cash within 74 days after the change in control, and any performance shares that did not become payable would terminate for no value on the date of the change in control.

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   Executive Compensation

In such a change in control transaction described above, the restricted stock units would generally continue to vest and become payable according to their original vesting schedule, unless the restricted stock units are terminated in accordance with special rules under Code Section 409A, in which case they would become fully vested.

For Messrs. Pizarro, Powell, and Umanoff and Ms. Rigatti, the enhanced change-in-control severance benefits would be:

■	Three times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination and the target annual incentive payment amount for the year prior to termination (if applicable) would not be trebled even if payable under the Severance Plan);
■	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);
■	Three years of service and age credits and/or ERA credits under the Executive Retirement Plan (this benefit does not apply to individuals who become executives on or after January 1, 2022); and
■	Reimbursement of up to $50,000 for outplacement costs.

For Mr. Murphy, the enhanced change-in-control severance benefits would be:

■	Two times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination and the target annual incentive payment amount for the year prior to termination (if applicable) would not be doubled even if payable under the Severance Plan);
■	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);
■	Two years of service and age credits and/or ERA credits under the Executive Retirement Plan (this benefit does not apply to individuals who become executives on or after January 1, 2022); and
■	Reimbursement of up to $30,000 for outplacement costs.

Long-Term Equity

If an NEO terminates employment after reaching age 65, or age 61 with five years of service, (i) stock options will vest and continue to become exercisable as scheduled, (ii) performance shares will be retained with vesting based on the applicable performance metrics, and (iii) restricted stock units will vest and become payable as scheduled; in each instance, as though the NEO’s employment had continued through the vesting period and subject to a prorated reduction if the NEO retires within the year of grant. Messrs. Umanoff and Murphy would be eligible for these special vesting provisions upon retirement. If an NEO dies (or, for grants before 2021, becomes disabled) while employed, stock options and restricted stock units will immediately vest and become exercisable and payable, respectively, and performance shares will be retained, with vesting based on the applicable performance metrics.

Deferred Compensation Plans

Upon an NEO’s retirement or other termination of employment, the NEO generally will receive a payout of any non-qualified deferred compensation balances under the Executive Deferred Compensation Plan. The Non-Qualified Deferred Compensation Table and related discussion above describe these deferred compensation balances and payment terms. In the event of involuntary termination not for cause or qualifying termination in a change in control, unvested amounts derived from Company contributions would vest. No NEOs had such unvested amounts as of December 31, 2023.

SCE Retirement Plan and Executive Retirement Plan

In connection with an NEO’s termination of employment, the NEO will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the Executive Retirement Plan. See Pension Benefits Table above for a discussion of these retirement payments and associated survivor benefits.

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Executive Compensation

Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of December 31, 2023 to the NEOs who were employed on that date by EIX or its subsidiaries, in the event of involuntary termination of employment without cause (severance), separation in connection with a change in control of the EIX (enhanced severance), and separation due to death or disability. The amounts reported in the table do not include benefits that would have been payable to the NEO if the triggering event had not occurred.

.

		Enhanced Change
		in Control	Death/
	Severance	Severance(1)	Disability
Name	($)	($)	($)
Pedro J. Pizarro
Lump sum cash	3,290,000	9,870,000	—
Health care coverage(2)	—	—	—
Retirement plan benefits(3)	683,566	2,050,698	—
Equity acceleration(4)	25,136,912	28,556,970	28,556,970
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
Total:	29,140,478	40,537,668	28,556,970
Maria Rigatti
Lump sum cash	1,424,500	4,273,500	—
Health care coverage(2)	—	—	—
Retirement plan benefits(3)	304,194	912,583	—
Equity acceleration(4)	6,301,190	6,301,190	6,301,190
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
Total:	8,059,884	11,547,273	6,301,190
Adam S. Umanoff
Lump sum cash	1,215,000	3,645,000	—
Health care coverage	17,909	26,864	—
Retirement plan benefits(3)	236,932	710,951	—
Equity acceleration(4)	—	—	—
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
Total:	1,499,841	4,442,815	—
Steven D. Powell
Lump sum cash	1,322,750	3,968,250	—
Health care coverage	20,112	30,169	—
Retirement plan benefits(3)	114,406	343,219	—
Equity acceleration(4)	4,065,922	4,764,612	4,764,612
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
Total:	5,553,190	9,166,250	4,764,612
J. Andrew Murphy
Lump sum cash	850,000	1,700,000	—
Health care coverage	17,909	26,864	—
Retirement plan benefits(3)	164,465	328,774	—
Equity acceleration(4)	—	—	—
Reimbursable expenses(5)	30,000	40,000	—
Survivor benefits	—	—	—
Total:	1,062,374	2,095,638	—
(1)	The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed in the “Severance” column.
(2)	Mr. Pizarro and Ms. Rigatti would each have been eligible for retiree health care benefits due to retirement, regardless of eligibility to receive severance benefits.
(3)	The amounts reported for severance and change-in-control severance include the actuarial values of the additional years of age and service that would have been credited under the Executive Retirement Plan for the hypothetical severance and change-in-control severance.
(4)	The values shown for equity acceleration assume (only for purposes of illustration and not as an expectation or projection about the future) that the performance as of December 31, 2023 for outstanding performance shares will continue at the same level through the remainder of the respective performance periods: 2022 and 2023 TSR Performance shares will each have a payment multiplier of 2.00x; and 2022 and 2023 EPS Performance shares will each have a payment multiplier of 1.06x. The values shown also assume that equity awards would be continued following a change-in-control transaction. If equity awards were to be terminated in connection with a change-in-control transaction, triggering accelerated vesting of the awards in connection with the termination of the awards, then the same equity award acceleration value shown in the table above would have been triggered had such a change in control and termination of the awards occurred on December 31, 2023. In such circumstances, that equity acceleration value would not also be included in severance benefits for the NEO as the benefit would have already been provided in connection with the change in control. If Ms. Rigatti had received severance benefits as of December 31, 2023, her equity would have qualified for retirement vesting. The equity held by Messrs. Umanoff and Murphy would have vested due to retirement, regardless of eligibility to receive severance benefits. Disability ceased to be a trigger for equity acceleration beginning with 2021 grants, so the amounts in the column for Death/Disability only show the value upon death for equity acceleration.
(5)	Includes outplacement and educational assistance benefits.

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   Executive Compensation

Pay Versus Performance

This section has been included in this Proxy Statement pursuant to the SEC’s new pay versus performance (“PvP”) disclosure rules. The SEC has developed a new definition of pay, referred to as compensation actually paid (“CAP”), that companies must calculate and compare to both Summary Compensation Table (“SCT”) pay and certain performance measures in the following Pay Versus Performance table.

The Committee does not use CAP as a basis for making compensation decisions. Please refer to the Compensation Discussion and Analysis above for a description of how we use our compensation program to drive performance.

In accordance with the PvP rules, the following Pay Versus Performance Table summarizes the relationship between SCT pay, CAP and our financial performance for the years shown in the table for our CEO and our other Named Executive Officers (in this discussion, our CEO is also referred to as our principal executive officer or “PEO,” and our Named Executive Officers other than our CEO are referred to as our “Non-PEO NEOs”).

PAY VERSUS PERFORMANCE TABLE

					Value of Initial Fixed $100
			Average		Investment Based On:
			Summary	Average
	Summary		Compensation	Compensation
	Compensation	Compensation	Table Total	Actually Paid to		PHLX Utility	EIX Net
	Table Total	Actually	for Non-PEO	Non-PEO	EIX	Sector Index	Income(5)	EIX Core
Year	for CEO(1)(2)	Paid to CEO(3)	NEOs(1)(2)	NEOs(3)	TSR(4)	TSR(4)	(Millions)	EPS(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$14,881,111	$22,827,198	$3,411,388	$4,573,893	$113.30	$111.05	$1,407	$4.76
2022	$12,191,229	$11,737,696	$2,682,477	$2,693,250	$96.54	$122.25	$824	$4.61
2021	$14,364,340	$20,039,901	$3,150,435	$4,001,757	$99.07	$121.46	$925	$4.62
2020	$15,785,999	$5,705,558	$3,519,193	$1,589,352	$87.21	$102.72	$871	$4.65
(1)	Mr. Pizarro was our CEO for each of the four years included in the table above. For 2020, our Non-PEO NEOs were Ms. Rigatti, Mr. Umanoff, Kevin M. Payne (SCE’s President and CEO in 2020 and 2021 through Nov. 30, 2021), and J. Andrew Murphy (EIX SVP through July 2023 and President and CEO of Edison Energy since July 2023). For 2021, our Non-PEO NEOs were Ms. Rigatti and Messrs. Umanoff, Powell, Murphy, and Payne. For 2022, our Non-PEO NEOs were Ms. Rigatti, Messrs. Umanoff and Powell, and Caroline Choi (who is still an EIX and SCE SVP). For 2023, our Non-PEO NEOs are Ms. Rigatti and Messrs. Umanoff, Powell, and Murphy.
(2)	The dollar amounts reported in column (b) are the amounts reported for Mr. Pizarro (our CEO) for each of the corresponding years in the “Total” column of the Summary Compensation Table in each applicable year. The dollar amounts reported in column (d) represent the average of the amounts reported for our Non-PEO NEOs as a group (excluding Mr. Pizarro) in the “Total” column of the Summary Compensation Table in each applicable year.
(3)	For purposes of this table, the CAP for each of our NEOs means the NEO’s total compensation as reflected in the SCT for the applicable year and adjusted for the following with respect to each NEO:
■	Less the aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan included in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the SCT for the applicable year,
■	Plus the pension service cost for the applicable year (there was no prior service cost for the NEOs for the fiscal years covered by the table),
■	Less the amounts reported in the “Stock Awards” and “Option Awards” columns of the SCT for the applicable year,
■	Plus the year-end value of EIX LTI awards granted in the covered fiscal year that were outstanding and unvested at the end of the covered fiscal year,
■	Plus/(less) the change in value as of the end of the covered fiscal year as compared to the end of the prior fiscal year for EIX LTI awards that were granted in prior years and were outstanding and unvested at the end of the covered fiscal year,
■	Plus the vesting date value of EIX LTI awards which were granted and vested during the same covered fiscal year (none of EIX’s LTI awards granted to NEOs during the fiscal years covered by the table vested in the year of grant),
■	Plus/(less) the change in value as of the vesting date as compared to the end of the prior fiscal year for awards that were granted in prior years and vested in the covered fiscal year,
■	Less, as to any EIX LTI awards that were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year (none of EIX’s LTI awards granted to NEOs in prior fiscal years were forfeited during the fiscal years covered by the table),
■	Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested EIX LTI awards (no dividends or dividend equivalents are credited with respect to EIX options and, for other EIX LTI awards, the crediting of dividend equivalents has been taken into account in determining the applicable year-end or vesting date value of the award),
■	Plus, as to an EIX LTI award that is materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of EIX’s LTI awards held by the NEOs were materially modified during the fiscal years covered by the table).

The table above reflects the CAP for our CEO and the average of the CAPs determined for the Non-PEO NEOs.

66 2024 Proxy Statement ô www.edison.com/investors

Executive Compensation

The following table provides a reconciliation of the SCT Total to CAP for our CEO.

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO	2020	2021	2022	2023

Summary Compensation Table Total	$15,785,999	$14,364,340	$12,191,229	$14,881,111

- Aggregate Change in Actuarial Present Value of Accumulated Pension Value Included in the SCT	$(5,387,582)	$(3,187,737)	$0	$(2,494,851)

+ Pension Service Cost	$366,188	$341,921	$732,343	$673,109

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(7,417,623)	$(7,647,587)	$(8,768,150)	$(9,100,190)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$7,488,037	$13,800,409	$9,536,342	$11,501,616

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(4,838,500)	$2,713,850	$(1,221,846)	$5,112,984

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(290,962)	$(345,295)	$(732,222)	$2,253,420

Compensation Actually Paid	$5,705,558	$20,039,901	$11,737,696	$22,827,198

The following table provides a reconciliation of the average of the SCT Total for the Non-PEO NEOs for a fiscal year to the average of the CAP for the Non-PEO NEOs for that fiscal year.

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year
Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	2020	2021	2022	2023

Summary Compensation Table Total	$3,519,193	$3,150,435	$2,682,477	$3,411,388

- Aggregate Change in Actuarial Present Value of Accumulated Pension Value Included in the SCT	$(1,050,375)	$(598,406)	$(61,312)	$(599,130)

+ Pension Service Cost	$84,694	$108,558	$230,453	$217,092

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(1,354,502)	$(1,290,029)	$(1,375,761)	$(1,550,274)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$1,367,354	$2,246,445	$1,496,288	$1,959,371

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(920,735)	$438,009	$(176,858)	$790,838

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(56,277)	$(53,254)	$(102,037)	$344,608

Compensation Actually Paid	$1,589,352	$4,001,757	$2,693,250	$4,573,893

(4)	EIX TSR represents cumulative total shareholder return on a fixed investment of $100 in the EIX’s common stock for the period beginning on the last trading day of 2019 through the end of the applicable fiscal year and is calculated assuming the reinvestment of dividends. PHLX Utility Sector Index TSR represents cumulative total shareholder return on a fixed investment of $100 in the PHLX Utility Sector Index for the period beginning on the last trading day of 2019 through the end of the applicable fiscal year and is calculated assuming the reinvestment of dividends.
(5)	This column shows EIX’s GAAP net income for each fiscal year covered by the table.
(6)	This column shows EIX’s Core EPS (as measured for EPS performance shares) for each fiscal year covered by the table. See Performance Share Awards: Core EPS Metric above for more information about the calculation of this metric.

www.edison.com/investors ô 2024 Proxy Statement 67

   Executive Compensation

RELATIONSHIP BETWEEN CAP AND TSR

The following chart shows the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last four years and EIX’s total shareholder return and the total shareholder return for the PHLX Utility Sector Index (each calculated as described in footnote 4 to the Pay Versus Performance Table above) over that period of time. A significant portion of our NEOs’ compensation consists of equity awards, a portion of which is tied directly to our TSR results; thus, CAP moved in alignment with our total shareholder return during the 2020-2023 period.

RELATIONSHIP BETWEEN CAP AND GAAP NET INCOME

The following chart shows the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last four years and EIX’s GAAP net income for each of those years.

68 2024 Proxy Statement ô www.edison.com/investors

Executive Compensation

RELATIONSHIP BETWEEN CAP AND CORE EPS

The following chart shows the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last four years and EIX’s Core EPS (as measured for EPS performance shares) for each of those years. See Performance Share Awards: Core EPS Metric above for more information about the calculation of this metric. EIX’s three-year average annual Core EPS measured against target levels is used to determine payouts for our NEOs’ EPS performance shares.

2023 PERFORMANCE MEASURES

In accordance with PvP rules, the following is an unranked list of EIX’s financial performance measures we consider most important in linking the CAP for our NEOs for 2023 with EIX’s performance.

■	Core EPS (see Performance Share Awards: Core EPS Metric above)
■	Relative total shareholder return (see Performance Share Awards: TSR Metric above)
■	Core earnings (see Annual Incentive Awards above)

In addition to the financial performance measures listed above, the Company views its stock price (which is the performance metric for our stock options; in addition, the value of all of our equity awards is dependent on the Company’s stock price) and all of the goals for the Company’s annual incentive awards as key drivers of performance in achieving the Company’s safety, operational, financial and strategic goals. The Company views its safety and resiliency goals as particularly important, as reflected by the weighting of the safety and resiliency goal category for the Company’s 2023 annual incentive awards (50% for EIX and 55% for SCE), plus the safety and compliance foundation goals.

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   Executive Compensation

CEO Pay-Ratio Disclosure

Pursuant to the Securities Exchange Act of 1934, as amended, EIX is required to disclose in this Proxy Statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all employees of EIX and its consolidated subsidiaries other than our CEO (collectively, “EIX Employees”).

Based on SEC rules for this disclosure and applying the median employee identification process described below, EIX has determined that the EIX CEO’s total compensation for 2023 was $14,881,111, and the total 2023 compensation of the median EIX Employee was $182,831. Accordingly, EIX estimates the ratio of the EIX CEO’s total compensation for 2023 to the total 2023 compensation of the median EIX Employee to be 81 to 1.

As of December 31, 2023, EIX and its consolidated subsidiaries had approximately 14,552 employees globally, with approximately 14,266 employees based in the U.S. and approximately 286 employees located across eight jurisdictions outside of the U.S. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees account for five percent (5%) or less of the company’s total number of employees.

EIX applied this de minimis exemption when identifying the median EIX Employee by excluding all employees located outside of the U.S. Excluded employee count by each non-U.S. jurisdiction was approximately as follows: Bosnia and Herzegovina 188; United Kingdom 72; Canada 8; Germany 6; Mexico 5; Netherlands 5; Romania 1; and Spain 1. Such excluded employees represented approximately 2% of the total number of employees of EIX and its consolidated subsidiaries as of December 31, 2023.

After applying the de minimis exemption, EIX identified the median EIX Employee based on the compensation reported to the Internal Revenue Service in Box 5 of Form W-2 for 2023 (“2023 W-2 Compensation”)(1) for the approximately 14,266 individuals employed in the United States by EIX or one of its consolidated subsidiaries on December 31, 2023. All such EIX Employees employed on December 31, 2023 in the U.S. were included in EIX’s determination of the applicable median whether employed on a full-time, part-time, or seasonal basis. EIX did not make any assumptions, adjustments or estimates with respect to the 2023 W-2 Compensation and did not annualize the 2023 W-2 Compensation for any such employees who were not employed for all of 2023.

The total annual compensation for 2023 for the median EIX Employee and for our CEO was determined using the same rules that apply to reporting NEO compensation in the “Total” column of the Summary Compensation Table above.

[1]

In the case of employees employed in the United States who are nonresident aliens not subject to Medicare tax on compensation from EIX or its subsidiaries (i.e., EIX and its subsidiaries do not report their compensation in Box 5 of Form W-2), EIX determined their 2023 W-2 Compensation for purposes of this pay-ratio disclosure as though it were required to report their compensation in Box 5 of Form W-2.

70 2024 Proxy Statement ô www.edison.com/investors

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V30231-P02061 WHEN PROPERLY EXECUTED, THIS PROXY CARD WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ITEMS 1, 2 AND 3, AND "AGAINST" ITEM 4. 2. Ratification of the Independent Registered Public Accounting Firm 3. Advisory Vote to Approve Executive Compensation 4. Shareholder Proposal Regarding Lobbying NOTE: These shares may be voted on such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote "FOR" the following proposals: The Board of Directors recommends you vote "AGAINST" the following proposal: For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! EDISON INTERNATIONAL ATTN: CORPORATE GOVERNANCE 2244 WALNUT GROVE AVENUE ROSEMEAD, CA 91770 EDISON INTERNATIONAL 1. Election of Directors: 1c. Vanessa C.L. Chang 1b. Michael C. Camuñez 1a. Jeanne Beliveau-Dunn 1i. Linda G. Stuntz 1h. Carey A. Smith 1e. Timothy T. O'Toole 1d. James T. Morris 1f. Pedro J. Pizarro 1g. Marcy L. Reed 1j. Peter J. Taylor 1k. Keith Trent ! ! ! Please sign exactly as your name(s) appear(s) on this card. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this card. For Against Abstain ! ! ! ! ! ! VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. You may vote 24 hours a day, 7 days a week, until 8:59 p.m. Pacific Time on April 24, 2024, except for Edison 401(k) Savings Plan shareholders who must vote by 8:59 p.m. Pacific Time on April 23, 2024. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone phone to transmit your voting instructions. You may vote 24 hours a day, 7 days a week, until 8:59 p.m. Pacific Time on April 24, 2024, except for Edison 401(k) Savings Plan shareholders who must vote by 8:59 p.m. Pacific Time on April 23, 2024. Have your proxy card in hand when you call and follow the instructions to vote. VOTE BY MAIL Mark, sign and date your proxy card and return it in the envelope provided or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by Broadridge by 9:00 a.m. Pacific Time on April 25, 2024, except proxy cards for Edison 401(k) Savings Plan shareholders must be received by Broadridge by 8:59 p.m. Pacific Time on April 23, 2024. SCAN TO VIEW MATERIALS & VOTEw

V30232-P02061 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.edison.com/annualmeeting. EDISON INTERNATIONAL Annual Meeting — April 25, 2024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PEDRO J. PIZARRO and MARIA RIGATTI are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Edison International to be held at Edison International, 2244 Walnut Grove Avenue, Rosemead, CA 91770, on April 25, 2024, at 9:00 a.m., Pacific Time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side. The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED "FOR" ITEMS 1, 2 AND 3, AND "AGAINST" ITEM 4. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting. VOTING INSTRUCTIONS TO THE EDISON INTERNATIONAL STOCK FUND TRUSTEE, STATE STREET BANK AND TRUST COMPANY: If the undersigned holds shares through the Edison 401(k) Savings Plan, this card also provides the following voting instructions to the Edison International stock fund trustee. The Edison International stock fund trustee is instructed to vote confidentially the shares of stock credited and conditionally credited to the undersigned’s account as of March 4, 2024. The undersigned understands that the stock will be voted as directed provided the Edison International stock fund trustee or its agent receives this card by 8:59 p.m., Pacific Time, on April 23, 2024, and all stock for which the Edison International stock fund trustee or its agent has not received instructions by this card at the designated time will be voted in the same proportion to the 401(k) Savings Plan shares voted by other 401(k) Savings Plan participants, unless contrary to ERISA. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD. See reverse for voting instructions. 2024 ANNUAL MEETING OF SHAREHOLDERS Thursday, April 25, 2024 9:00 a.m. Pacific Time Edison International 2244 Walnut Grove Avenue Rosemead, CA 91770 Requirements to Attend the Annual Meeting Please review Meeting and Voting Information in the Proxy Statement for important requirements to attend the Annual Meeting.

Your Vote Counts! Smartphone users Point your camera here and vote without entering a control number For complete information and to vote, visit www.ProxyVote.com Control # V30250-P02061 EDISON INTERNATIONAL ATTN: CORPORATE GOVERNANCE 2244 WALNUT GROVE AVENUE ROSEMEAD, CA 91770 EDISON INTERNATIONAL 2024 Annual Meeting of Shareholders Vote by April 24, 2024 8:59 p.m. PT. For shares held in the Edison 401(k) Savings Plan, vote by April 23, 2024 8:59 p.m PT. You invested in EDISON INTERNATIONAL and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on April 25, 2024. Get informed before you vote View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the materials by requesting prior to April 11, 2024. If you would like to request a copy of the materials for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. Vote in Person at the Meeting* April 25, 2024 9:00 a.m. Pacific Time Edison International 2244 Walnut Grove Avenue Rosemead, CA 91770 *Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote at www.ProxyVote.com Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Delivery Settings”. V30251-P02061 Voting Items Board Recommends THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters. 1. Election of Directors: 1a. Jeanne Beliveau-Dunn For 1b. Michael C. Camuñez For 1c. Vanessa C.L. Chang For 1d. James T. Morris For 1e. Timothy T. O’Toole For 1f. Pedro J. Pizarro For 1g. Marcy L. Reed For 1h. Carey A. Smith For 1i. Linda G. Stuntz For 1j. Peter J. Taylor For 1k. Keith Trent For 2. Ratification of the Independent Registered Public Accounting Firm For 3. Advisory Vote to Approve Executive Compensation For 4. Shareholder Proposal Regarding Lobbying NOTE: These shares may be voted on such other business as may properly come before the meeting or any adjournment thereof. Against